As filed with the Securities and Exchange Commission on March 20, 2006

Registration No. 333-__________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Newport Bancorp, Inc.

and

Newport Federal Savings Bank Employees’ Savings & Profit Sharing Plan and Trust

(Exact name of registrant as specified in its charter)

Maryland	6035	20-4465271
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

100 Bellevue Avenue

Newport, Rhode Island 02840

(401) 847-5500

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Kevin M. McCarthy

President and Chief Executive Officer

Newport Bancorp, Inc.

100 Bellevue Avenue

Newport, Rhode Island 02840

(401) 847-5500

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Lawrence M.F. Spaccasi, Esquire	P. Ross Bevan, Esquire
Lori M. Beresford, Esquire	Elias, Matz, Tiernan & Herrick L.L.P.
Muldoon Murphy & Aguggia LLP	734 15th Street, 12th Floor
5101 Wisconsin Avenue, NW	Washington, DC 20005
Washington, DC 20016	(202) 347-0300
(202) 362-0840

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock $.01 par value	4,959,375 Shares (1)	$10.00	$49,593,750	$5,307
Participation Interests	(3)	—	$4,569,000	(4)

(1)	Includes shares of common stock to be issued to NewportFed Charitable Foundation, a private foundation.

(2)	Estimated solely for the purpose of calculating the registration fee.

(3)	In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(4)	The securities of Newport Bancorp, Inc. to be purchased by the Newport Federal Savings Bank Employee’s Savings & Profit Sharing Plan are included in the amount shown for common stock. Accordingly, no separate fee is required for the participation interests. In accordance with Rule 457(h) of the Securities Act, as amended, the registration fee has been calculated on the basis of the number of shares of common stock that may be purchased with the current assets of such Plan.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

Prospectus Supplement

INTERESTS IN

NEWPORT FEDERAL SAVINGS BANK

EMPLOYEES’ SAVINGS & PROFIT SHARING PLAN AND TRUST

AND

OFFERING OF 456,900 SHARES OF

NEWPORT BANCORP, INC.

COMMON STOCK ($.01 PAR VALUE)

This prospectus supplement relates to the offer and sale to participants in the Newport Federal Savings Bank Employees’ Savings & Profit Sharing Plan and Trust of participation interests and shares of common stock of Newport Bancorp, Inc.

401(k) Plan participants may direct Bank of New York, the trustee for the Newport Bancorp, Inc. Stock Fund, to use their current account balances to subscribe for and purchase shares of Newport Bancorp, Inc. common stock through the Newport Bancorp, Inc. Stock Fund. Based upon the value of the 401(k) Plan assets as of March 1, 2006, the Newport Bancorp, Inc. Stock Fund trustee may purchase up to 456,900 shares of Newport Bancorp, Inc. common stock, assuming a purchase price of $10.00 per share. This prospectus supplement relates to the election of 401(k) Plan participants to direct the Newport Bancorp, Inc. Stock Fund trustee to invest all or a portion of their 401(k) Plan accounts in Newport Bancorp, Inc. common stock.

The prospectus dated __________________, 2006 of Newport Bancorp, Inc., which we have attached to this prospectus supplement, includes detailed information regarding the conversion of Newport Federal Savings Bank from the mutual to the stock form of organization, and the financial condition, results of operations and business of Newport Federal Savings Bank. This prospectus supplement provides information regarding the Plan. You should read this prospectus supplement together with the prospectus and keep both for future reference.

Please refer to “Risk Factors” beginning on page __ of the prospectus.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision, the Federal

Deposit Insurance Corporation, nor any other state or federal agency or any state securities commission, has approved or disapproved these securities. Any representation to the contrary is a criminal offense.

These securities are not deposits or accounts and are not insured or guaranteed by the

Federal Deposit Insurance Corporation or any other government agency.

This prospectus supplement may be used only in connection with offers and sales by Newport Bancorp, Inc. of interests or shares of common stock under the Plan to employees of Newport Federal Savings Bank. No one may use this prospectus supplement to reoffer or resell interests or shares of common stock acquired through the Plan.

You should rely only on the information contained in this prospectus supplement and the attached prospectus. Newport Bancorp, Inc., Newport Federal Savings Bank and the Plan have not authorized anyone to provide you with information that is different.

This prospectus supplement does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. Neither the delivery of this prospectus supplement and the prospectus nor any sale of common stock shall under any circumstances imply that there has been no change in the affairs of Newport Federal Savings Bank or the Plan since the date of this prospectus supplement, or that the information contained in this prospectus supplement or incorporated by reference is correct as of any time after the date of this prospectus supplement.

The date of this Prospectus Supplement is ______________, 2006.

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THE OFFERING

Securities Offered

The securities offered in connection with this prospectus supplement are participation interests in the Plan. Assuming a purchase price of $10.00 per share, the trustee may acquire up to 456,900 shares of Newport Bancorp, Inc. common stock for the Newport Bancorp, Inc. Stock Fund. The interests offered under this prospectus supplement are conditioned on the completion of the mutual to stock conversion of Newport Federal Savings Bank. Your investment in the Newport Bancorp, Inc. Stock Fund in connection with the mutual to stock conversion of Newport Federal Savings Bank is also governed by the purchase priorities contained in the plan of conversion. See the “Limitations on Purchases of Shares” section of the prospectus attached to this prospectus supplement for a discussion of the purchase priorities contained in the plan of conversion.

This prospectus supplement contains information regarding the Plan. The attached prospectus contains information regarding the mutual to stock conversion of Newport Federal Savings Bank and the financial condition, results of operations and business of Newport Federal Savings Bank. The address of the principal executive office of Newport Federal Savings Bank is 100 Bellevue Avenue, Newport, Rhode Island 02840-3231. The telephone number of Newport Federal Savings Bank is (401) 847-5500.

Election to Purchase Newport Bancorp, Inc. Common Stock in the Conversion

In connection with the mutual to stock conversion of Newport Federal Savings Bank, the Plan will permit you to direct the trustee to transfer all or part of the funds which represent your current beneficial interest in the assets of the Plan to the Newport Bancorp, Inc. Stock Fund. The trustee of the Plan will subscribe for Newport Bancorp, Inc. common stock offered for sale in connection with the conversion in accordance with each participant’s direction. If there is not enough common stock in the conversion to fill all subscriptions, the common stock will be apportioned and the trustee for the Plan may not be able to purchase all of the common stock you requested. In such case, the trustee may purchase shares in the open market, on your behalf, after the conversion to fulfill your initial request, if you so elect. Such purchases may be at prices higher than the initial public offering price.

All plan participants are eligible to direct a transfer of funds to the Newport Bancorp, Inc. Stock Fund. However, such directions are subject to the purchase priorities in the plan of conversion. Your order will be filled based on your status as an eligible account holder or supplemental eligible account holder. An eligible account holder is a depositor who has $50.00 or more on deposit at Newport Federal Savings Bank or Westerly Savings Bank as of May 31, 2004. A supplemental eligible account holder is a depositor who has $50.00 or more on deposit at Newport Federal Savings Bank as of March 31, 2006. No eligible account holder or supplemental eligible account holder may purchase more than $200,000 of Newport Bancorp, Inc. common stock in the offering. If you fall into one of the above subscription offering categories, you have subscription rights to purchase shares of common stock in the offering and you may use funds in the Plan account to pay for the shares of Newport Bancorp, Inc. common stock which you are eligible to purchase.

Value of Participation Interests

As of March 1, 2006, the market value of the assets of the Plan equaled approximately $4,569,000. The plan administrator has informed each participant of the value of his or her beneficial interest in the Plan as of December 31, 2005. The value of Plan assets represents past contributions to the Plan on your behalf, plus or minus earnings or losses on the contributions, less previous withdrawals and loans.

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Method of Directing Transfer

Enclosed with this prospectus supplement is a form for you to direct a transfer to the Newport Bancorp, Inc. Stock Fund (the “Change of Investment Allocation Form”). If you wish to transfer all, or part, in multiples of not less than 1%, of your beneficial interest in the assets of the Plan to the Newport Bancorp, Inc. Stock Fund, you should complete the Change of Investment Allocation Form. If you do not wish to make such an election at this time, you do not need to take any action. The minimum investment in the Newport Bancorp, Inc. Stock Fund during the initial public offering is $250.

Time for Directing Transfer

The deadline for submitting a direction to transfer amounts to the Newport Bancorp, Inc. Stock Fund in connection with the conversion is _______________, 2006. You should return the Change of Investment Allocation Form to Judy Tucker by __:__ p.m. on ________________, 2006.

Irrevocability of Transfer Direction

Once you submit your Change in Investment Allocation Form you cannot change your direction to transfer amounts credited to your account in the Plan to the Newport Bancorp, Inc. Stock Fund prior to the completion of the conversion. Following the closing of the Newport Bancorp, Inc. initial public offering and initial purchase of shares in the Newport Bancorp, Inc. Stock Fund, you will be able to change your investment directions in accordance with the terms of the Plan.

Purchase Price of Newport Bancorp, Inc. Common Stock

The trustee will use the funds transferred to the Newport Bancorp, Inc. Stock Fund to purchase shares of Newport Bancorp, Inc. common stock in the conversion. The trustee will pay the same price for shares of Newport Bancorp, Inc. common stock as all other persons who purchase shares of Newport Bancorp, Inc. common stock in the offering. If there is not enough common stock in the offering to fill all subscriptions, the common stock will be apportioned and the trustee for the Plan may not be able to purchase all of the common stock you requested. In such case, you may direct the trustee to purchase shares on your behalf after the conversion in the open market, to fulfill your initial request. Such purchases may be at prices higher or lower than the initial public offering price.

Nature of a Participant’s Interest in Newport Bancorp, Inc. Common Stock

The trustee will hold Newport Bancorp, Inc. common stock in the name of the Plan. The trustee will credit shares of common stock acquired at your direction to your account under the Plan. Therefore, earnings with respect to your account will not be affected by the investment designations of other participants in the Plan.

Voting and Tender Rights of Newport Bancorp, Inc. Common Stock

The trustee generally will exercise voting and tender rights attributable to all Newport Bancorp, Inc. common stock held by the Newport Bancorp, Inc. Stock Fund as directed by participants with interests in the Newport Bancorp, Inc. Stock Fund. With respect to each matter as to which holders of Newport Bancorp, Inc. common stock have a right to vote, you will be given voting instruction rights reflecting your proportionate interest in the Newport Bancorp, Inc. Stock Fund. The number of shares of Newport Bancorp, Inc. common stock held in the Newport Bancorp, Inc. Stock Fund that are voted for and against on each matter will be proportionate to the number of voting instruction rights exercised in

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such manner. If there is a tender offer for Newport Bancorp, Inc. common stock, the Plan provides that each participant will be allotted a number of tender instruction rights reflecting such participant’s proportionate interest in the Newport Bancorp, Inc. Stock Fund. The percentage of shares of Newport Bancorp, Inc. common stock held in the Newport Bancorp, Inc. Stock Fund that will be tendered will be the same as the percentage of the total number of tender instruction rights that are exercised in favor of the tender offer. The remaining shares of Newport Bancorp, Inc. common stock held in the Newport Bancorp, Inc. Stock Fund will not be tendered. The Plan makes provisions for participants to exercise their voting instruction rights and tender instruction rights on a confidential basis.

DESCRIPTION OF THE PLAN

Introduction

Effective April 1, 2006, Newport Federal Savings Bank amended and restated its 401(k) Plan in its entirety into the Newport Federal Savings Bank Employees’ Savings & Profit Sharing Plan and Trust. Newport Federal Savings Bank intends for the Plan to comply, in form and in operation, with all applicable provisions of the Internal Revenue Code and the Employee Retirement Income Security Act of 1974, as amended, or “ERISA.” Newport Federal Savings Bank may change the Plan from time to time in the future to ensure continued compliance with these laws. Newport Federal Savings Bank may also amend the Plan from time to time in the future to add, modify, or eliminate certain features of the plan, as it sees fit. As a plan governed by ERISA, federal law provides you with various rights and protections as a plan participant. Although the Plan is governed by many of the provisions of ERISA, your benefits under the plan are not guaranteed by the Pension Benefit Guaranty Corporation.

Reference to Full Text of the Plan. The following portions of this prospectus supplement provide an overview of the material provisions of the Plan. Newport Federal Savings Bank qualifies this overview in its entirety by reference to the full text of the Plan. You may obtain copies of the full Plan document by sending a request to Judy Tucker at Newport Federal Savings Bank. You should carefully read the full text of the Plan document to understand your rights and obligations under the plan.

Eligibility and Participation

Eligible employees who are at least 21 years of age may begin contributing to the Plan on the first day of the month following the completion of 500 hours of service with Newport Federal Savings Bank during a consecutive six (6) month time period.

As of March 1, 2006, 56 of the 70 employees at Newport Federal Savings Bank elected to participate in the Plan.

Contributions Under the Plan

Plan Participant Contributions. Subject to certain IRS limitations, the Plan permits each participant to make bi-weekly contributions to the Plan equal to 50% of the participant’s compensation. Participants may change their rate of contribution with respect to pre-tax deferrals once a month. For purposes of the 401(k) Plan, a participant’s compensation is defined as that amount reported in Box 1 of the participant’s Form W-2.

Newport Federal Savings Bank Contributions. The Plan provides that Newport Federal Savings Bank may make matching contributions. Newport Federal Savings Bank matches 100% of each

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participant’s deferrals up to 3% of compensation and 50% on the next 2% of compensation. The matching contribution has been adopted in accordance with a “safe harbor” formula.

Limitations on Contributions

Limitation on Employee Salary Deferral. Although the Plan permits you to defer up to 50% of your compensation, by law your total deferrals under the Plan, together with similar plans, may not exceed $15,000 for 2006. Employees who are age 50 and over may make additional catch-up contributions to the Plan, up to $5,000 for 2006. The Internal Revenue Service will periodically increase this annual limitation. Contributions in excess of this limitation, or excess deferrals, will be included in an affected participant’s gross income for federal income tax purposes in the year they are made. In addition, a participant will have to pay federal income taxes on any excess deferrals when distributed by the Plan to the participant, unless the excess deferral and any related income allocable is distributed to the participant not later than the first April 15th following the close of the taxable year in which the excess deferral is made. Any income on the excess deferral that is distributed not later than such date shall be treated, for federal income tax purposes, as earned and received by the participant in the taxable year in which the distribution is made.

Limitations on Annual Additions and Benefits. Under the requirements of the Internal Revenue Code, the Plan provides that the total amount of contributions and forfeitures (annual additions) credited to a participant during any year under all defined contribution plans of Newport Federal Savings Bank (including the Plan and the proposed Newport Federal Savings Bank Employee Stock Ownership Plan) may not exceed the lesser of 100% of the participant’s compensation, or $44,000 for 2006.

Limitation on Plan Contributions for Highly Compensated Employees. Special provisions of the Internal Revenue Code limit the amount of salary deferrals and matching contributions that may be made to the Plan in any year on behalf of highly compensated employees in relation to the amount of deferrals and matching contributions made by or on behalf of all other employees eligible to participate in the Plan. If these limitations are exceeded, the level of deferrals by highly compensated employees must be adjusted.

In general, a highly compensated employee includes any employee who (1) was a five percent owner of the sponsoring employer at any time during the year or preceding year, or (2) had compensation for the preceding year in excess of $100,000 and, if the sponsoring employer so elects, was in the top 20% of employees by compensation for such year. The dollar amounts in the foregoing sentence are for 2006, but may be adjusted periodically by the IRS.

Top-Heavy Plan Requirements. If for any calendar year the Plan is a Top-Heavy Plan, then Newport Federal Savings Bank may be required to make certain minimum contributions to the Plan on behalf of non-key employees.

In general, the Plan will be treated as a “Top-Heavy Plan” for any calendar year if, as of the last day of the preceding calendar year, the aggregate balance of the accounts of participants who are Key Employees exceeds 60% of the aggregate balance of the accounts of all participants. Key Employees generally include any employee who, at any time during the calendar year or any of the four preceding years, is:

(1)	an officer of Newport Federal Savings Bank having annual compensation in excess of $140,000 who is in an administrative or policy-making capacity,

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(2)	a person who owns, directly or indirectly, more than 5% of the stock of Newport Bancorp, Inc., or stock possessing more than 5% of the total combined voting power of all stock of Newport Bancorp, Inc., or

(3)	a person who owns, directly or indirectly, combined voting power of all stock and more than 1% of the total stock of Newport Bancorp, Inc. and has annual compensation in excess of $150,000.

The foregoing dollar amounts are for 2006.

401(k) Plan Investments

Assets in the Plan Trust are invested in the funds specified below. The annual percentage return on these funds (net of fees) for the prior three Plan years ending December 31 was:

	2005	2004	2003
International Stock Fund 600	13.0%	19.70%	37.10%
Nasdaq 100 Stock Fund 520	1.0%	9.90%	48.30%
Russell 2000 Stock Fund 510	4.2%	17.70%	46.00%
S&P Midcap Stock Fund 500	12.0%	16.10%	35.10%
S&P Growth Stock Fund 420	3.5%	5.50%	24.90%
S&P Value Stock Fund 410	5.3%	15.10%	30.70%
S&P 500 Stock Fund 400	4.4%	10.30%	28.00%
US REIT Index Fund 530	11.9%	*	*
Long Treasury Index Fund 300 (Govt Bond)	7.1%	8.40%	1.30%
Stable Value Fund 210	3.7%	3.60%	4.30%
Short Term Investment Fund 200 (Money Market)	2.9%	1.10%	0.90%
Income Plus Asset Allocation Fund 100	4.9%	6.60%	11.70%
Growth & Income Asset Allocation Fund 111	5.7%	9.90%	19.70%
Growth Asset Allocation Fund 120	6.7%	12.80%	28.30%

*	The US REIT Index Fund was first offered on January 1, 2005

The following is a brief description of the above noted funds.

Pentegra Fund 100—Income Plus Asset Allocation Fund. Invests in a diversified portfolio of approximately 75% U.S. bonds, money market instruments and stable value instruments, and 25% in U.S. and international stocks selected from major indexes. Intended for short-to medium-term investors seeking lower-risk portfolio diversified investments with the potential for some capital appreciation over time.

Pentegra Fund 110—Growth & Income Asset Allocation Fund. Invests in a diversified portfolio of approximately 55% U.S. and international stocks, with the remaining 45% held in U.S. fixed income and stable value investments. Intended for long-term investors seeking a moderate total portfolio solution with the potential for moderate capital appreciation over time.

Pentegra Fund 120—Growth Asset Allocation Fund. Invests primarily in stocks (85%), divided among U.S. stocks and international stocks, with the remaining 15% target allocation invested in fixed income and stable value instruments. Intended for long-term investors who can withstand the potential risk for short-term price swings while seeking a potential high return total portfolio solution over time.

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Pentegra Fund 200—Short Term Investment Fund. Invests in high-quality money market securities and other short-term debt instruments. Most of the investments in the Fund may have a range of maturity from overnight to 90 days; however, 20% of the value of the Fund may be invested in assets with a maturity date in excess of 90 days, but not to exceed 13 months. All securities are required to meet strict guidelines for credit quality and must be rated at least A1 by Standard & Poor’s and P1 by Moody’s Investor Service. Intended for short-term investors seeking current income while preserving the value of their investment principal.

Pentegra Fund 210—Stable Value Fund. Invests primarily in investment contracts issued by insurance companies, banks, and other financial institutions, as well as enhanced short-term investment products. The Stable Value Fund seeks to preserve the principal amount of your contributions while maintaining a rate of return comparable to other fixed income instruments. Intended for short-term investors seeking to preserve the value of their investment and achieve a stable return.

Pentegra Fund 300—Long Treasury Index Fund. Invests primarily in U.S. Treasury securities with a maturity of 10 years or longer. Seeks to track the investment returns of the Lehman Brothers Long Treasury Bond Index. As a bond fund, this Fund is intended for short to medium term investors seeking to generate income and add stability of principal to your portfolio.

Pentegra Fund 400—S&P 500 Stock Fund. Invests in most or all of the same stocks held in the S&P 500 Index. Seeks to track the investment returns of the S&P 500 Index. This Fund may be appropriate if you have a medium to longer time frame and are willing to ride out stock market fluctuations in the short term in exchange for the potential for high long-term returns. Intended for investors seeking to capture the earnings and growth potential of large U.S. companies.

Pentegra Fund 410—S&P 500/Value Stock Fund. Invests in a portfolio of stocks of large established U.S. companies and seeks to track the investment returns of the S&P/Citigroup Value Index. Intended for long-term investors seeking a diversified portfolio of large-capitalization value stocks.

Pentegra Fund 420—S&P 500/Growth Stock Fund. Invests in a portfolio of large-capitalization growth stocks. Seeks to track the investment returns of the S&P/Citigroup Growth Index. Intended for long-term investors seeking a diversified portfolio of large-capitalization growth stocks.

Pentegra Fund 500—S&P MidCap Stock Fund. Invests in most or all of the same stocks that make up the S&P MidCap 400 Index. Seeks to track the investment returns of the S&P MidCap 400 Index. Intended for long-term investors seeking high returns that reflect the growth potential of mid-sized U.S. companies.

Pentegra Fund 510—Russell 2000 Stock Fund. Invests in a broad range of small-capitalization U.S. companies. Seeks to track the investment returns of the Russell 2000 Index. Intended for long-term investors seeking the potential of high returns from investing in smaller U.S. companies.

Pentegra Fund 520—NASDAQ 100 Stock Fund. Invests in most or all of the same stocks held in the Nasdaq 100 Index. Seeks to track the performance of the Nasdaq 100 Index. Intended for long-term investors seeking to capture the growth potential of the 100 largest domestic and international and most actively traded nonfinancial companies on the Nasdaq Stock Market.

Pentegra Fund 530—US REIT Index Fund. Invests primarily in equity shares of real estate investment trusts (REITS). REITS invest in loans secured by real estate and invest directly in real estate properties such as apartments, office buildings, and shopping malls. The Fund seeks to match the performance of the Dow Jones/Wilshire REIT Index. Intended for medium to long-term investors seeking a high level of dividend income and long-term appreciation of capital.

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Pentegra Fund 600—International Stock Fund. Invests in a diversified portfolio of approximately 1,000 foreign stocks representing established companies in approximately 21 countries outside North and South America. The Fund seeks to match the performance of the Morgan Stanley Capital International, Europe, Australia, Far East (MSCI EAFE) Index. Intended for long-term investors seeking to capture high returns and diversification by investing in a broad range of foreign stocks and seeking to further diversify a portfolio of U.S. securities.

In addition to the above-noted funds, participants can individually direct their 401(k) Plan investments through the Personal Choice Retirement Account (PCRA). The PCRA is a self-brokerage option that is designed to enhance the core investment options offered through the 401(k) Plan. With the PCRA, plan participants have access to a wide range of investments, including mutual funds plus individual securities. All participants (including active, inactive and terminated members) may establish a PCRA. The minimum initial PCRA transfer is $1,000. A maximum of 25% of a participant’s total plan account balance may be transferred to the PCRA.

Newport Bancorp, Inc. Stock Fund, in connection with the conversion, the Plan now provides the Newport Bancorp, Inc. Stock Fund as an additional choice to the above-noted investment alternatives. The Newport Bancorp, Inc. Stock Fund invests primarily in the common stock of Newport Bancorp, Inc. Participants in the Plan may direct the trustee to invest all or a portion of their Plan account balance in the Newport Bancorp, Inc. Stock Fund. The Newport Bancorp, Inc. Stock Fund consists of investments in the common stock of Newport Bancorp, Inc. made on the effective date of the conversion. After the conversion of Newport Federal Savings Bank, the trustee of the Plan will, to the extent practicable, use all amounts held by it in the Newport Bancorp, Inc. Stock Fund, including cash dividends paid on the common stock held in the fund, to purchase shares of common stock of Newport Bancorp, Inc. Plan participants that invest in the Stock Fund will be permitted to direct the Stock Fund Trustee how to vote the shares of Newport Bancorp, Inc. common stock credited to their account.

As of the date of this prospectus supplement, none of the shares of Newport Bancorp, Inc. common stock have been issued or are outstanding and there is no established market for the Newport Bancorp, Inc. common stock. Accordingly, there is no record of the historical performance of the Newport Bancorp, Inc. Stock Fund. Performance of the Newport Bancorp, Inc. Stock Fund depends on a number of factors, including the financial condition and profitability of Newport Bancorp, Inc. and Newport Federal Savings Bank and market conditions for Newport Bancorp, Inc. common stock generally.

Once you have submitted your Change of Investment Allocation form you will not be able to change your Plan investment directions until after the Newport Bancorp, Inc. initial public offering has been completed. Post-conversion you will be able to change your investment directions in accordance with the terms of the Plan.

Benefits Under the Plan

Vesting. Participants are 100% vested in their elective deferrals, employer matching contributions and supplemental contributions (if any).

Withdrawals and Distributions From the Plan

Withdrawals Before Termination of Employment. You may receive in-service distributions of your after-tax contribution and rollover accounts, if any, from the Plan once per calendar year. Under limited circumstances in the form of hardship distributions, you may apply for in-service withdrawal of your 401(k) pretax contributions. In order to qualify for a hardship withdrawal, you must have an

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immediate and substantial need to meet certain expenses and have no other reasonably available resources to meet the financial need. If you qualify for a hardship distribution, the trustee will make the distribution proportionately from the investment funds in which you have invested your account balances.

In general, employer contributions credited on your behalf will not be available for in-service withdrawal until such contributions have been invested in the Plan for at least 24 months or you have been a participant for at least 5 years or you have attained age 59 1/2. Employer “safe harbor” matching contributions cannot be withdrawn until you attain age 59 1/2 or terminate employment.

Participant Loans. Participants and beneficiaries are eligible for Plan loans. You may borrow any amount between $1,000 and $50,000 (reduced by your highest outstanding loan balance(s) from the Plan during the preceding 12 months). You may borrow only once in each calendar year and the loan amount is limited to no more than 50% of your vested account balance.

Distribution Upon Retirement or Disability. Upon retirement or disability, you may receive a partial lump sum payment, a full lump sum payment, or installment payments from the Plan equal to the value of your account.

Distribution Upon Death. If you die before your benefits are paid from the Plan, your benefits will be paid to your surviving spouse or beneficiary under one or more of the forms available under the Plan.

Distribution Upon Termination for Any Other Reason. If you terminate employment for any reason other than retirement, disability or death and your account balance exceeds $500, the trustee will make your distribution on your normal retirement date, unless you request otherwise. If your account balances do not exceed $500, the trustee will generally distribute your benefits to you as soon as administratively practicable following termination of employment.

Nonalienation of Benefits. Except with respect to federal income tax withholding and as provided with respect to a qualified domestic relations order, benefits payable under the Plan will not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any rights to benefits payable under the Plan will be void.

Applicable federal tax law requires the Plan to impose substantial restrictions on your right to withdraw amounts held under the plan before your termination of employment with Newport Federal Savings Bank. Federal law may also impose an excise tax on withdrawals made from the Plan before you attain 59 1/2 years of age regardless of whether the withdrawal occurs during your employment with Newport Federal Savings Bank or after termination of employment.

Administration of the Plan

Newport Federal Savings Bank is the named fiduciary of the Plan for purposes of ERISA.

Trustees. The board of directors of Newport Federal Savings Bank appoints the trustee to serve at its pleasure. The board of directors has appointed Bank of New York as trustee of the Newport Bancorp, Inc. Stock Fund.

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The trustee receives, holds and invests the contributions to the Plan in trust and distributes them to participants and beneficiaries in accordance with the terms of the Plan and the directions of the plan administrator. The trustee is responsible for investment of the assets of the trust.

Reports to Plan Participants

The plan administrator will furnish you a statement at least quarterly showing the balance in your account as of the end of that period, the amount of contributions allocated to your account for that period, and any adjustments to your account to reflect earnings or losses. Participants may access their account information at any time through Pentegra by Phone 1-800-433-4422 or on the Internet at www.pentegra.com.

Plan Administrator

The current plan administrator of the Plan is Newport Federal Savings Bank. The plan administrator is responsible for the administration of the Plan, interpretation of the provisions of the plan, prescribing procedures for filing applications for benefits, preparation and distribution of information explaining the plan, maintenance of plan records, books of account and all other data necessary for the proper administration of the plan, and preparation and filing of all returns and reports relating to the plan which are required to be filed with the U.S. Department of Labor and the Internal Revenue Service, and for all disclosures required to be made to participants, beneficiaries and others under the Employee Retirement Income Security Act of 1974, as amended.

Amendment and Termination

Newport Federal Savings Bank intends to continue the Plan indefinitely. Nevertheless, Newport Federal Savings Bank may terminate the Plan at any time. If Newport Federal Savings Bank terminates the Plan in whole or in part, then regardless of other provisions in the plan, all affected participants will become fully vested in their accounts. Newport Federal Savings Bank reserves the right to make, from time to time, changes which do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries; provided, however, that Newport Federal Savings Bank may amend the plan as it determines necessary or desirable, with or without retroactive effect, to comply with the Employee Retirement Income Security Act of 1974, as amended, or the Internal Revenue Code.

Merger, Consolidation or Transfer

If the Plan merges or consolidates with another plan or transfers the trust assets to another plan, and if either the Plan or the other plan is then terminated, the Plan requires that you would receive a benefit immediately after the merger, consolidation or transfer. The benefit would be equal to or greater than the benefit you would have been entitled to receive immediately before the merger, consolidation or transfer if the Plan had then terminated.

Federal Income Tax Consequences

The following is only a brief summary of the material federal income tax aspects of the Plan. You should not rely on this survey as a complete or definitive description of the material federal income tax consequences relating to the Plan. Statutory provisions change, as do their interpretations, and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws. You are urged to

9

consult your tax advisor with respect to any distribution from the Plan and transactions involving the Plan.

As a “qualified retirement plan,” the Code affords the Plan special tax treatment, including:

(1) The sponsoring employer is allowed an immediate tax deduction for the amount contributed to the plan each year;

(2) participants pay no current income tax on amounts contributed by the employer on their behalf; and

(3) earnings of the plan are tax-deferred, thereby permitting the tax-free accumulation of income and gains on investments.

Newport Federal Savings Bank will administer the Plan to comply in operation with the requirements of the Internal Revenue Code as of the applicable effective date of any change in the law. If Newport Federal Savings Bank receives an adverse determination letter regarding its tax exempt status from the Internal Revenue Service, all participants would generally recognize income equal to their vested interest in the Plan, the participants would not be permitted to transfer amounts distributed from the Plan to an Individual Retirement Account or to another qualified retirement plan, and Newport Federal Savings Bank may be denied certain deductions taken with respect to the Plan.

Lump Sum Distribution. A distribution from the Plan to a participant or the beneficiary of a participant will qualify as a lump sum distribution if it is made within one taxable year, on account of the participant’s death, disability or separation from service, or after the participant attains age 59 1/2; and consists of the balance credited to the participant under this plan and all other profit sharing plans, if any, maintained by Newport Federal Savings Bank. The portion of any lump sum distribution required to be included in your taxable income for federal income tax purposes consists of the entire amount of the lump sum distribution less the amount of after-tax contributions, if any, you have made to any other profit sharing plans maintained by Newport Federal Savings Bank which is included in the distribution.

Newport Bancorp, Inc. common stock Included in Lump Sum Distribution. If a lump sum distribution includes Newport Bancorp, Inc. common stock, the distribution generally will be taxed in the manner described above, except that the total taxable amount will be reduced by the amount of any net unrealized appreciation with respect to Newport Bancorp, Inc. common stock, that is, the excess of the value of Newport Bancorp, Inc. common stock at the time of the distribution over its cost or other basis of the securities to the trust. The tax basis of Newport Bancorp, Inc. common stock for purposes of computing gain or loss on its subsequent sale equals the value of Newport Bancorp, Inc. common stock at the time of distribution, less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of Newport Bancorp, Inc. common stock, to the extent of the amount of net unrealized appreciation at the time of distribution, will constitute long-term capital gain regardless of how long the Newport Bancorp, Inc. common stock, is held, or the “holding period.” Any gain on a subsequent sale or other taxable disposition of Newport Bancorp, Inc. common stock in excess of the amount of net unrealized appreciation at the time of distribution will be considered long-term capital gain regardless of the holding period of Newport Bancorp, Inc. common stock. Any gain on a subsequent sale or other taxable disposition of Newport Bancorp, Inc. common stock in excess of the amount of net unrealized appreciation at the time of distribution will be considered either short-term or long-term capital gain, depending upon the length of the holding period of Newport Bancorp, Inc. common stock. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of the distribution, to the extent allowed by the regulations to be issued by the IRS.

10

Distributions: Rollovers and Direct Transfers to Another Qualified Plan or to an IRA. You may roll over virtually all distributions from the Plan to another qualified retirement plan or to an individual retirement account.

We have provided you with a brief description of the material federal income tax aspects of the Plan which are of general application under the Code. It is not intended to be a complete or definitive description of the federal income tax consequences of participating in or receiving distributions from the Plan. Accordingly, you are urged to consult a tax advisor concerning the federal, state and local tax consequences of participating in and receiving distributions from the Plan.

Restrictions on Resale

Any person receiving a distribution of shares of common stock under the Plan who is an “affiliate” of Newport Bancorp, Inc. under Rules 144 and 405 under the Securities Act of 1933, as amended, may reoffer or resell such shares only under a registration statement filed under the Securities Act of 1933, as amended, assuming the availability of a registration statement, or under Rule 144 or some other exemption of the registration requirements of the Securities Act of 1933, as amended. Directors, officers and substantial shareholders of Newport Bancorp, Inc. are generally considered “affiliates.” Any person who may be an “affiliate” of Newport Federal Savings Bank may wish to consult with counsel before transferring any common stock they own. In addition, participants are advised to consult with counsel as to the applicability of Section 16 of the Securities Exchange Act of 1934, as amended, which may restrict the sale of Newport Bancorp, Inc. common stock acquired under the Plan, or other sales of Newport Bancorp, Inc. common stock.

Persons who are not deemed to be “affiliates” of Newport Federal Savings Bank at the time of resale will be free to resell any shares of Newport Bancorp, Inc. common stock distributed to them under the Plan, either publicly or privately, without regard to the registration and prospectus delivery requirements of the Securities Act of 1933, as amended, or compliance with the restrictions and conditions contained in the exemptive rules under federal law. An “affiliate” of Newport Federal Savings Bank is someone who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control, with Newport Federal Savings Bank. Normally, a director, principal officer or major shareholder of a corporation may be deemed to be an “affiliate” of that corporation. A person who may be deemed an “affiliate” of Newport Federal Savings Bank at the time of a proposed resale will be permitted to make public resales of the common stock only under a “reoffer” prospectus or in accordance with the restrictions and conditions contained in Rule 144 under the Securities Act of 1933, as amended, or some other exemption from registration, and will not be permitted to use this prospectus in connection with any such resale. In general, the amount of the common stock which any such affiliate may publicly resell under Rule 144 in any three-month period may not exceed the greater of one percent of Newport Bancorp, Inc. common stock then outstanding or the average weekly trading volume reported on the Nasdaq National Market during the four calendar weeks before the sale. Such sales may be made only through brokers without solicitation and only at a time when Newport Bancorp, Inc. is current in filing the reports required of it under the Securities Exchange Act of 1934, as amended.

SEC Reporting and Short-Swing Profit Liability

Section 16 of the Securities Exchange Act of 1934, as amended, imposes reporting and liability requirements on officers, directors and persons beneficially owning more than ten percent of public companies such as Newport Bancorp, Inc. Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the filing of reports of beneficial ownership. Within ten days of becoming a person required to file reports under Section 16(a), a Form 3 reporting initial beneficial ownership must be filed

11

with the Securities and Exchange Commission. Certain changes in beneficial ownership involving allocation or reallocation of assets held in your Plan account must be reported periodically, either on a Form 4 within two days after a transaction, or annually on a Form 5 within 45 days after the close of a company’s fiscal year.

In addition to the reporting requirements described above, Section 16(b) of the Securities Exchange Act of 1934, as amended, provides for the recovery by Newport Bancorp, Inc. of profits realized by any officer, director or any person beneficially owning more than ten percent of the common stock resulting from the purchase and sale or sale and purchase of the common stock within any six-month period.

The SEC has adopted rules that exempt many transactions involving the Plan from the “short-swing” profit recovery provisions of Section 16(b). The exemptions generally involve restrictions upon the timing of elections to buy or sell employer securities for the accounts of any officer, director or any person beneficially owning more than ten percent of the common stock.

Except for distributions of the common stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, persons who are governed by Section 16(b) may, under limited circumstances involving the purchase of common stock within six months of the distribution, be required to hold shares of the common stock distributed from the Plan for six months following the distribution date.

LEGAL OPINION

The validity of the issuance of the common stock of Newport Bancorp, Inc. will be passed upon by Muldoon Murphy & Aguggia LLP, Washington, D.C. Muldoon Murphy & Aguggia LLP acted as special counsel for Newport Federal Savings Bank in connection with the Newport Federal Savings Bank mutual to stock conversion.

12

NEWPORT FEDERAL SAVINGS BANK EMPLOYEES’ SAVINGS & PROFIT SHARING

PLAN AND TRUST

CHANGE OF INVESTMENT ALLOCATION

1. Member Data

Print your full name above	(Last, first, middle initial)	Social Security Number

Street Address	City	State	Zip

2. Instructions

The Newport Federal Savings Bank Employees’ Savings & Profit Sharing Plan and Trust (the “Plan”) is giving Plan participants a special opportunity to subscribe for shares of Newport Bancorp, Inc. common stock in connection with the Newport Federal Savings Bank mutual to stock conversion through the use of their funds in the Plan. The percentage of a Plan participant’s account transferred at the direction of the participant into the Newport Bancorp, Inc. Stock Fund will be used to purchase common stock in the offering. Please review the Prospectus (the “Prospectus”) and the Prospectus Supplement (the “Supplement”) before making any decision to use your retirement funds to invest in Newport Bancorp, Inc. common stock.

If there is not enough common stock in the initial public offering to fill all subscriptions, the common stock will be apportioned and the trustee for the Plan may not be able to purchase all of the common stock you requested. In such case, you may direct the trustee to purchase shares in the open market, on your behalf, after the closing of the initial public offering to fulfill your initial request. Such purchases may be at prices higher or lower than the initial offering price.

☐	Yes, I direct the Plan Trustee to purchase Newport Bancorp, Inc. common stock in the open market, if necessary.

Investing in common stock entails some risks, and we encourage you to discuss this investment decision with your spouse and investment advisor. The Plan trustee and the Plan Administrator are not authorized to make any representations about this investment other than what appears in the Prospectus and the Prospectus Supplement, and you should not rely on any information other than what is contained in the Prospectus and the Prospectus Supplement. For a discussion of certain factors that should be considered by each member as to an investment in the common stock, see “Risk Factors” beginning on page __ of the Prospectus. Any shares purchased by the Plan pursuant to your election will be subject to the conditions or restrictions otherwise applicable to common stock, as discussed in the Prospectus and the Prospectus Supplement.

3. Purchaser Information

Your ability to purchase common stock and to direct your Plan funds into the Newport Bancorp, Inc. Stock Fund is based upon your subscription rights. Please indicate the EARLIEST date that applies to you.

☐	Check here if you had $50.00 or more on deposit with Newport Federal Savings Bank or Westerly Savings Bank as of May 31, 2004.

☐	Check here if you had $50.00 or more on deposit with Newport Federal Savings Bank as of March 31, 2006.

i

4. Investment Directions (Applicable to Accumulated Balances Only)

To direct a transfer of all or part of the funds credited to your accounts to the Newport Bancorp, Inc. Stock Fund, you should complete and submit this form to Judy Tucker at Newport Federal Savings Bank, no later than ___________________________ at 4:00 p.m. Once your Change of Investment Allocation form is submitted, your election to invest in the offering with your Plan funds is irrevocable. If you need any assistance in completing this form, please contact Judy Tucker. If you do not complete and return this form to Judy Tucker by 4:00 p.m., on ______________________________, 2006, the funds credited to your account under the Plan will continue to be invested in accordance with your prior investment direction, or in accordance with the terms of the Plan if no investment direction had been provided.

I hereby revoke any previous investment direction and now direct that the market value of the units that I have invested in the following funds, to the extent permissible, be transferred out of the specified fund and invested (in whole percentages) in the Newport Bancorp, Inc. Stock Fund as follows:

Fund	Percentage to be transferred
International Stock Fund 600	___	%
Nasdaq 100 Stock Fund 520	___	%
Russell 2000 Stock Fund 510	___	%
S&P Midcap Stock Fund 500	___	%
S&P Growth Stock Fund 420	___	%
S&P Value Stock Fund 410	___	%
S&P 500 Stock Fund 400	___	%
US REIT Index Fund 530	___	%
Long Treasury Index Fund 300 (Govt Bond)	___	%
Stable Value Fund 210	___	%
Short Term Investment Fund 200 (Money Market)	___	%
Income Plus Asset Allocation Fund 100	___	%
Growth & Income Asset Allocation Fund 111	___	%
Growth Asset Allocation Fund 120	___	%

5. Investment Directions (applicable to future contributions after the close of the initial public offering)

I hereby revoke any previous investment instructions and now direct that any future contributions and/or loan repayments, if any, made by me or on my behalf by Newport Federal Savings Bank, including those contributions and/or repayments received by Newport Federal Savings Bank Employees’ Savings & Profit Sharing Plan and Trust during the same reporting period as this form, be invested in the following whole percentages. If I elect to invest in common stock, such future contributions or loan repayments, if any, will be invested in the Newport Bancorp, Inc. Stock Fund the month following the conclusion of the Offering.

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Fund	Percentage to be transferred
International Stock Fund 600	___	%
Nasdaq 100 Stock Fund 520	___	%
Russell 2000 Stock Fund 510	___	%
S&P Midcap Stock Fund 500	___	%
S&P Growth Stock Fund 420	___	%
S&P Value Stock Fund 410	___	%
S&P 500 Stock Fund 400	___	%
US REIT Index Fund 530	___	%
Long Treasury Index Fund 300 (Govt Bond)	___	%
Stable Value Fund 210	___	%
Short Term Investment Fund 200 (Money Market)	___	%
Income Plus Asset Allocation Fund 100	___	%
Growth & Income Asset Allocation Fund 111	___	%
Growth Asset Allocation Fund 120	___	%
Newport Bancorp, Inc. Stock Fund	___	%

6. Participant Signature and Acknowledgment - Required

By signing this Change of Investment Allocation Form, I authorize and direct the Plan Administrator and trustee to carry out my instructions. I acknowledge that I have been provided with and read a copy of the Prospectus and the Prospectus Supplement relating to the issuance of common stock. I am aware of the risks involved in the investment in common stock, and understand that the Plan trustee and Plan Administrator are not responsible for my choice of investment.

Signature of Member	Date

Pentegra Services, Inc. is hereby authorized to make the above listed change(s) to this member’s record.

Signature of Newport Federal Savings Bank Authorized Representative	Date

Minimum Stock Purchase is $250

Maximum Stock Purchase is $200,000

PLEASE COMPLETE AND RETURN TO JUDY TUCKER

AT NEWPORT FEDERAL SAVINGS BANK

BY 4:00 P.M. ON, ______________, 2006.

iii

PROSPECTUS

[LOGO]

Newport Bancorp, Inc.

(Holding Company for Newport Federal Savings Bank)

Up to 3,993,055 Shares of Common Stock

Newport Bancorp, Inc. is offering shares of its common stock for sale in connection with the conversion of Newport Federal Savings Bank from the mutual to the stock form of ownership. Newport Bancorp, Inc. will be the holding company for Newport Federal Savings Bank. After the offering, 100% of Newport Federal Savings Bank’s outstanding common stock will be owned by Newport Bancorp, Inc. We expect that the common stock of Newport Bancorp, Inc. will be quoted on the Nasdaq National Market System under the symbol “NFSB.”

If you are or were a depositor of Newport Federal Savings Bank or were a depositor of Westerly Savings Bank:

•	You may have priority rights to purchase shares of common stock.

If you are a participant in the Newport Federal Savings Bank 401(k) Retirement Plan:

•	You may direct that all or part of your current account balance in this plan be invested in shares of common stock.

•	You will receive a separate supplement to this prospectus that describes your rights under this plan.

If you fit neither of the categories above, but are interested in purchasing shares of our common stock:

•	You may have an opportunity to purchase shares of common stock after priority orders are filled.

We are offering up to 3,993,055 shares of common stock for sale on a best efforts basis, subject to certain conditions. We must sell a minimum of 2,951,389 shares to complete the offering. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, the independent appraiser determines our market value has increased, we may sell up to 4,592,013 shares without giving you further notice or the opportunity to change or cancel your order. The offering is expected to close at 12:00 noon, Eastern time, on [Expiration Date]. We may extend this close date without notice to you until [Extension Date 1], unless the Office of Thrift Supervision approves a later date, which will not be beyond                                         .

Sandler O’Neill & Partners, L.P. will use its best efforts to assist us in our selling efforts, but is not required to purchase any of the common stock that is being offered for sale. Purchasers will not pay a commission to purchase shares of common stock in the offering. All shares offered for sale are offered at a price of $10.00 per share.

The minimum purchase is 25 shares. Once submitted, orders are irrevocable unless the offering is terminated or extended beyond [Extension Date 1]. If the offering is extended beyond [Extension Date 1], subscribers will have the right to modify or rescind their purchase orders. Funds received before completion of the offering will be held in an escrow account at Newport Federal Savings Bank and will earn interest at our passbook rate, which is currently         % per annum. If we do not sell the minimum number of shares, if we terminate the offering for any other reason, or if we extend the offering beyond [Extension Date 1] and you rescind your order, we will promptly return your funds with interest.

We expect our directors and executive officers, together with their associates, to subscribe for 227,700 shares, which equals 5.7% of the shares offered for sale at the maximum of the offering range.

The Office of Thrift Supervision conditionally approved our plan of conversion on                 , 2006. However, such approval does not constitute a recommendation or endorsement of this offering.

This investment involves a degree of risk, including the possible loss of principal.

Please read “ Risk Factors” beginning on page        .

OFFERING SUMMARY

Price Per Share: $10.00

	Minimum	Maximum	Maximum As Adjusted
Number of shares	2,951,389	3,993,055	4,592,013
Gross offering proceeds	$29,513,890	$39,930,550	$45,920,130
Estimated offering expenses	1,236,000	1,332,000	1,386,000
Estimated net proceeds	28,277,890	38,598,550	44,534,130
Estimated net proceeds per share	9.58	9.67	9.70

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Sandler O’Neill + Partners

The date of this prospectus is [DATE], 2006

[Map of Rhode Island showing office locations of Newport Federal Savings Bank appears here]

Summary

This summary highlights selected information from this document and may not contain all the information that is important to you. To understand the stock offering fully, you should read this entire document carefully.

The Companies

Newport Bancorp, Inc. 100 Bellevue Avenue Newport Rhode Island 02840 (401) 847-5500	This offering is made by Newport Bancorp, Inc., a Maryland company formed in March 2006 by Newport Federal Savings Bank to be its holding company. Currently, Newport Bancorp has no assets. Following the conversion, Newport Bancorp will own all of Newport Federal’s capital stock and will direct, plan and coordinate Newport Federal’s business activities. In the future, Newport Bancorp might also acquire or organize other operating subsidiaries, including other financial institutions or financial services companies, although it currently has no specific plans or agreements to do so.

Newport Federal Savings Bank 100 Bellevue Avenue Newport Rhode Island 02840 (401) 847-5500	Newport Federal Savings Bank operates as a community-oriented financial institution offering a variety of deposit products as well as providing residential, multi-family and commercial real estate loans, and, to a lesser degree, construction and consumer loans primarily to individuals, families and small businesses located in Newport and Washington Counties, Rhode Island. In October 2005, Newport Federal merged with Westerly Savings Bank, a Rhode Island mutual financial institution with two branch locations in Westerly, Rhode Island. Newport Federal operates from five full-service locations, including our main office in Newport, Rhode Island and our branch offices in Middleton and Wakefield and two branch offices in Westerly, Rhode Island.

Our Operating Strategy (page )

Our mission is to operate and grow a profitable community-oriented financial institution. We plan to achieve this by executing our strategy of:

•      continuing to emphasize one- to four-family residential real estate loans;

•      pursuing opportunities to increase commercial real estate lending;

•      pursuing opportunities to expand our primary market area by opening new branch offices;

•      continuing to use conservative underwriting practices to maintain the high quality of our loan portfolio;

•      maintaining a stable deposit base; and

•      providing exceptional service to attract and retain customers.

The Conversion

Description of the Conversion	Currently, we are a federally chartered mutual savings bank with no shareholders. Our depositors currently have the right to vote on certain matters such as the election of directors and this conversion.

The conversion process that we are now undertaking involves a change from our mutual form to a stock savings bank with all of Newport Federal’s shares owned by Newport Bancorp. Voting rights in Newport Bancorp will belong to its shareholders, including our employee stock ownership plan and NewportFed Charitable Foundation, each of which will hold 8% of the outstanding common stock of Newport Bancorp issued in the conversion. Newport Federal is conducting the conversion under the terms of its plan of conversion. The Office of Thrift Supervision has approved the plan of conversion with the condition that it be approved by Newport Federal’s members. Newport Federal has called a special meeting of members for , 2006 to vote on the plan of conversion.

The following diagram depicts our corporate structure after the conversion and offering:

Regulation and Supervision (page )	Newport Bancorp and Newport Federal are subject to regulation, supervision and examination by the Office of Thrift Supervision. Newport Federal is also subject to regulation by the Federal Deposit Insurance Corporation.

The Offering

Purchase Price	The purchase price is $10.00 per share. You will not pay a commission to buy any shares in the offering.

Number of Shares to be Sold	We are offering for sale between 2,951,389 and 3,993,055 shares of Newport Bancorp common stock in this offering to persons other than the charitable foundation. With regulatory approval, we may increase the number of shares to be sold to 4,592,013 shares without giving you further notice or the opportunity to change or cancel your order. In considering whether to increase the offering size, the Office of Thrift Supervision will consider the level of subscriptions, the views of our independent appraiser, our financial condition and results of operations and changes in market conditions.

How We Determined the Offering Range (page )	We decided to offer between 2,951,389 and 3,993,055 shares, which is our offering range, based on an independent appraisal of our pro forma market value prepared by RP Financial, LC., an appraisal firm experienced in appraisals of financial institutions. RP Financial will receive fees totaling $25,000 for its appraisal services, plus $5,000 for each appraisal valuation update and reimbursement of out-of-pocket expenses. RP Financial estimates that as of March 3, 2006, our offering range was between $29.5 million and $39.9 million, with a midpoint of $34.7 million, and that our pro forma market value was between $31.9 million and $43.1 million, with a midpoint of $37.5 million, inclusive of shares issued to the charitable foundation.

In preparing its appraisal, RP Financial considered the information in this prospectus, including our financial statements. RP Financial also considered the following factors, among others:

•      our historical, present and projected operating results and financial condition and the economic and demographic characteristics of our market area;

•      a comparative evaluation of the operating and financial statistics of Newport Federal with those of other similarly situated, publicly traded companies;

•      the effect of the capital raised in this offering on our net worth and earnings potential;

•      the trading market for securities of comparable institutions and general conditions in the market for such securities; and

•      our intention to make a contribution to the NewportFed Charitable Foundation of 8% of Newport Bancorp’s outstanding common stock issued in the conversion.

Our board of directors determined that the common stock should be sold at $10.00 per share. The following table shows the number of shares that will be sold in the offering and contributed to the charitable foundation, based on the estimated valuation range and the purchase price.

	At Minimum of Offering Range	At Maximum of Offering Range	Percent of Shares Outstanding
Shares sold in the offering	2,951,389	3,993,055	92.6%
Shares contributed to the charitable foundation	236,111	319,445	7.4%
Total shares outstanding	3,187,500	4,312,500	100.0%

Two measures that some investors use to analyze whether a stock might be a good investment are the ratio of the offering price to the issuer’s “book value” and the ratio of the offering price to the issuer’s annual net income. RP Financial considered these ratios, among other factors, in preparing its appraisal. Book value is the same as total equity and represents the difference between the issuer’s assets and liabilities. RP Financial’s appraisal also incorporates an analysis of a peer group of publicly traded companies that RP Financial considered to be comparable to us.

The following table presents a summary of selected pricing ratios for the peer group companies and for us utilized by RP Financial in its appraisal. These ratios are based on earnings for the year ended December 31, 2005 and book value as of December 31, 2005.

	Price To Earnings Multiple		Price To Book Value Ratio
Newport Bancorp (pro forma):
Minimum	37.63	x	73.48%
Maximum	47.02		81.83
Peer group companies as of March 3, 2006:
Average	18.88	x	140.81%
Average	18.88	x	140.81%
Median	15.06		139.16

Compared to the average pricing ratios of the peer group at the maximum of the offering range, our stock would be priced at a premium of 149.0% to the peer group on a price-to-earnings basis and a discount of 41.9% to the peer group on a price-to-book basis. This means that, at the maximum of the offering range, a share of our common stock would be more expensive than the peer group based on an earnings per share basis and less expensive than the peer group based on a book value per share basis.

The independent appraisal does not indicate market value. You should not assume or expect that the valuation described above means that our common stock will trade at or above the $10.00 purchase price after the offering.

Possible Change in Offering Range (page )	RP Financial will update its appraisal before we complete the stock offering. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, RP Financial determines that our pro forma market value has increased, we may sell up to 4,592,013 shares without further notice to you. If our pro forma market value at that time is either below $31.9 million or above $49.6 million, then, after consulting with the Office of Thrift Supervision, we may: terminate the stock offering and promptly return all funds; set a new offering range and give all subscribers the opportunity to modify or rescind their purchase orders for shares of Newport Bancorp’s common stock; or take such other actions as may be permitted by the Office of Thrift Supervision and the Securities and Exchange Commission.

Possible Termination of the Offering	We must sell a minimum of 2,951,389 shares to complete the offering. If we do not sell the minimum number of shares, or if we terminate the offering for any other reason, we will promptly return all funds, with interest, at our current passbook rate.

After-Market Performance of Mutual-to-Stock Conversions	The following table provides information regarding the after-market performance of the conversion offerings completed from January 1, 2004 through March 3, 2006. As part of its appraisal of our pro forma market value, RP Financial considered the after-market performance of mutual-to-stock conversions completed in the three months prior to March 3, 2006, which was the date of its appraisal report. RP Financial considered information regarding the new issue market for converting thrifts as part of its consideration of the market for thrift stocks.

		Appreciation From Initial Offering Price
Issuer (Market/Symbol)	Date of IPO	After 1 Day	After 1 Week	After 1 Month	Through 03/03/06
Legacy Bancorp, Inc. (Nasdaq: LEGC)	10/26/05	30.3%	34.0%	32.0%	46.7%
Bank Financial Corp (Nasdaq: BFIN)	06/24/05	36.0	34.0	36.0	53.9
Benjamin Franklin Bancorp, Inc. (Nasdaq: BFBC)	04/05/05	0.6	3.9	2.5	35.5
OC Financial, Inc. (OTCBB: OCFL)	04/01/05	20.0	8.0	10.0	15.0
Royal Financial, Inc. (OTCBB: RYFL)	01/21/05	16.0	26.0	25.4	46.0
Third Century Bancorp (OTCBB: TDCB)	06/30/04	13.2	10.5	12.5	29.0
SE Financial Corp. (OTCBB: SEFL)	05/06/04	(0.5)	(1.5)	(6.0)	31.7
NewAlliance Bancshares, Inc. (NYSE: NAL)	04/02/04	51.7	45.3	36.5	41.7
Average - all transactions		20.9	20.0	18.6	37.4
Median - all transactions		18.0	18.3	19.0	38.6

This table is not intended to be indicative of how our stock may perform. Furthermore, this table presents only short-term price performance with respect to several companies that only recently completed their initial public offerings and may not be indicative of the longer-term stock price performance of these companies. Stock price appreciation is affected by many factors, including, but not limited to: general market and economic conditions; the interest rate environment; the amount of proceeds a company raises in its offering; and numerous factors relating to the specific company, including the experience and ability of management, historical and anticipated operating results, the nature and quality of the company’s assets, and the company’s market area. The companies listed in the table above may not be similar to Newport Bancorp, the pricing ratios for their stock offerings were in some cases different from the pricing ratios for Newport Bancorp’s common stock and the market conditions in which these offerings were completed were, in some cases, different from current market conditions. Any or all of these differences may cause our stock to perform differently from these other offerings. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the Risk Factors beginning on page .

You should be aware that, in certain market conditions, stock prices of thrift initial public offerings have decreased. For example, as the above table illustrates, the stock of one company traded at or below their initial offering price at various times through March 3, 2006. We can give you no assurance that our stock will not trade below the $10.00 purchase price or that our stock will perform similarly to other recent mutual to stock conversions.

Conditions to Completing the Conversion and Offering

We are conducting the conversion and offering under the terms of our plan of conversion. We cannot complete the conversion and offering unless:

•      we sell at least the minimum number of shares offered; and

•      we receive the final approval of the Office of Thrift Supervision to complete the offering.

Reasons for the Conversion and Offering (page )

Our primary reasons for the conversion and offering are to:

•      increase the capital of Newport Federal to support future lending and operational growth;

•      enhance profitability and earnings through reinvesting and leveraging the proceeds, primarily through traditional funding and lending activities;

•      support future branching activities and/or the acquisition of financial services companies;

•      implement equity compensation plans to retain and attract qualified directors, officers and staff to enhance the current incentive-based compensation programs; and

•      be able to increase our philanthropic endeavors to the communities we serve through the formation and funding of NewportFed Charitable Foundation.

We are interested in establishing additional branches. We are in the process of acquiring land in Portsmouth, Rhode Island and hope to be able to open a branch office there by the first quarter of 2007. We are looking at other areas for expansion of our branch network, including the possibility of expanding into southeastern Connecticut.

We Will Form the NewportFed Charitable Foundation (page )	To continue our long-standing commitment to our local communities, we intend to establish a charitable foundation, named NewportFed Charitable Foundation, as part of the conversion. Subject to separate approval by at least a majority of votes eligible to be cast by depositors of Newport Federal Savings Bank, the charitable foundation will be funded with a number of shares of Newport Bancorp common stock equal to 8.0% of the shares of common stock sold in the offering. At the maximum of the offering range, we would contribute 319,445 shares of Newport Bancorp common stock to the charitable foundation. At the maximum of the offering range, our contribution to the charitable foundation would reduce net earnings by $1.9 million, after tax, in the year in which the charitable foundation is established, which is expected to be fiscal 2006. The charitable foundation will make grants and donations to non-profit and community groups and projects located within our market areas. The amount of common stock that we would offer for sale would be greater if the conversion were to be completed without the formation of the charitable foundation. For a further discussion of the financial impact of the charitable foundation, including its effect on those who purchase shares in the offering and on the shares issued to stockholders of Newport Bancorp, see “Comparison of Independent Valuation and Pro Forma Financial Information With and Without the Foundation.”

Benefits of the Offering to Management (page__)

We intend to adopt the following benefit plans and employment agreements:

•      Employee Stock Ownership Plan. We intend to establish an employee stock ownership plan that will purchase 8% of the shares sold in the offering and contributed to the charitable foundation, with the proceeds from a fifteen-year loan from Newport Bancorp. As the loan is repaid and shares are released from collateral, the shares will be allocated to the accounts of employee participants. Allocations will be based on a participant’s individual compensation as a percentage of total plan compensation. Non-employee directors are not eligible to participate in the employee stock ownership plan. We will incur additional compensation expense as a result of this plan. See “Pro Forma Data” for an illustration of the effects of this plan.

•      Equity Incentive Plan. We intend to implement an equity incentive plan no earlier than six months after completion of the offering. If the plan is implemented within one year after the conversion, it must be approved by a majority of the total votes eligible to be cast by our stockholders. If the plan is implemented more than one year after the conversion, it must be approved by a majority of the total votes cast. Under this plan, we may award stock options and shares of restricted stock to key employees and directors. Shares of restricted stock will be awarded at no cost to the recipient. Stock options will be granted at an exercise price equal to 100% of the fair market value of our common stock on the option grant date. We will incur additional compensation expense as a result of this plan. See “Pro Forma Data” for an illustration of the effects of this plan. Under this plan, we may grant stock options in an amount up to 10% of the number of shares sold in the offering and restricted stock awards in an amount equal to 4% of the shares sold in the offering and contributed to the charitable foundation. The equity incentive plan will comply with all applicable Office of Thrift Supervision regulations.

The following table presents the total value of all shares to be available for restricted stock awards under the equity incentive plan, based on a range of market prices from $8.00 per share to $14.00 per share. Ultimately, the value of the grants will depend on the actual trading price of our common stock, which depends on numerous factors.

	Value of
Share Price	127,500 Shares Awarded at Minimum of Range	150,000 Shares Awarded at Midpoint of Range	172,500 Shares Awarded at Maximum of Range	198,375 Shares Awarded at 15% Above Maximum of Range
	(In thousands)
$8.00	$1,020	$1,200	$1,380	$1,587
10.00	1,275	1,500	1,725	1,984
12.00	1,530	1,800	2,070	2,381
14.00	1,785	2,100	2,415	2,777

The following table presents the total value of all stock options available for grant under the equity incentive plan, based on a range of market prices from $8.00 per share to $14.00 per share. For purposes of this table, the value of the stock options was determined using the Black-Scholes option-pricing formula. See “Pro Forma Data.” Ultimately, financial gains can be realized on a stock option only if the market price of the common stock increases above the price at which the option is granted.

		Value of
Exercise Price	Option Value	318,750 Options Granted at Minimum of Range	375,000 Options Granted at Midpoint of Range	431,250 Options Granted at Maximum of Range	495,938 Options Granted at 15% Above Maximum of Range
		(In thousands)
$8.00	$2.99	$953	$1,121	$1,289	$1,483
10.00	3.74	1,192	1,403	1,613	1,855
12.00	4.49	1,431	1,684	1,936	2,227
14.00	5.24	1,670	1,965	2,260	2,599

•      Employment Agreements. Newport Bancorp intends to enter into three-year employment agreements with Kevin M. McCarthy, our President and Chief Executive Officer and Nino Moscardi, our Executive Vice President and Chief Operating Officer, and a two-year employment agreement with Bruce A. Walsh, our Senior Vice President and Chief Financial Officer. Based solely on current cash compensation and excluding any benefits that would be payable under any employee benefit plan, if a change in control of Newport Bancorp occurred and we terminated all of the officers with employment agreements, the total payments due under the Newport Bancorp employment agreements would be approximately $            .

The following table summarizes at the maximum of the offering range the total number and value of the shares of common stock that the employee stock ownership plan expects to acquire and the total value of all restricted stock awards that are expected to be available under the equity incentive plan. At the maximum of the offering range, we will sell 3,993,055 shares and have 4,312,500 shares outstanding. The number of shares reflected for the benefit plans in the table below assumes that Newport Federal’s tangible capital will be 10% or more following the completion of the offering and the application of the net proceeds as described under “Use of Proceeds.”

	Number of Shares to be Granted or Purchased			Total Estimated Value of Grants
	At Maximum of Offering Range	As a % of Common Stock Sold at Maximum of Offering Range	As a % of Common Stock Outstanding
	(Dollars in thousands)
Employee stock ownership plan (1)	345,000	8.6%	8.0%	$3,450
Restricted stock awards (1)	172,500	4.3	4.0	1,725
Stock options (2)	431,250	10.8	10.0	1,613

Total	948,750	23.9%	22.0%	$6,788

(1) Assumes the value of Newport Bancorp common stock is $10.00 per share for purposes of determining the total estimated value of the grants.

(2) Assumes the value of a stock option is $3.74, which was determined using the Black-Scholes option-pricing formula. See “Pro Forma Data.”

The Offering Will Not Be Taxable to Persons Receiving Subscription Rights (page __)

As a general matter, the offering will not be a taxable transaction for purposes of federal income taxes to persons who receive or exercise subscription rights. Further, for federal income tax purposes:

•      it is more likely than not that the members of Newport Federal will not realize any income upon the issuance or exercise of the subscription rights;

•      it is more likely than not that the tax basis to the purchasers in the offering will be the amount paid for our common stock, and that the holding period for shares of common stock will begin on the date of completion of the offering; and

•      the holding period for shares of common stock purchased in the community offering or syndicated community offering will begin on the day after the date of the purchase.

Persons Who Can Order Stock in the Offering (page )	We have granted rights to subscribe for shares of Newport Bancorp common stock in a “subscription offering” to the following persons in the following order of priority:

Note: Subscription rights are not transferable, and persons with subscription rights may not subscribe for shares for the benefit of any other person. If you violate this prohibition, you may lose your rights to purchase shares and may face criminal prosecution and/or other sanctions.

1.      Persons with $50 or more on deposit at Newport Federal or Westerly Savings Bank as of May 31, 2004.

2.      Our employee stock ownership plan, which provides retirement benefits to our employees.

3.      Persons with $50 or more on deposit at Newport Federal as of March 31, 2006.

4. Newport Federal’s depositors as of [Voting Record Date] who were not able to subscribe for shares under categories 1 and 3.

If we receive subscriptions for more shares than are to be sold in this offering, we may be unable to fill or may only partially fill your order. Shares will be allocated in order of the priorities described above under a formula outlined in the plan of conversion. Generally, shares first will be allocated so as to permit each eligible subscriber, if possible, to purchase a number of shares sufficient to make the subscriber’s total allocation equal to 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining eligible subscribers whose subscriptions remain unfilled in proportion to the amounts of their respective qualifying deposits bear to the total qualifying deposits of all remaining eligible subscribers whose subscriptions remain unfilled. If we increase the number of shares to be sold above 3,993,055, Newport Federal’s employee stock ownership plan will have the first priority right to purchase any shares exceeding that amount to the extent that its subscription has not previously been filled. Any shares remaining will be allocated in the order of priorities described above. See “The Stock Offering—Subscription Offering and Subscription Rights” for a description of the allocation procedure.

We may offer shares not sold in the subscription offering to the general public in a community offering. People and trusts for the benefit of people who are residents of Newport and Washington Counties in Rhode Island will be given a preference to purchase shares in the community offering. This part of the offering may commence concurrently with the subscription offering or at any time thereafter and may terminate at any time without notice but no later than .

Shares not sold in the subscription or community offering may be offered for sale in a syndicated community offering, which would be an offering to the general public on a best efforts basis managed by Sandler O’Neill & Partners, L.P. This part of the offering may terminate at any time without notice but not later than .

Deadline for Ordering Stock (page__)	The subscription offering will end at 12:00 noon, Eastern time, on [Expiration Date]. We expect that the community offering will terminate at the same time, although it may continue for up to 45 days after the end of the subscription offering, or longer if regulators approve a later date. No single extension may be for more than 90 days. If we extend the offering beyond [Extension Date 1] or if we intend to sell fewer than 2,951,389 shares or more than 4,592,013 shares, all subscribers will be notified and given the opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will return your funds promptly with interest at our passbook rate.

Purchase Limitations (page__)	Our plan of conversion establishes limitations on the purchase of stock in the offering. These limitations include the following:

•      The minimum purchase is 25 shares.

•      No individual (or individuals on a single deposit account) may purchase more than $150,000 of common stock (which equals 15,000 shares) in the subscription offering.

•      No individual, no individual together with any associates, and no group of persons acting in concert may purchase more than $300,000 (which equals 30,000 shares) in the offering. Subject to the Office of Thrift Supervision’s approval, we may increase or decrease the purchase limitations at any time.

How to Purchase Common Stock (page )

If you want to place an order for shares in the offering, you must complete an original stock order form and send it to us together with full payment. You must sign the certification that is on the reverse side of the stock order form. We must receive your stock order form before the end of the subscription offering or the end of the community offering, as appropriate. Once we receive your order, you cannot cancel or change it without our consent.

To ensure that we properly identify your subscription rights, you must list all of your deposit accounts as of the eligibility dates on the stock order form. If you fail to do so, your subscription may be reduced or rejected if the offering is oversubscribed. To preserve your purchase priority, you must register the shares only in the name(s) of person(s) listed on your deposit account at the applicable date of eligibility. You may not add the names of others who were not eligible to purchase common stock in the offering on the applicable date of eligibility.

We may, in our sole discretion, reject orders received in the community offering either in whole or in part. For example, we may reject an order submitted by a person who we believe is making false representations or who we believe is attempting to violate, evade or circumvent the terms and conditions of the plan of conversion. If your order is rejected in part, you cannot cancel the remainder of your order.

You may pay for shares in the subscription offering or the community offering in any of the following ways:

•      By check or money order made payable to Newport Bancorp.

•      By authorizing withdrawal from an account at Newport Federal. To use funds in an Individual Retirement Account at Newport Federal, you must transfer your account to an unaffiliated institution or broker. Please contact the conversion center as soon as possible for assistance.

We will pay interest on your subscription funds at the rate we pay on passbook accounts, which is currently     %, from the date we receive your funds until the offering is completed or terminated. All funds authorized for withdrawal from deposit accounts with us will earn interest at the applicable account rate until the offering is completed or terminated. If, as a result of a withdrawal from a certificate of deposit, the balance falls below the minimum balance requirement, the remaining funds will earn interest at our passbook rate. There will be no early withdrawal penalty for withdrawals from certificates of deposit used to pay for stock.

How We Will Use the Proceeds of this Offering (page )	The following table summarizes how we will use the proceeds of this offering, based on the sale of shares at the minimum and maximum of the offering range.

	2,951,389 Shares at $10.00 Per Share	3,993,055 Shares at $10.00 Per Share
	(In thousands)
Offering proceeds	$29,514	$39,931
Net offering proceeds	28,278	38,599

Less:
Proceeds contributed to Newport Federal	14,139	19,300
Proceeds used for loan to employee stock ownership plan	2,550	3,450

Proceeds remaining for Newport Bancorp	$11,589	$15,849

Newport Bancorp may use the portion of the proceeds that it retains to, among other things, invest in securities, pay cash dividends or repurchase shares of common stock, subject to regulatory restrictions. Newport Federal may use the portion of the proceeds that it receives to fund new loans, open new branches, invest in securities and expand its business activities. Newport Bancorp and Newport Federal may also use the proceeds of the offering to diversify their businesses and acquire other companies, although we have no specific plans to do so at this time.

Purchases by Directors and Executive Officers (page )	We expect that our directors and executive officers, together with their associates, will subscribe for 227,700 shares, which equals 5.7% of the shares that would be sold at the maximum of the offering range. Our directors and executive officers will pay the same $10.00 per share price as everyone else who purchases shares in the offering. Like all of our depositors, our directors and executive officers have subscription rights based on their deposits and, in the event of an oversubscription, their orders will be subject to the allocation provisions set forth in our plan of conversion. Purchases by our directors and executive officers will count towards the minimum number of shares we must sell to close the offering.

Market for Newport Bancorp’s Common Stock (page )	We have applied to have the common stock of Newport Bancorp listed for trading on the Nasdaq Market under the symbol “NFSB.” We cannot assure you that our common stock will be approved for listing. Sandler O’Neill & Partners, L.P. currently intends to become a market maker in the common stock, but it is under no obligation to do so. In addition, if needed, Sandler O’Neill will assist us in obtaining additional market makers. We cannot assure you that other market makers will be obtained or that an active and liquid trading market for our common stock will develop or, if developed, will be maintained. After shares of the common stock begin trading, you may contact a stock broker to buy or sell shares.

Newport Bancorp’s Dividend Policy (page )	We have not determined whether we will pay a dividend on the common stock. After the offering, we will consider a policy of paying regular cash dividends. Our ability to pay dividends will depend on a number of factors, including capital requirements, regulatory limitations and our operating results and financial condition.

Subscription Rights	You are not allowed to transfer your subscription rights, and we will act to ensure that you do not do so. You will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding with another person involving the transfer of the shares that you purchase. We will not accept any stock orders that we believe involve the transfer of subscription rights. In addition, joint stock registration will be allowed only if the qualified account is so registered.

Conversion Center

If you have any questions regarding the offering, please call the conversion center at (            )       -             to speak to a registered representative of Sandler O’Neill. The conversion center is open Monday through Friday from 10:00 a.m. to 4:00 p.m., Eastern time.

To ensure that each purchaser in the subscription and community offering receives a prospectus at least 48 hours prior to the expiration date of the subscription and community offering in accordance with federal law, no prospectus will be mailed any later than five days prior to the expiration date or hand delivered any later than two days prior to the expiration date. Order forms will be distributed only when preceded or accompanied by a prospectus.

Risk Factors

You should consider carefully the following risk factors before purchasing Newport Bancorp common stock.

Risks Related to Our Business

Rising interest rates may hurt our profits.

Interest rates were recently at historically low levels. However, since June 30, 2004, the U.S. Federal Reserve has increased its target for the federal funds rate 14 times from 1.00 percent to 4.5 percent. If interest rates continue to rise, and if rates on our deposits and borrowings reprice upwards faster than the rates on our loans and investments, we would experience compression of our interest rate spread and net interest margin, which would have a negative effect on our profitability. For further discussion of how changes in interest rates could impact us, see “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Risk Management—Interest Rate Risk Management.”

A downturn in the local economy or a decline in real estate values could hurt our profits.

Nearly all of our loans are secured by real estate in the State of Rhode Island. As a result of this concentration, a downturn in the local economy could cause significant increases in nonperforming loans, which would hurt our profits. In recent years, there has been a significant increase in real estate values in our market area. As a result of rising home prices, our loans have been well collateralized. A decline in real estate values could cause some of our mortgage loans to become inadequately collateralized, which would expose us to a greater risk of loss. Additionally, a decline in real estate values could adversely impact our portfolio of commercial real estate loans and could result in a decline in the origination of such loans. For a discussion of our market areas, see “Our Business—Market Area.”

Strong competition within our market area could hurt our profits and slow growth.

We face intense competition both in making loans and attracting deposits. This competition has made it more difficult for us to make new loans and attract deposits. Price competition for loans and deposits might result in us earning less on our loans and paying more on our deposits, which would reduce net interest income. Competition also makes it more difficult to grow loans and deposits. At June 30, 2005, which is the most recent date for which data is available from the FDIC, we held approximately 9.2 percent of the deposits in Newport County, Rhode Island and approximately 3.65 percent of the deposits in Washington County, Rhode Island. (Because Newport Federal and Westerly Savings Bank had not merged as of June 30, 2005, the percentages presented have been calculated by adding the individual market shares of Newport Federal and Westerly Savings Bank as of June 30, 2005.) Some of the institutions with which we compete have substantially greater resources and lending limits than we have and may offer services that we do not provide. We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Our profitability depends upon our continued ability to compete successfully in our market area. For more information about our market area and the competition we face, see “Our Business—Market Area” and “Our Business—Competition.”

We operate in a highly regulated environment and we may be adversely affected by changes in laws and regulations.

We are subject to extensive regulation, supervision and examination by the Office of Thrift Supervision, our chartering authority, and by the Federal Deposit Insurance Corporation, as insurer of our deposits. Newport Bancorp and Newport Federal are all subject to regulation and supervision by the Office of Thrift Supervision. Such regulation and supervision governs the activities in which an institution and its holding company may engage, and are intended primarily for the protection of the insurance fund and the depositors and borrowers of Newport Federal rather than for holders of Newport Bancorp common stock. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the level of our allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations.

Risks Related to this Offering

Additional expenses following the offering from operating as a public company and from new equity benefit plans will adversely affect our profitability.

Following the offering, our noninterest expenses are likely to increase as a result of the financial accounting, legal and various other additional expenses usually associated with operating as a public company. We also will recognize additional annual employee compensation and benefit expenses stemming from options and shares granted to employees, directors and executives under new benefit plans. These additional expenses will adversely affect our profitability. We cannot determine the actual amount of these new stock-related compensation and benefit expenses at this time because applicable accounting practices generally require that they be based on the fair market value of the options or shares of common stock at the date of the grant; however, we expect them to be material. We will recognize expenses for our employee stock ownership plan when shares are committed to be released to participants’ accounts and will recognize expenses for restricted stock awards and stock options generally over the vesting period of awards made to recipients. These benefit expenses in the first year following the offering have been estimated to be approximately $635,000 at the maximum of the offering range as set forth in the pro forma financial information under “Pro Forma Data” assuming the $10.00 per share purchase price as fair market value. Actual expenses, however, may be higher or lower, depending on the price of our common stock. For further discussion of these plans, see “Our Management—Benefit Plans.”

Our return on equity may negatively impact the value of our common stock.

Return on equity, which equals net income divided by average equity, is a ratio used by many investors to compare the performance of a particular company with other companies. For the year ended December 31, 2005, our annualized return on equity was 3.79%. Our pro forma return on equity for the same period is estimated to be 1.74%, assuming the sale of shares at the maximum of the offering range. Our publicly traded thrift peers used in the valuation of March 3, 2006 had an average return on equity of 8.74% for the year ended December 31, 2005. However, our return on equity in 2005 was reduced by the costs we incurred in connection with our merger with Westerly Savings Bank. Historically, our return on equity compared favorably with that of our peers. Over time, we intend to use the net proceeds from this offering to increase earnings per share and book value per share, without assuming undue risk, with the goal of achieving a return on equity that is competitive with other publicly held companies. This goal could take a number of years to achieve, and we cannot assure you that it will be attained. Consequently, you should not expect a competitive return on equity in the near future. Failure to achieve a competitive return on equity might make an investment in our common stock unattractive to some investors and might cause our common stock to trade at lower prices than comparable companies with higher returns on equity. See “Pro Forma Data” for an illustration of the financial impact of this offering.

We have broad discretion in allocating the proceeds of the offering. Our failure to effectively utilize such proceeds would reduce our profitability.

We intend to contribute approximately 50% of the net proceeds of the offering to Newport Federal. Newport Bancorp may use the portion of the proceeds that it retains to, among other things, invest in securities, pay cash dividends or repurchase shares of common stock, subject to regulatory restrictions. Newport Federal may use the portion of the proceeds that it receives to fund new loans, open new branches, invest in securities and expand its business activities. Newport Bancorp and Newport Federal may also use the proceeds of the offering to diversify their businesses and acquire other companies, although we have no specific plans to do so at this time. We have not allocated specific amounts of proceeds for any of these purposes, and we will have significant flexibility in determining how much of the net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively would reduce our profitability.

Issuance of shares for benefit programs may dilute your ownership interest.

We intend to adopt an equity incentive plan following the offering. If stockholders approve the new equity incentive plan, we intend to issue shares to our officers, employees and directors through this plan. If the restricted stock awards under the equity incentive plan are funded from authorized but unissued stock, your ownership interest in the shares could be diluted by up to approximately 3.8%, assuming awards of common stock equal to 4% of the shares sold in the offering and contributed to NewportFed Charitable Foundation are awarded under the plan. If the shares issued upon the exercise of stock options under the equity incentive plan are issued from authorized but unissued stock, your ownership interest in the shares could be diluted by up to approximately 9.1%, assuming stock option grants equal to 10% of the shares sold in the offering and contributed to NewportFed Charitable Foundation are granted under the plan. See “Pro Forma Data” and “Our Management—Benefit Plans.”

Our stock price may decline when trading commences.

We cannot guarantee that if you purchase shares in the offering that you will be able to sell them at or above the $10.00 purchase price. After the shares of our common stock begin trading, the trading price of the common stock will be determined by the marketplace, and will be influenced by many factors outside of our control, including prevailing interest rates, investor perceptions, securities analyst research reports and general industry, geopolitical and economic conditions. Publicly traded stocks, including stocks of financial institutions, often experience substantial market price volatility. These market fluctuations might not be related to the operating performance of particular companies whose shares are traded.

There may be a limited market for our common stock, which may adversely affect our stock price.

Although we have applied to have our shares of common stock traded on the Nasdaq Market, there is no guarantee that the shares will be actively traded. If an active trading market for our common stock does not develop, you may not be able to sell all of your shares of common stock on short notice and the sale of a large number of shares at one time could temporarily depress the market price. There also may be a wide spread between the bid and asked price for our common stock. When there is a wide spread between the bid and asked price, the price at which you may be able to sell our common stock may be significantly lower than the price at which you could buy it at that time.

Risks Related to the Formation of the Charitable Foundation

The contribution to NewportFed Charitable Foundation will decrease the ownership interest and voting interest in the shares issued to the public by 7.4% after the contribution.

Purchasers of shares will have their ownership and voting interests diluted by 7.4% at the close of the conversion when Newport Bancorp issues and contributes an additional number of shares to the NewportFed Charitable Foundation. For a further discussion regarding the effect of the contribution to the charitable foundation, see “Pro Forma Data” and “Comparison of Independent Valuation and Pro Forma Financial Information With and Without the Foundation.”

Our contribution to NewportFed Charitable Foundation may not be tax deductible, which could hurt our profits.

We believe that our contribution to NewportFed Charitable Foundation, valued at $3.2 million at the maximum of the offering, pre-tax, will be deductible for federal income tax purposes. However, we do not have any assurance that the Internal Revenue Service will grant tax-exempt status to the foundation. If the contribution is not deductible, we would not receive any tax benefit from the contribution. In addition, even if the contribution is tax deductible, we may not have sufficient profits to be able to use the deduction fully. In the event it is more likely than not that we will be unable to use the entire deduction, we will be required to establish a valuation allowance related to any deferred tax asset that has been recorded for this contribution.

Establishment of NewportFed Charitable Foundation will hurt our profits for fiscal year 2006.

Newport Bancorp intends to contribute shares of common stock equal to 8.0% of the shares sold in the offering of Newport Bancorp to NewportFed Charitable Foundation. This contribution will be an additional operating expense and will reduce net income during the fiscal year in which the foundation is established, which is expected to be the year ending December 31, 2006. Based on the pro forma assumptions, at the maximum of the offering range, the contribution to NewportFed Charitable Foundation would reduce net earnings by $1.9 million, after tax, in fiscal year 2006. See “Pro Forma Data.”

A Warning About Forward-Looking Statements

This prospectus contains forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Forward-looking statements include:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•	general economic conditions, either nationally or in our market area, that are worse than expected;

•	changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

•	increased competitive pressures among financial services companies;

•	changes in consumer spending, borrowing and savings habits;

•	legislative or regulatory changes that adversely affect our business;

•	adverse changes in the securities markets; and

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board.

Any of the forward-looking statements that we make in this prospectus and in other public statements we make may later prove incorrect because of inaccurate assumptions, the factors illustrated above or other factors that we cannot foresee. Consequently, no forward-looking statement can be guaranteed.

Selected Financial and Other Data

The summary financial information presented below is derived in part from our financial statements. The following is only a summary and you should read it in conjunction with the financial statements and notes beginning on page F-1. The information at December 31, 2005 and 2004 and for the years ended December 31, 2005, 2004 and 2003 is derived in part from the audited financial statements of Newport Federal that appear elsewhere in this prospectus. The information at and for the years ended December 31, 2002 and 2001 is derived in part from audited financial statements of Newport Federal Savings Bank and Westerly Savings Bank which have been combined for the financial information presented below and such financial statements do not appear in this prospectus.

	At December 31,
	2005	2004	2003	2002	2001
	(In thousands)
Financial Condition Data:
Total assets	$262,387	$256,003	$235,444	$223,057	$213,047
Securities available for sale	6,334	6,195	10,099	11,239	5,651
Securities held to maturity	2,292	2,791	3,351	986	2,337
Loans receivable, net (1)	232,326	216,611	191,906	177,308	162,586
Cash and cash equivalents	4,914	11,952	10,005	16,217	31,105
Deposits	192,581	187,100	170,990	163,260	160,341
Advances from Federal Home Loan Bank	50,123	49,972	46,969	43,719	37,814
Total retained earnings (2)	17,984	17,379	16,270	14,858	13,520

	For the Year Ended December 31,
	2005	2004	2003	2002	2001
	(In thousands)
Operating Data:
Interest and dividend income	$13,882	$12,501	$12,714	$13,151	$14,335
Interest expense	5,118	4,410	4,687	5,550	7,548

Net interest income	8,764	8,091	8,027	7,601	6,787
Provision for loan losses	198	144	36	36	27

Net interest income after provision for loan losses	8,566	7,947	7,991	7,565	6,760
Other income	1,725	2,004	2,074	1,729	1,779
Operating expenses	8,852	8,159	7,639	7,068	6,466

Income before income taxes	1,439	1,792	2,426	2,226	2,073
Provision for income taxes	765	655	958	903	798

Net income	$674	$1,137	$1,468	$1,323	$1,275

(1)	Includes loans held for sale.

(2)	Includes retained earnings and accumulated other comprehensive income/loss.

	At or For the Year Ended December 31,
	2005	2004	2003	2002	2001
Performance Ratios:
Return on average assets	0.26%	0.47%	0.63%	0.61%	0.63%
Return on average equity	3.79	6.70	9.26	9.21	9.64
Interest rate spread (1)	3.18	3.14	3.20	3.20	2.88
Net interest margin (2)	3.60	3.53	3.60	3.68	3.52
Noninterest expense to average assets	3.46	3.38	3.25	3.28	3.21
Efficiency ratio (3)	84.39	80.82	75.63	75.76	75.48
Average interest-earning assets to average interest-bearing liabilities	119.72	119.86	119.11	118.54	116.60
Average equity to average assets	6.95	7.03	6.75	6.67	6.56

Capital Ratios:
Tangible capital	6.85	6.79	6.91	6.66	6.35
Core capital	6.85	6.79	6.91	6.66	6.35
Total risk-based capital	11.21	10.77	11.94	11.69	11.64

Asset Quality Ratios:
Allowance for loan losses as a percent of total loans (4)	0.79	0.76	0.78	0.83	0.87
Allowance for loan losses as a percent of nonperforming loans	N/M	2,121.79	634.87	406.03	318.79
Net charge-offs (recoveries) to average outstanding loans during the period	0.00	0.00	0.00	(0.01)	(0.05)
Non-performing loans as a percent of total loans (4)	0.00	0.04	0.12	0.20	0.27

Other Data:
Number of:
Real estate loans outstanding	1,896	1,840	1,770	1,804	1,715
Deposit accounts	21,978	20,855	21,452	22,966	22,960
Offices	5	5	5	5	5

(1)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost on average interest-bearing liabilities.

(2)	Represents net interest income as a percent of average interest-earning assets.

(3)	Represents other operating expense divided by the sum of net interest income and other operating income.

(4)	Loans are presented before the allowance for loan losses but include deferred costs/fees. Construction loans are included net of loans in process. Loans held for sale are included.

N/M	Not meaningful because there are no nonperforming loans and, consequently, the denominator in the ratio was zero.

Use of Proceeds

The following table shows how we intend to use the net proceeds of the offering. The actual net proceeds will depend on the number of shares of common stock sold in the offering and the expenses incurred in connection with the offering. Payments for shares made through withdrawals from deposit accounts at Newport Federal will reduce Newport Federal’s deposits and will not result in the receipt of new funds for investment. See “Pro Forma Data” for the assumptions used to arrive at these amounts.

	Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range		15% Above Maximum of Offering Range
	2,951,389 Shares at $10.00 Per Share	Percent of Net Proceeds	3,472,222 Shares at $10.00 Per Share	Percent of Net Proceeds	3,993,055 Shares at $10.00 Per Share	Percent of Net Proceeds	4,592,013 Shares at $10.00 Per Share	Percent of Net Proceeds
	(Dollars In thousands)
Offering proceeds	$29,514	104.4%	$34,722	103.8%	$39,931	103.5%	$45,920	103.1%
Less: offering expenses	1,236	4.4	1,284	3.8	1,332	3.5	1,386	3.1

Net offering proceeds	28,278	100.0	33,438	100.0	38,599	100.0	44,534	100.0
Less:
Proceeds contributed to Newport Federal	14,139	50.0	16,719	50.0	19,300	50.0	22,267	50.0
Proceeds used for loan to employee stock ownership plan	2,550	9.0	3,000	9.0	3,450	8.9	3,968	8.9

Proceeds remaining for Newport Bancorp	$11,589	41.0%	$13,719	41.0%	$15,849	41.1%	$18,299	41.1%

Newport Bancorp intends to invest the proceeds it retains from the offering initially in short-term, liquid investments. Over time, Newport Bancorp may use the proceeds it retains from the offering:

•	to invest in securities;

•	to pay dividends to stockholders;

•	to repurchase shares of its common stock, subject to regulatory restrictions;

•	to finance the possible acquisition of financial institutions or other businesses that are related to banking; and

•	for general corporate purposes.

Under current Office of Thrift Supervision regulations, Newport Bancorp may not repurchase shares of its common stock during the first year following the offering, except to fund equity benefit plans or, with prior regulatory approval, when extraordinary circumstances exist.

Newport Federal may use the proceeds that it receives from the offering, which is shown in the table above as the amount contributed to Newport Federal:

•	to fund new loans;

•	to invest in mortgage-backed securities;

•	to finance the possible expansion of its business activities, including developing new branch locations such as the branch office Newport Federal anticipates opening in Portsmouth, Rhode Island in 2007; and

•	for general corporate purposes.

We may need regulatory approvals to engage in some of the activities listed above.

Except as described above, neither Newport Bancorp nor Newport Federal has any specific plans for the investment of the proceeds of this offering and has not allocated a specific portion of the proceeds to any particular use. For a discussion of our business reasons for undertaking the offering, see “The Conversion and Stock Offering—Reasons for the Conversion.”

Our Dividend Policy

Following the offering, our board of directors will consider a policy of paying regular cash dividends. The board of directors may declare and pay periodic special cash dividends in addition to, or in lieu of, regular cash dividends. In determining whether to declare or pay any dividends, whether regular or special, the board of directors will take into account our financial condition and results of operations, tax considerations, capital requirements, industry standards, and economic conditions. The regulatory restrictions that affect the payment of dividends by Newport Federal to us discussed below will also be considered. Newport Bancorp is also subject to Maryland law, which generally permits Newport Bancorp to pay dividends on its common stock if, after giving effect to the distribution, it would be able to pay its indebtedness as the indebtedness comes due in the usual course of business and its total assets exceed the sum of its liabilities and the amount needed, if Newport Bancorp is also dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of any holders of capital stock who have a preference in the event of dissolution. We cannot guarantee that we will pay dividends or that, if paid, we will not reduce or eliminate dividends in the future.

We will not be subject to Office of Thrift Supervision regulatory restrictions on the payment of dividends. However, our ability to pay dividends may depend, in part, upon dividends we receive from Newport Federal because we initially will have no source of income other than dividends from Newport Federal and earnings from the investment of the net proceeds from the offering that we retain. Office of Thrift Supervision regulations limit dividends and other distributions from Newport Federal to us. Newport Federal may not declare or pay a cash dividend on its capital stock if its effect would be to reduce the regulatory capital of Newport Federal below the amount required for the liquidation account to be established as required by Newport Federal’s plan of conversion. In addition, Newport Federal may not make a distribution that would constitute a return of capital during the three-year term of the business plan submitted in connection with the offering. No insured depository institution may make a capital distribution if, after making the distribution, the institution would be undercapitalized. See “Regulation and Supervision—Regulation of Federal Savings Associations—Limitation on Capital Distributions” and “The Conversion—Effects of Conversion to Stock Form—Liquidation Account.”

Any payment of dividends by Newport Federal to us that would be deemed to be drawn out of Newport Federal’s bad debt reserves would require Newport Federal to pay federal income taxes at the then current income tax rate on the amount deemed distributed. See “Federal and State Taxation—Federal Income Taxation” and note      of the notes to the financial statements included in this prospectus. We do not contemplate any distribution by Newport Federal that would result in this type of tax liability.

Market for the Common Stock

We have not previously issued common stock and there is currently no established market for the common stock. Upon completion of the offering, we expect that our shares of common stock will trade on the Nasdaq Market under the symbol “NFSB.” We cannot assure you that our common stock will be approved for listing. Sandler O’Neill & Partners, L.P. intends to become a market maker in our common stock following the offering, but it is under no obligation to do so. Sandler O’Neill also will assist us, if needed, in obtaining other market makers after the offering. We will try to obtain at least three market makers for our stock, but we cannot assure you that other market makers will be obtained or that an active and liquid trading market for the common stock will develop or, if developed, will be maintained.

The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of our common stock at any particular time may be limited, which may have an adverse effect on the price at which our common stock can be sold. There can be no assurance that persons purchasing the common stock will be able to sell their shares at or above the $10.00 price per share in the offering. Purchasers of our common stock should have a long-term investment intent and should recognize that there may be a limited trading market in the common stock.

Capitalization

The following table presents the historical capitalization of Newport Federal at December 31, 2005 and the capitalization of Newport Bancorp reflecting the offering (referred to as “pro forma” information). The pro forma capitalization gives effect to the assumptions listed under “Pro Forma Data,” based on the sale of the number of shares of common stock indicated in the table. This table does not reflect the issuance of additional shares as a result of the exercise of options granted under the proposed equity incentive plan. A change in the number of shares to be issued in the offering may materially affect pro forma capitalization. We are offering our common stock on a best efforts basis. We must sell a minimum of 2,951,389 shares to complete the offering.

		Pro Forma Capitalization Based Upon the Sale of
	Capitalization as of December 31, 2005	2,951,389 Shares at $10.00 Per Share	3,472,222 Shares at $10.00 Per Share	3,993,055 Shares at $10.00 Per Share	4,592,013 Shares at $10.00 Per Share
	(In thousands)
Deposits (1)	$192,581	$192,581	$192,581	$192,581	$192,581
Borrowings	50,123	50,123	50,123	50,123	50,123

Total deposits and borrowed funds	$242,704	$242,704	$242,704	$242,704	$242,704

Stockholders’ equity:
Preferred stock:
1,000,000 shares, $.01 par value per share, authorized; none issued or outstanding	—	—	—	—	—

Common stock:
19,000,000 shares, $.01 par value per share, authorized; specified number of shares assumed to be issued and outstanding (2)	—	32	38	43	50

Additional paid-in capital	—	30,607	36,178	41,750	48,158
Retained earnings (3)	18,133	18,133	18,133	18,133	18,133

Accumulated other comprehensive loss	(149)	(149)	(149)	(149)	(149)
Plus:
Tax benefit of contribution to charitable foundation	—	944	1,111	1,278	1,469
Less:
Foundation contribution expense—shares (4)	—	(2,361)	(2,778)	(3,194)	(3,674)
Common stock acquired by employee stock ownership plan (5)	—	(2,550)	(3,000)	(3,450)	(3,968)
Common stock to be acquired by equity incentive plan (6)	—	(1,275)	(1,500)	(1,725)	(1,984)

Total stockholders’ equity	$17,984	$43,381	$48,033	$52,685	$58,036

(1)	Does not reflect withdrawals from deposit accounts for the purchase of common stock in the offering. Withdrawals to purchase common stock will reduce pro forma deposits by the amounts of the withdrawals.

(2)	Reflects total issued and outstanding shares of 3,187,500, 3,750,000, 4,312,500 and 4,959,375 at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively.

(3)	Retained earnings are restricted by applicable regulatory capital requirements.

(4)	Represents the expense, net of tax, of the contribution of common stock to NewportFed Charitable Foundation based on an estimated tax rate of 40.0%. The actual rate experienced by Newport Bancorp may vary. The realization of the tax benefit is limited annually to 10.0% of our annual taxable income. However, for federal and state tax purposes, we can carry forward any unused portion of the deduction for five years following the year in which the contribution is made.

(5)	Assumes that 8% of the common stock sold in the offering and contributed to the charitable foundation, will be acquired by the employee stock ownership plan in the offering with funds borrowed from Newport Bancorp. Under generally accepted accounting principles, the amount of common stock to be purchased by the employee stock ownership plan represents unearned compensation and is, accordingly, reflected as a reduction of capital and a liability to the ESOP. As shares are released to plan participants’ accounts, a compensation expense will be charged, along with related tax benefit, and a reduction in the charge against capital will occur in the amount of the compensation expense recognized. Since the funds are borrowed from Newport Bancorp, the borrowing will be eliminated in consolidation and no liability or interest expense will be reflected in the financial statements of Newport Federal. See “Our Management—Benefit Plans—Employee Stock Ownership Plan.”

(6)

Assumes the purchase in the open market at $10.00 per share, for restricted stock awards under the proposed equity incentive plan, of a number of shares equal to 4% of the shares of common stock issued in the offering and contributed to the charitable foundation. The shares are reflected as a reduction of stockholders’ equity. The equity incentive plan will be submitted to stockholders for approval at a meeting following the offering. See “Risk Factors—Issuance of shares for benefit programs may dilute your ownership interest,” “Pro Forma Data” and “Our Management—Benefit Plans—Future Equity Incentive Plan.”

Regulatory Capital Compliance

At December 31, 2005, Newport Federal exceeded all regulatory capital requirements. The following table presents Newport Federal’s capital position relative to its regulatory capital requirements at December 31, 2005, on a historical and a pro forma basis. The table reflects receipt by Newport Federal of 50% of the net proceeds of the offering. For purposes of the table, the amount expected to be borrowed by the employee stock ownership plan and the cost of the shares expected to be awarded under the equity incentive plan as restricted stock (8% and 4% of the shares of common stock sold and contributed to the charitable foundation, respectively) are deducted from pro forma regulatory capital. For a discussion of the assumptions underlying the pro forma capital calculations presented below, see “Use of Proceeds,” “Capitalization” and “Pro Forma Data.” The definitions of the terms used in the table are those provided in the capital regulations issued by the Office of Thrift Supervision. For a discussion of the capital standards applicable to Newport Federal, see “Regulation and Supervision—Regulation of Federal Savings Associations—Capital Requirements.”

			Pro Forma at December 31, 2005
			Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range		15% Above Maximum of Offering Range
	Historical at December 31, 2005		2,951,389 Shares at $10.00 Per Share		3,472,222 Shares at $10.00 Per Share		3,993,055 Shares at $10.00 Per Share		4,592,013 Shares at $10.00 Per Share
	Amount	Percent of Assets (1)	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets
	(Dollars in thousands)
Total capital under generally accepted accounting principles	$17,984	6.85%	$30,743	11.06%	$33,080	11.78%	$35,417	12.49%	$38,104	13.28%

Tangible Capital:
Capital level (2)	$17,984	6.85%	$30,743	11.06%	$33,080	11.78%	$35,417	12.49%	$38,104	13.28%
Requirement	3,936	1.50	4,170	1.50	4,212	1.50	4,255	1.50	4,303	1.50

Excess	$14,048	5.35%	$26,573	9.56%	$28,868	10.28%	$31,162	10.99%	$33,801	11.78%

Core Capital:
Capital level (2)	$17,984	6.85%	$30,743	11.06%	$33,080	11.78%	$35,417	12.49%	$38,104	13.28%
Requirement	10,495	4.00	11,119	4.00	11,232	4.00	11,346	4.00	11,476	4.00

Excess	$7,489	2.85%	$19,624	7.06%	$21,848	7.78%	$24,071	8.49%	$26,628	9.28%

Total Risk-Based Capital:
Total risk-based capital (3)	$19,837	11.21%	$32,596	17.65%	$34,933	18.77%	$37,270	19.87%	$39,957	21.12%
Requirement	14,155	8.00	14,778	8.00	14,892	8.00	15,005	8.00	15,136	8.00

Excess	$5,682	3.21%	$17,818	9.65%	$20,041	10.77%	$22,265	11.87%	$24,821	13.12%

(1)	Tangible capital and core capital levels are shown as a percentage of adjusted total assets of $262.5 million. Risk-based capital levels are shown as a percentage of risk-weighted assets of $177.0 million.

(2)	A portion of the net unrealized losses on available-for-sale securities accounts for the difference between capital calculated under generally accepted accounting principles and each of tangible capital and core capital. See note 3 of the notes to the financial statements for additional information.

(3)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 50% risk-weighting.

Pro Forma Data

The following tables show information about our net income and stockholders’ equity reflecting the offering. The information provided illustrates our pro forma net income and stockholders’ equity based on the sale of common stock at the minimum of the offering range, the midpoint of the offering range, the maximum of the offering range and 15% above the maximum of the offering range. The actual net proceeds from the sale of the common stock cannot be determined until the offering is completed. Net proceeds indicated in the following tables are based upon the following assumptions:

•	All shares of stock will be sold in the subscription and community offerings;

•	Our employee stock ownership plan will purchase a number of shares equal to 8% of the shares sold in the offering and contributed to the charitable foundation, with a loan from Newport Bancorp that will be repaid in equal installments over 15 years;

•	Sandler O’Neill & Partners, L.P. will receive a fee equal to 1.0% of the aggregate purchase price of the shares sold in the offering, except that no fee will be paid with respect to shares contributed to the charitable foundation, or purchased by the employee stock ownership plan or by our officers, directors and employees and members of their immediate families;

•	Total expenses of the offering, excluding fees paid to Sandler O’Neill, will be approximately $927,000; and

•	We will make a charitable contribution of a number of shares of Newport Bancorp common stock equal to 8% of the shares sold in the offering with an assumed value of $10.00 per share. The number of shares contributed to the foundation would equal 236,111, 277,778, 319,445 and 367,362 at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively.

Actual expenses may vary from this estimate, and the amount of fees paid to Sandler O’Neill & Partners, L.P. (and potentially broker-dealers) will depend upon whether a syndicate of broker-dealers or other means is necessary to sell the shares, and other factors.

Pro forma net income for the year ended December 31, 2005 has been calculated as if the offering were completed at the beginning of the period, and the net proceeds had been invested at 4.38% for the year ended December 31, 2005, which represents the one-year treasury rate at that date. We believe that the one-year treasury rate represents a more realistic yield on the investment of the offering proceeds than the arithmetic average of the weighted average yield earned on our interest-earning assets and the weighted average rate paid on our deposits, which is the reinvestment rate required by Office of Thrift Supervision regulations.

A pro forma after-tax return of 2.63% is used for the year ended December 31, 2005, after giving effect to a combined federal and state income tax rate of 40.0%. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the number of shares of common stock indicated in the tables.

When reviewing the following tables you should consider the following:

•	The final column gives effect to a 15% increase in the offering range, which may occur without any further notice if RP Financial increases its appraisal to reflect the results of this offering, changes in our financial condition or results of operations or changes in market conditions after the offering begins. See “The Conversion and Stock Offering—How We Determined the Offering Range and the $10.00 Purchase Price.”

•	Since funds on deposit at Newport Federal may be withdrawn to purchase shares of common stock, the amount of funds available for investment will be reduced by the amount of withdrawals for stock purchases. The pro forma tables do not reflect withdrawals from deposit accounts.

•	Historical per share amounts have been computed as if the shares of common stock expected to be issued in the offering had been outstanding at the beginning of the period covered by the table. However, neither historical nor pro forma stockholders’ equity has been adjusted to reflect the investment of the estimated net proceeds from the sale of the shares in the offering, the additional employee stock ownership plan expense or the proposed equity incentive plan.

•	Pro forma stockholders’ equity (“book value”) represents the difference between the stated amounts of our assets and liabilities. Pro forma tangible stockholders’ equity excludes intangible assets. Book value amounts do not represent fair market values or amounts available for distribution to stockholders in the unlikely event of liquidation. The amounts shown do not reflect the federal income tax consequences of the restoration to income of Newport Federal’s special bad debt reserves for income tax purposes, which would be required in the unlikely event of liquidation. See “Federal and State Taxation.”

•	The amounts shown as pro forma stockholders’ equity per share do not represent possible future price appreciation of our common stock.

The following pro forma data, which are based on Newport Federal’s equity at December 31, 2005, and net income for the year ended December 31, 2005, may not represent the actual financial effects of the offering or our operating results after the offering. The pro forma data rely exclusively on the assumptions outlined above and in the notes to the pro forma tables. The pro forma data do not represent the fair market value of our common stock, the current fair market value of our assets or liabilities, or the amount of money that would be available for distribution to stockholders if we are liquidated after the offering.

We are offering our common stock on a best efforts basis. We must sell a minimum of 2,951,389 shares to complete the offering.

	Year Ended December 31, 2005
	Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	15% Above Maximum of Offering Range
	2,951,389 Shares at $10.00 Per Share	3,472,222 Shares at $10.00 Per Share	3,993,055 Shares at $10.00 Per Share	4,592,013 Shares at $10.00 Per Share
	(Dollars in thousands, except per share amounts)
Gross proceeds of offering	$29,514	$34,722	$39,931	$45,920
Plus: shares issued to the charitable foundation	2,361	2,778	3,194	3,674

Pro Forma Market Capitalization	$31,875	$37,500	$43,125	$49,594

Gross proceeds	29,514	34,722	39,931	45,920
Less: estimated expenses	(1,236)	(1,284)	(1,332)	(1,386)
Estimated net proceeds	28,278	33,438	38,599	44,534
Less: common stock acquired by employee stock ownership plan (1)	(2,550)	(3,000)	(3,450)	(3,968)
Less: common stock to be acquired by equity incentive plan (2)	(1,275)	(1,500)	(1,725)	(1,984)

Net investable proceeds	$24,453	$28,938	$33,424	$38,583

Pro Forma Net Income:

Pro forma net income (3):
Historical	$674	$674	$674	$674
Pro forma income on net investable proceeds	643	760	878	1,014
Less: pro forma employee stock ownership plan adjustments (1)	(102)	(120)	(138)	(159)
Less: pro forma restricted stock award expense (2)	(153)	(180)	(207)	(238)
Less: pro forma stock option expense (4)	(215)	(252)	(290)	(334)

Pro forma net income	$847	$882	$917	$957

Pro forma net income per share (3):
Historical	$0.23	$0.19	$0.17	$0.15
Pro forma income on net investable proceeds	0.22	0.22	0.22	0.22
Less: pro forma employee stock ownership plan adjustments (1)	(0.03)	(0.03)	(0.03)	(0.03)
Less: pro forma restricted stock award expense (2)	(0.05)	(0.05)	(0.05)	(0.05)
Less: pro forma stock option expense (4)	(0.07)	(0.07)	(0.07)	(0.07)

Pro forma net income per share	$0.30	$0.26	$0.24	$0.22
Offering price as a multiple of pro forma net income per share (annualized)	33.33	38.46	41.67	45.45
Number of shares used to calculate pro forma net income per share (5)	3,187,500	3,750,000	4,312,500	4,959,375

Pro Forma Stockholders’ Equity:

Pro forma stockholders’ equity (book value) (4):
Historical	$17,984	$17,984	$17,984	$17,984
Estimated net proceeds	28,278	33,438	38,599	44,534
Plus: shares issued to the charitable foundation	2,361	2,778	3,194	3,674
Less: after-tax cost of foundation shares	(1,417)	(1,667)	(1,916)	(2,205)
Less: common stock acquired by employee stock ownership plan (1)	(2,361)	(2,778)	(3,194)	(3,674)
Less: common stock to be acquired by equity incentive plan (2)	(1,275)	(1,500)	(1,725)	(1,984)

Pro forma stockholders’ equity	$43,381	$48,033	$52,685	$58,036

Pro forma stockholders’ equity per share (4):
Historical	$5.64	$4.80	$4.17	$3.63
Estimated net proceeds	8.87	8.92	8.95	8.98
Plus: shares issued to the charitable foundation	0.74	0.74	0.74	0.74
Less: after-tax cost of foundation shares	(0.44)	(0.44)	(0.44)	(0.44)
Less: common stock acquired by employee stock ownership plan (1)	(0.80)	(0.80)	(0.80)	(0.80)
Less: common stock to be acquired by equity incentive plan (2)	(0.40)	(0.40)	(0.40)	(0.40)

Pro forma stockholders’ equity per share	$13.61	$12.82	$12.22	$11.71

Offering price as a percentage of pro forma stockholders’ equity per share	73.48%	78.00%	81.83%	85.40%

Number of shares used to calculate pro forma stockholders’ equity per share (5)	3,187,500	3,750,000	4,312,500	4,959,375

(footnotes on following page)

(1)	Assumes that the employee stock ownership plan will acquire a number of shares of stock equal to 8% of the shares sold in the offering and contributed to the charitable foundation, (255,000, 300,000, 319,445 and 367,362 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively). The employee stock ownership plan will borrow the funds to acquire these shares from the net offering proceeds retained by Newport Bancorp. The amount of this borrowing has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds. This borrowing will have an interest rate equal to the prime rate as published in The Wall Street Journal, which is currently 7.5%, and a term of 15 years. Newport Federal intends to make contributions to the employee stock ownership plan in amounts at least equal to the principal and interest requirement of the debt. Interest income that Newport Bancorp will earn on the loan will offset a portion of the compensation expense recorded by Newport Federal as it contributes to the ESOP. As the debt is paid down, shares will be released for allocation to participants’ accounts and stockholders’ equity will be increased.

The adjustment to pro forma net income for the employee stock ownership plan reflects the after-tax compensation expense associated with the plan. Applicable accounting principles require that compensation expense for the employee stock ownership plan be based upon shares committed to be released and that unallocated shares be excluded from earnings per share computations. An equal number of shares (1/15 of the total, based on a 15-year loan) will be released each year over the term of the loan. The valuation of shares committed to be released would be based upon the average market value of the shares during the year, which, for purposes of this calculation, was assumed to be equal to the $10.00 per share purchase price. If the average market value per share is greater than $10.00 per share, total employee stock ownership plan expense would be greater. See “Our Management—Benefit Plans—Employee Stock Ownership Plan.”

(2)	Assumes that Newport Bancorp will purchase in the open market a number of shares of stock equal to 4% of the shares sold in the offering and contributed to the charitable foundation, (127,500, 150,000, 172,500 and 198,375 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively), that will be reissued as restricted stock awards under a equity incentive plan to be adopted following the offering. Purchases will be funded with cash on hand at Newport Bancorp or with dividends paid to Newport Bancorp by Newport Federal. The cost of these shares has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds. In calculating the pro forma effect of the restricted stock awards, it is assumed that the required stockholder approval has been received, that the shares used to fund the awards were acquired at the beginning of the respective period and that the shares were acquired at the $10.00 per share purchase price. The issuance of authorized but unissued shares of the common stock instead of shares repurchased in the open market would dilute the ownership interests of existing stockholders by approximately 3.8%.

The adjustment to pro forma net income for the restricted stock awards reflects the after-tax compensation expense associated with the awards. It is assumed that the fair market value of a share of Newport Bancorp common stock was $10.00 at the time the awards were made, that shares of restricted stock issued under the equity incentive plan vest 20% per year, that compensation expense is recognized on a straight-line basis over each vesting period so that 20% of the value of the shares awarded was an amortized expense during each year, and that the combined federal and state income tax rate was 40.0%. If the fair market value per share is greater than $10.00 per share on the date shares are awarded under the equity incentive plan, total equity incentive plan expense would be greater.

(3)	Does not give effect to the non-recurring expense that will be recognized in fiscal 2006 as a result of the contribution of common stock to the charitable foundation.

The following table shows the estimated after-tax expense associated with the contribution to the foundation, as well as pro forma net loss and pro forma net loss per share assuming the contribution to the foundation was expensed during the periods presented.

	Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	15% Above Maximum of Offering Range
	(Dollars in thousands, except per share amounts )
After-tax expense of contribution to foundation:
Year ended December 31, 2005	$1,417	$1,667	$1,916	$2,205

Pro forma net loss:
Year ended December 31, 2005	(570)	(785)	(999)	(1,248)

Pro forma net loss per share:
Year ended December 31, 2005	(0.19)	(0.23)	(0.25)	(0.27)

The pro forma data assume that we will realize 100.0% of the income tax benefit as a result of the contribution to the foundation based on a 40.0% income tax rate. The realization of the tax benefit is limited annually to 10.0% of our annual taxable income. However, for federal and state tax purposes, we can carry forward any unused portion of the deduction for five years following the year in which the contribution is made.

(4)	The adjustment to pro forma net income for stock options reflects the after-tax compensation expense associated with the stock options that may be granted under the equity incentive plan to be adopted following the offering. If the equity incentive plan is approved by stockholders, a number of shares equal to 10% of the number of shares sold in the offering and contributed to the charitable foundation, (318,750, 375,000, 431,250 and 495,938) shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively) will be reserved for future issuance upon the exercise of stock options that may be granted under the plan. Using the Black-Scholes option-pricing formula, the options are assumed to have a value of $3.74 for each option, based on the following assumptions: exercise price, $10.00; trading price on date of grant, $10.00; dividend yield, 0%; expected life, 10 years; expected volatility, 12.06%; and risk-free interest rate, 4.39%. Because there currently is no market for Newport Bancorp common stock, the assumed expected volatility is based on the SNL Index for all publicly-traded thrifts. The dividend yield is assumed to be 0% because there is no history of dividend payments and the board of directors has not expressed an intention to commence dividend payments upon completion of the offering. It is assumed that stock options granted under the equity incentive plan vest 20% per year, that compensation expense is recognized on a straight-line basis over each vesting period so that 20% of the value of the options awarded was an amortized expense during each year, that 25% of the options awarded are non-qualified options and that the combined federal and state income tax rate was 40.0%. If the fair market value per share is different than $10.00 per share on the date options are awarded under the equity incentive plan, or if the assumptions used in the option-pricing formula are different from those used in preparing this pro forma data, the value of the stock options and the related expense would be different. Applicable accounting standards do not prescribe a specific valuation technique to be used to estimate the fair value of employee stock options. Newport Bancorp may use a valuation technique other than the Black-Scholes option-pricing formula and that technique may produce a different value. The issuance of authorized but unissued shares of common stock to satisfy option exercises instead of shares repurchased in the open market would dilute the ownership interests of existing stockholders by approximately 9.1%.

(5)	The number of shares used to calculate pro forma net income per share is equal to the total number of shares to be outstanding upon completion of the offering, less the number of shares purchased by the employee stock ownership plan not committed to be released within nine months or one year following the offering. The number of shares used to calculate pro forma stockholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the offering.

Comparison of Independent Valuation and Pro Forma Financial

Information With and Without the Foundation

As set forth in the following table, if we do not establish and fund NewportFed Charitable Foundation as part of the offering, RP Financial estimates that our pro forma valuation would be greater, which would have resulted in an increase in the amount of common stock offered for sale in the offering. If the foundation were not established, there is no assurance that the updated appraisal that RP Financial will prepare at the closing of the offering would conclude that our pro forma market value would be the same as the estimate set forth in the table below. The updated appraisal will be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions.

The information presented in the following table is for comparative purposes only. It assumes that the offering was completed at December 31, 2005, based on the assumptions set forth under “Pro Forma Data.”

	At the Minimum of Estimated Valuation Range		At the Midpoint of Estimated Valuation Range		At the Maximum of Estimated Valuation Range		At the Maximum, as Adjusted, of Estimated Valuation Range
	With Foundation	No Foundation	With Foundation	No Foundation	With Foundation	No Foundation	With Foundation	No Foundation
	(Dollars in thousands, except per share amounts)
Estimated offering amount (1)	$29,514	$35,275	$34,722	$41,500	$39,931	$47,725	$45,920	$54,884
Pro forma market capitalization	31,875	35,275	37,500	41,500	43,125	47,725	49,594	54,884
Estimated pro forma valuation	31,875	35,275	37,500	41,500	43,125	47,725	49,594	54,884
Pro forma total assets	287,784	292,138	292,436	297,558	297,088	302,979	302,439	309,213
Pro forma total liabilities	244,403	244,403	244,043	244,043	244,043	244,043	244,043	244,043
Pro forma stockholders’ equity	43,381	47,735	48,033	53,155	52,685	58,576	58,036	64,810
Pro forma net income	847	937	882	987	917	1,038	957	1,097
Pro forma stockholders’ equity per share	13.61	13.53	12.82	12.80	12.22	12.28	11.71	11.81
Pro forma net income per share	0.30	0.30	0.26	0.27	0.24	0.24	0.22	0.22
Pro Forma Pricing Ratios:
Offering price as a percentage of pro forma stockholders’ equity	73.48%	73.91%	78.00%	78.13%	81.83%	81.43%	85.40%	84.67%
Offering price as a multiple of pro forma net income per share	33.33	33.33	38.46	37.04	41.67	41.67	45.45	45.45
Pro Forma Financial Ratios:
Return on assets	0.29%	0.32%	0.30%	0.33%	0.31%	0.34%	0.32%	0.35%
Return on stockholders’ equity	1.95	1.96	1.84	1.86	1.74	1.77	1.65	1.69
Stockholders’ equity to total assets	15.07	16.34	16.43	17.86	17.73	19.33	19.19	20.96

(1)	Based on independent valuation prepared by RP Financial as of March 3, 2006.

Our Business

General

Newport Bancorp is a Maryland chartered company established in March, 2006 to become the holding company for Newport Federal upon completion of the conversion. Before the completion of the conversion, Newport Bancorp will not engage in any significant activities other than those of an organizational nature. Following completion of the conversion, Newport Bancorp’s business activity will be the ownership of the outstanding capital stock of Newport Federal. Newport Bancorp will not own or lease any property but instead use the premises, equipment and other property of Newport Federal with the payment of appropriate rental fees, as required by applicable law and regulations, under the terms of an expense allocation agreement. In the future, Newport Bancorp may acquire or organize other operating subsidiaries; however, there are no current plans, arrangements, agreements or understandings, written or oral, to do so.

Newport Federal is a federally chartered savings bank originally founded as a Rhode Island institution in 1888. In October 2005, we acquired Westerly Savings Bank, a $76.0 million Rhode Island mutual financial institution with two branch locations in Westerly, Rhode Island. We operate as a community-oriented financial institution offering traditional financial services to consumers and businesses in our market area. We attract deposits from the general public and use those funds to originate one- to four-family residential loans, multi-family loans, commercial real estate loans, construction loans and consumer loans.

Our website address is www.newportfederal.com. Information on our website should not be considered a part of this prospectus.

Market Area

We are headquartered in Newport, Rhode Island. In addition to our main office, we operate four other full-service branch offices in Rhode Island: one each in Middletown and in Wakefield, Rhode Island, and two in Westerly. We consider Newport and Washington Counties, Rhode Island to be our primary market area. According to the Environmental Systems Research Institute and the United States Census Bureau, the population of Newport and Washington Counties were approximately 86,012 and 130,350, respectively.

Competition

We face significant competition for the attraction of deposits and origination of loans. Our most direct competition for deposits has historically come from the several financial institutions operating in our market area and, to a lesser extent, from other financial service companies such as brokerage firms, credit unions and insurance companies. We also face competition for investors’ funds from money market funds, mutual funds and other corporate and government securities. At June 30, 2005, which is the most recent date for which data is available from the FDIC, we held approximately 9.2% of the deposits in Newport County, Rhode Island and approximately 3.65% of the deposits in Washington County, Rhode Island. (Because Newport Federal and Westerly Savings Bank had not merged as of June 30, 2005, the percentages presented have been calculated by adding the individual market shares of Newport Federal and Westerly Savings Bank as of June 30, 2005.) In addition, banks owned by large holding companies such as Bank of America Corporation, Citizens and Sovereign also operate in our market area. These institutions are significantly larger than us and, therefore, have significantly greater resources.

Our competition for loans comes primarily from financial institutions in our market area and, to a lesser extent, from other financial service providers, such as mortgage companies and mortgage brokers. Competition for loans also comes from the increasing number of non-depository financial service companies entering the mortgage market, such as insurance companies, securities companies and specialty finance companies.

We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Technological advances, for example, have lowered barriers to entry, allowed banks to expand their geographic reach by providing services over the Internet and made it possible for non-depository institutions to offer products and services that traditionally have been provided by banks. Changes in federal law permit affiliation among banks, securities firms and insurance companies, which promotes a competitive environment in the financial services industry. Competition for deposits and the origination of loans could limit our growth in the future.

Lending Activities

General. The largest segment of our loan portfolio is real estate mortgage loans, primarily one- to four-family residential loans. The other significant segment of our loan portfolio is commercial real estate loans. To a lesser degree, we also originate multi-family and construction loans, as well as consumer loans. We originate loans for investment purposes, although we occasionally sell a portion of our one- to four-family residential loans into the secondary market.

One- to Four-Family Residential Loans. Our origination of mortgage loans enables borrowers to purchase or refinance existing homes located in Rhode Island, Southeastern Connecticut and, to a lesser extent, Southeastern Massachusetts, although our primary lending market is Newport and Washington Counties, Rhode Island.

Our residential lending policies and procedures conform to the secondary market guidelines as we occasionally sell qualifying fixed-rate loans into the secondary market. We offer fixed-rate mortgage loans with terms of 10 to 30 years, and to a lesser extent, 40 years. We also offer adjustable-rate mortgage loans. Borrower demand for adjustable-rate loans compared to fixed-rate loans is a function of the level of interest rates, the expectations of changes in the level of interest rates, and the difference between the interest rates and loan fees offered for fixed-rate mortgage loans as compared to an initially discounted interest rate and loan fees for multi-year adjustable-rate mortgages (“ARMs”). The relative amount of fixed-rate mortgage loans and adjustable-rate mortgage loans that can be originated at any time is largely determined by the demand for each in a competitive environment. The loan fees, interest rates and other provisions of mortgage loans are determined by us on the basis of our own pricing criteria and competitive market conditions.

Interest rates and payments on our adjustable-rate mortgage loans generally adjust annually after an initial fixed period that typically ranges from one to three years. Interest rates and payments on our adjustable-rate loans generally are adjusted to a rate typically equal to a percentage above the one year U.S. Treasury index. The maximum amount by which the interest rate may be increased or decreased is generally 2% per adjustment period and the lifetime interest rate cap is generally 6.0% over the initial interest rate of the loan.

While one- to four-family residential real estate loans are normally originated with up to 30-year terms, such loans typically remain outstanding for substantially shorter periods because borrowers often prepay their loans in full either upon sale of the property pledged as security or upon refinancing the original loan. Therefore, average loan maturity is a function of, among other factors, the level of purchase and sale activity in the real estate market, prevailing interest rates and the interest rates payable on outstanding loans on a regular basis. We do not offer loans with negative amortization and generally do not offer interest only loans.

We generally do not make conventional loans with loan-to-value ratios exceeding 95%. Loans with loan-to-value ratios in excess of 80% generally require private mortgage insurance. We require all properties securing mortgage loans to be appraised by a board-approved independent appraiser. We generally require title insurance on all first mortgage loans. Borrowers must obtain hazard insurance, and flood insurance for loans on property located in a flood zone, before closing the loan.

Multi-Family and Commercial Real Estate Loans. We offer fixed- and adjustable-rate mortgage loans secured by commercial and multi-family real estate. Our commercial and multi-family real estate loans are generally secured by five to 10 unit apartment buildings, small office buildings, two to four unit mixed-used retail and residential properties and bed and breakfast inn establishments. These properties are located in Newport and Washington Counties in Rhode Island, and to a lesser extent, New London County, Connecticut.

We originate a variety of fixed- and adjustable-rate commercial real estate and multi-family real estate loans generally for terms up to 10 years. Our adjustable-rate loans include loans that adjust based on the five year FHLB Classic Rate Advance Index, adjustable every five years. Loans are secured by first mortgages, and amounts generally do not exceed 75% of the property’s appraised value.

As of December 31, 2005, our largest commercial loan was $1.4 million and was secured by a bed and breakfast inn and owner’s residence in Newport, Rhode Island. This loan was performing in accordance with its original terms at December 31, 2005.

Construction Loans. Newport Federal originates construction loans for one- to four-family homes and commercial, multi-family and other nonresidential purposes. Newport Federal’s residential construction loans generally provide for the payment of only interest during the construction phase, which is usually six to twelve months. At the end of the construction phase, the loan converts to a permanent mortgage loan. One- to four-family residential construction loans are made with a maximum loan to value ratio of 80% of the market value of the real estate and improvements. Commercial, multi-family and other nonresidential loans can be made with a maximum loan to value ratio of 75% of the upon completion market value of the real estate and improvements. At December 31, 2005, the largest outstanding construction loan commitment was for $1 million, $735,000 of which was outstanding. This loan was performing according to its terms at December 31, 2005. Construction loans to individuals are generally made on the same terms as Newport Federal’s one- to four-family mortgage loans.

Consumer Loans. Our consumer loans include home equity loans and lines of credit, loans secured by first or second mortgages of real estate, passbook or certificate accounts or marketable securities.

The procedures for underwriting consumer loans include an assessment of the applicant’s payment history on other debts and ability to meet existing obligations and payments on the proposed loan. Although the applicant’s creditworthiness is a primary consideration, the underwriting process also includes a comparison of the value of the collateral, if any, to the proposed loan amount.

We offer home equity loans with a maximum combined loan to value ratio of 80% or less. Home equity lines of credit have adjustable rates of interest that are indexed to the Prime Rate as published by The Wall Street Journal. Home equity loans have fixed interest rates and terms that typically range from five to 15 years, but may have terms as long as 20 years.

Loan Underwriting Risks.

Adjustable-Rate Loans. While we anticipate that adjustable-rate loans will better offset the adverse effects of an increase in interest rates as compared to fixed-rate mortgages, an increased monthly mortgage payment required of adjustable-rate loan borrowers in a rising interest rate environment could cause an increase in delinquencies and defaults. The marketability of the underlying property also may be adversely affected in a high interest rate environment. In addition, although adjustable-rate mortgage loans make our asset base more responsive to changes in interest rates, the extent of this interest sensitivity is limited by the annual and lifetime interest rate adjustment limits.

Multi-family and Commercial Real Estate Loans. Loans secured by multi-family and commercial real estate generally have larger balances and involve a greater degree of risk than one- to four-family residential mortgage loans. Of primary concern in multi-family and commercial real estate lending is the borrower’s creditworthiness and the feasibility and cash flow potential of the project. Payments on loans secured by income properties often depend on successful operation and management of the properties. As a result, repayment of such loans may be subject to a greater extent than residential real estate loans, to adverse conditions in the real estate market or the economy. To monitor cash flows on income properties, we require borrowers and loan guarantors, if any, to provide annual financial statements on multi-family and commercial real estate loans. In reaching a decision on whether to make a multi-family or commercial real estate loan, we consider and review a global cash flow analysis of the borrower and consider the net operating income of the property, the borrower’s expertise, credit history and profitability and the value of the underlying property. We have generally required that the properties securing these real estate loans have debt service coverage ratios (the ratio of earnings before debt service to debt service) of at least 1.25. An environmental survey or environmental risk insurance is obtained when the possibility exists that hazardous materials may have existed on the site, or the site may have been impacted by adjoining properties that handled hazardous materials.

Construction Loans. Construction financing is generally considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the property’s value at completion of construction and the estimated cost of construction. During the construction phase, a number of factors could result in delays and cost overruns. If the estimate of construction costs proves to be inaccurate, we may be required to advance funds beyond the amount originally committed to permit completion of the building. If the estimate of value proves to be inaccurate, we may be confronted, at or before the maturity of the loan, with a building having a value which is insufficient to assure full repayment if liquidation is required. If we are forced to foreclose on a building before or at completion due to a default, there can be no assurance that we will be able to recover all of the unpaid balance of, and accrued interest on, the loan as well as related foreclosure and holding costs.

Consumer Loans. Consumer loans may entail greater risk than do residential mortgage loans, particularly in the case of consumer loans that are secured by assets that depreciate rapidly, such as motor vehicles. In such cases, repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan and a small remaining deficiency often does not warrant further substantial collection efforts against the borrower. Consumer loan collections depend on the borrower’s continuing financial stability, and therefore are likely to be adversely affected by various factors, including job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans.

Loan Originations, Purchases and Sales. Loan originations come from a number of sources. The primary source of loan originations are existing customers, walk-in traffic, advertising and referrals from customers. Occasionally, we sell loans that we have originated. Our decision to sell loans is based on prevailing market interest rate conditions, interest rate management and liquidity needs. We sold $7.4 million, $7.4 million and $20.6 million of loans in the years ended December 31, 2005, 2004 and 2003, respectively.

From time to time, Newport Federal will purchase whole loans or participations in loans to supplement its lending portfolio. Whole loans purchased totaled $1.7 million at December 31, 2005. We perform our own underwriting analysis on each loan purchased using the same standards used for loans originated. We do not service purchased loans.

Loan participations totaled $1.7 million at December 31, 2005. Loan participations are also subject to the same credit analysis and loan approvals as loans we originate. We are permitted to review all of the documentation relating to any loan in which we participate. However, in a purchased participation loan, we do not service the loan and thus are subject to the policies and practices of the lead lender with regard to monitoring delinquencies, pursuing collections and instituting foreclosure proceedings.

Loan Approval Procedures and Authority. Our lending activities follow written, non-discriminatory, underwriting standards and loan origination procedures established by our board of directors and management. The President, Chief Lending Officer and Chief Operating Officer have authority to approve secured loans in amounts up to $2.0 million and unsecured loans up to $300,000. Secured loans from $2.0 million to $2.2 million must be approved by four of the following persons: recommending loan officer, Chief Lending Officer, President, Chief Operating Officer and one non-employee member of the board of directors. Secured loans from $2.2 million to $2.4 million must be approved by a majority of the Executive Committee of the board of directors. Unsecured loans over $600,000 and secured loans greater than $2.4 million up to the legal lending limit must be approved by a majority vote of the entire board of directors.

Smaller loans may be approved by individual loan officers; however, the Chief Lending Officer oversees the origination of all loans.

Loans to One Borrower. The maximum amount that we may lend to one borrower and the borrower’s related entities is limited, by regulation, to generally 15% of our stated capital and reserves. At December 31, 2005, our regulatory limit on loans to one borrower was $2.9 million. At that date, our largest lending relationship was $2.0 million and was secured by a one- to four-family residence. This loan was performing in accordance with its original terms at December 31, 2005.

Loan Commitments. We issue commitments for fixed- and adjustable-rate mortgage loans conditioned upon the occurrence of certain events. Commitments to originate mortgage loans are legally binding agreements to lend to our customers. Generally, our loan commitments expire after 60 days.

Investment Activities

We have legal authority to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various federal agencies and of state and municipal governments, mortgage-backed securities and certificates of deposit of federally insured institutions. Within certain regulatory limits, we also may invest a portion of our assets in corporate securities and mutual funds. We also are required to maintain an investment in Federal Home Loan Bank of Boston stock.

At December 31, 2005, our investment portfolio consisted of mortgage-backed securities issued primarily by Fannie Mae and mutual funds, the underlying assets of which consist of short-term agency securities and mortgage-backed securities.

Our investment objectives are to provide and maintain liquidity, to establish an acceptable level of interest rate and credit risk, to provide an alternate source of low-risk investments when demand for loans is weak and to generate a favorable return. Our board of directors has the overall responsibility for the investment portfolio, including approval of the investment policy. Messrs. McCarthy and Walsh, our Chief Executive Officer and Chief Financial Officer, respectively, are responsible for implementation of the investment policy and monitoring our investment performance. The board of directors of Newport Federal reviews the status of our investment portfolio on a quarterly basis, or more frequently if warranted.

Deposit Activities and Other Sources of Funds

General. Deposits, borrowings and loan repayments are the major sources of our funds for lending and other investment purposes. Scheduled loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and money market conditions.

Deposit Accounts. Substantially all of our depositors are residents of Rhode Island. Deposits are attracted from within our market area through the offering of a broad selection of deposit instruments, including non-interest-bearing demand deposits (such as checking accounts), interest-bearing demand accounts (such as NOW and money market accounts), regular savings accounts and certificates of deposit. Deposit account terms vary according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors. In determining the terms of our deposit accounts, we consider the rates offered by our competition, our liquidity needs, profitability to us, matching deposit and loan products and customer preferences and concerns. We generally review our deposit mix and pricing weekly. Our current strategy is to offer competitive rates and to be in the middle of the market for rates on all types of deposit products; however, we selectively compete for various certificates of deposit.

In addition to accounts for individuals, we also offer deposit accounts designed for the businesses operating in our market area. Our business banking deposit products include commercial checking accounts and money market accounts.

Borrowings. We utilize advances from the Federal Home Loan Bank of Boston to supplement our investable funds. The Federal Home Loan Bank functions as a central reserve bank providing credit for member financial institutions.

As a member, we are required to own capital stock in the Federal Home Loan Bank and are authorized to apply for advances on the security of such stock and certain of our mortgage loans and other assets (principally securities which are obligations of, or guaranteed by, the United States), provided certain standards related to creditworthiness have been met. Advances are made under several different programs, each having its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based either on a fixed percentage of an institution’s net worth or on the Federal Home Loan Bank’s assessment of the institution’s creditworthiness.

Properties

We conduct our business through our main office and branch offices. The following table sets forth certain information relating to these facilities as of December 31, 2005.

Location	Year Opened	Square Footage	Date of Lease Expiration	Own/ Lease	Net Book Value as of December 31, 2005
	(Dollars in thousands)
Main Office:
100 Bellevue Avenue Newport, RI 02840	1964	12,000	N/A	Own	$2,392

Branches:
165 East Main Road Middletown, RI 20842	1978	3,000	5/30/2020	Lease	533

121 Old Tower Hill Road Wakefield, RI 02879	1996	3,000	5/14/2011	Lease	215

8 Union Street Westerly, RI 02891	1958	5,000	N/A	Own	820

2 Wilder Avenue Westerly, RI 02891	2001	1,200	N/A	Own	531

Personnel

As of December 31, 2005, we had 51 full-time employees and 14 part-time employees, none of whom is represented by a collective bargaining unit. We believe our relationship with our employees is good.

Legal Proceedings

Periodically, there have been various claims and lawsuits against us, such as claims to enforce liens, condemnation proceedings on properties in which we hold security interests, claims involving the making and servicing of real property loans and other issues incident to our business. We are not a party to any pending legal proceedings that we believe would have a material adverse effect on our financial condition, results of operations or cash flows.

Subsidiaries

Newport Federal Savings Bank has no subsidiaries.

Management’s Discussion and Analysis of

Results of Operations and Financial Condition

The objective of this section is to help potential investors understand our views on our results of operations and financial condition. You should read this discussion in conjunction with the financial statements and notes to the financial statements that appear at the end of this prospectus.

Overview

Income. Our primary source of pre-tax income is net interest income. Net interest income is the difference between interest income, which is the income that we earn on our loans and investments, and interest expense, which is the interest that we pay on our deposits and borrowings. Other significant sources of pre-tax income are service charges (mostly from service charges on deposit accounts and loan servicing fees). In some years, we recognize income from the sale of loans and securities.

Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio. We evaluate the need to establish allowances against losses on loans on a quarterly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings.

Expenses. The noninterest expenses we incur in operating our business consist of compensation and employee benefits expenses, occupancy expenses, federal deposit insurance premiums, data processing expenses and other miscellaneous expenses. Following the offering, our noninterest expenses are likely to increase as a result of operating as a public company. These additional expenses will consist primarily of legal and accounting fees, expenses of shareholder communications and meetings and expenses related to the addition of personnel in our accounting department.

Compensation and employee benefits consist primarily of: salaries and wages paid to our employees; payroll taxes; and expenses for health insurance, retirement plans and other employee benefits. Following the offering, we will recognize additional annual employee compensation expenses stemming from the adoption of new equity benefit plans. We cannot determine the actual amount of these new stock-related compensation and benefit expenses at this time because applicable accounting practices require that they be based on the fair market value of the shares of common stock at specific points in the future. For an illustration of these expenses, see “Pro Forma Data.”

Occupancy expenses, which are the fixed and variable costs of buildings and equipment, consist primarily of depreciation charges, furniture and equipment expenses, maintenance, real estate taxes and costs of utilities. Depreciation of premises and equipment is computed using the straight-line method based on the useful lives of the related assets, which range from three to 40 years. Leasehold improvements are amortized over the shorter of the useful life of the asset or term of the lease. Expected terms include lease option periods to the extent that the exercise of such options is reasonably assured.

Data processing expenses are the fees we pay to third parties for processing customer information, deposits and loans.

Federal deposit insurance premiums are payments we make to the Federal Deposit Insurance Corporation for insurance of our deposit accounts.

In addition, our contribution to the charitable foundation will be an additional operating expense that will reduce net income during the quarter in which the contribution to the foundation is made and, as a result, we expect to record a loss in the third quarter of fiscal 2006.

Other expenses include expenses for professional services, advertising, office supplies, postage, telephone, insurance, charitable contributions, regulatory assessments and other miscellaneous operating expenses.

Critical Accounting Policies

We consider accounting policies involving significant judgments and assumptions by management that have, or could have, a material impact on the carrying value of certain assets or on income to be critical accounting policies. We consider the following to be our critical accounting policy.

Allowance for Loan Losses. The allowance for loan losses is the amount estimated by management as necessary to cover losses inherent in the loan portfolio at the balance sheet date. The allowance is established through the provision for loan losses, which is charged to income. Determining the amount of the allowance for loan losses necessarily involves a high degree of judgment. Among the material estimates required to establish the allowance are: loss exposure at default; the amount and timing of future cash flows on impacted loans; value of collateral; and determination of loss factors to be applied to the various elements of the portfolio. All of these estimates are susceptible to significant change. Management reviews the level of the allowance at least quarterly and establishes the provision for loan losses based upon an evaluation of the portfolio, past loss experience, current economic conditions and other factors related to the collectibility of the loan portfolio. Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation. In addition, the Office of Thrift Supervision, as an integral part of its examination process, periodically reviews our allowance for loan losses. Such agency may require us to recognize adjustments to the allowance based on its judgments about information available to it at the time of its examination. A large loss could deplete the allowance and require increased provisions to replenish the allowance, which would adversely affect earnings. See note 1 of the notes to the financial statements included in this prospectus.

Operating Strategy

Our mission is to operate and grow a profitable community-oriented financial institution. We plan to achieve this by executing our strategy of:

•	continuing to emphasize the origination of one- to four-family residential real estate loans;

•	pursuing opportunities to increase commercial real estate lending;

•	pursuing opportunities to expand our primary market area by opening new branch offices;

•	continuing to use conservative underwriting practices to maintain the high quality of our loan portfolio;

•	maintaining core deposits; and

•	providing exceptional service to attract and retain customers.

Continue to emphasize the origination of one- to four-family residential real estate loans

One of our primary lending activities is the origination of residential mortgage loans secured by homes in our market area. At December 31, 2005, the Bank employed twelve officers with loan approval authority. We intend to continue emphasizing the origination of residential mortgage loans going forward. At December 31, 2005, 68.4% of our total loans were one- to four-family residential real estate loans. We believe that this emphasis on residential lending, which carries a lower credit risk, contributes to our high asset quality. We will continue to occasionally sell a portion of the residential loans we originate, primarily fixed-rate loans, into the secondary market, generally with servicing released.

Pursue opportunities to increase commercial real estate loans

Commercial real estate loans provide us with the opportunity to earn more income because they tend to have higher interest rates than residential mortgage loans. At December 31, 2005, 20.3% of our total loans were commercial real estate loans.

We intend to continue to pursue commercial real estate lending opportunities in accordance with past practice. There are many commercial real estate lending opportunities located in our market area, including the area surrounding our Westerly branch offices, and we will continue to pursue these commercial lending in accordance with what we believe are our conservative underwriting guidelines.

Pursue opportunities to expand our market area

We intend to pursue opportunities to expand our market area by opening additional branch offices and, possibly, through the acquisition of other financial institutions.

Continue to use conservative underwriting practices to maintain the high quality of our loan portfolio

We believe that high asset quality is a key to long-term financial success. We have sought to maintain a high level of asset quality and moderate credit risk by using underwriting standards which we believe are conservative. At December 31, 2005, there were no nonperforming loans (loans that are 90 days or more delinquent) in our total loan portfolio. We intend to continue our efforts to originate residential mortgage loans, multi-family loans, commercial real estate loans and construction loans after the offering and our philosophy of managing loan exposures through our conservative approach to lending.

Maintain core deposits

Core deposits (deposit accounts other than certificates of deposit) comprised 63% of our total deposits at December 31, 2005. We value core deposits because they generally represent longer term customer relationships and a lower cost of funding compared to certificates of deposit. We seek to maintain our core deposits through exceptional customer service and targeted advertising.

Provide exceptional service to attract and retain customers

As a community-oriented financial institution, we emphasize providing exceptional customer service as a means to attract and retain customers. We deliver personalized service and respond with flexibility to customer needs. We believe that our community orientation is attractive to our customers and distinguishes us from the large banks that operate in our area. We have also provided Internet banking since 2001.

Balance Sheet Analysis

Loans. Our primary lending activity is the origination of loans secured by real estate. We originate one- to four-family residential loans, multi-family and commercial real estate loans and consumer loans. To a lesser extent, we originate construction loans.

The largest segment of our loan portfolio is one- to four- family residential loans. One- to four-family loans totaled $160.5 million and represented 68.4% of total loans at December 31, 2005, compared to $143.3 million, or 65.5% of total loans, at December 31, 2004 and $125.5 million, or 64.7% of total loans, at December 31, 2003. One- to four-family loans increased in each period due to our continued emphasis on investment in one- to four-family mortgage loans.

Commercial real estate loans totaled $47.7 million and represented 20.3% of total loans at December 31, 2005, compared to $46.4 million, or 21.2% of total loans, at December 31, 2004 and $43.0 million, or 22.2% of total loans, at December 31, 2003. Multi-family loans totaled $6.7 million, or 2.9% of total loans at December 31, 2005 compared to $5.8 million or 2.7% of total loans at December 31, 2004 and $3.9 million, or 2.0% of total loans at December 31, 2003. In addition to increasing our commercial real estate lending and multi-family lending, we continued to originate construction loans. Our construction loans totaled $3.2 million, representing 1.3% of total loans at December 31, 2005, compared to $7.7 million or 3.5% of total loans at December 31, 2004 and $9.1 million, or 4.7% of total loans at December 31, 2003 primarily because Westerly Savings Bank had engaged in construction lending to a greater degree than we do and once Westerly Savings Bank was merged with and into Newport Federal, the combined entity has originated construction loans in accordance with Newport Federal’s underwriting policy.

We also originate consumer loans, including home equity loans and lines of credit, and to a lesser extent, loans secured by passbook or certificate accounts. Consumer loans totaled $16.7 million and represented 7.1% of total loans at December 31, 2005, compared to $15.7 million, or 7.2% of total loans, at December 31, 2004 and $12.4 million, or 6.4% of total loans, at December 31, 2003. The $992,000 increase in the year ended December 31, 2005 and the $3.3 million increase in the year ended December 31, 2004 was due to increases in home equity loans and lines of credit, as other consumer loans decreased over those periods.

The following table sets forth the composition of our loan portfolio at the dates indicated.

	At December 31,
	2005		2004		2003		2002		2001
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate—mortgage:
One- to four-family	$160,519	68.36%	$143,267	65.46%	$125,458	64.69%	$118,700	66.94%	$108,791	66.15%
Multi-family	6,726	2.86	5,809	2.65	3,884	2.00	2,076	1.17	1,797	1.09
Commercial	47,742	20.33	46,406	21.20	43,034	22.19	43,624	24.60	40,295	24.50

Total real estate—mortgage	214,987	91.55	195,482	89.31	172,376	88.88	164,400	92.91	150,883	91.74

Construction (1)	3,151	1.35	7,711	3.53	9,142	4.72	6,196	3.49	4,820	2.94

Consumer:
Equity lines of credit	15,404	6.56	14,236	6.50	11,089	5.72	7,411	4.18	5,708	3.47
Other consumer	1,263	0.54	1,439	0.66	1,318	0.68	1,259	0.71	3,039	1.85

Total consumer loans	16,667	7.10	15,675	7.16	12,407	6.40	8,670	4.89	8,747	5.32

Total loans	234,805	100.00%	218,868	100.00%	193,925	100.00%	179,266	100.00%	164,450	100.00%

Allowance for losses	(1,853)		(1,655)		(1,511)		(1,482)		(1,425)
Deferred loan costs	(626)		(602)		(508)		(476)		(439)

Loans, net	$232,326		$216,611		$191,906		$177,308		$162,586

(1)	Construction loans are net of loans in process, which totaled $2,428,000 and $4,018,000 at December 31, 2005 and 2004, respectively.

Loan Maturity

The following table sets forth certain information at December 31, 2005 regarding the dollar amount of loan principal repayments becoming due during the periods indicated. The table does not include any estimate of prepayments which significantly shorten the average life of all loans and may cause our actual repayment experience to differ from that shown below. Demand loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less.

	1-4 Family Real Estate Loans	Multi- Family Real Estate Loans	Commercial Real Estate Loans	Construction Loans
	(In thousands)
Amounts due in:
One year or less	$920	$—	$1,860	$2,557
More than one year to five years	3,870	319	3,454	—
More than five years to ten years	17,427	3,937	21,055	594	(1)
More than ten years to twenty years	49,278	1,906	21,367	—
More than twenty years	89,024	564	6	—

Total	$160,519	$6,726	$47,742	$3,151

	Equity Lines	Consumer Loans	Total Loans
	(In thousands)
Amounts due in:
One year or less	$26	$365	$5,728
More than one year to five years	598	816	9,057
More than five years to ten years	3,604	44	46,661
More than ten years to twenty years	11,070	37	83,658
More than twenty years	106	1	89,701

Total	$15,404	$1,263	$234,805

(1)	Includes loans that are construction to permanent.

Fixed v. Adjustable Loans

The following table sets forth the dollar amount of all loans at December 31, 2005 that are due after December 31, 2006, and have either fixed interest rates or floating or adjustable interest rates. The amounts shown below exclude applicable loans in process, unearned interest in consumer loans and net deferred loan costs.

	Fixed Rates	Floating or Adjustable Rates	Total
	(In thousands)
Real estate mortgage loans:
One- to four-family	$127,626	$31,972	$159,598
Multi-family	2,017	4,709	6,726
Commercial	12,395	33,486	45,881
Construction	594	—	594
Consumer	899	15,379	16,278

Total	$143,531	$85,546	$229,077

Our adjustable-rate mortgage loans generally do not provide for downward adjustments below the initial discounted contract rate. When market interest rates rise, as has occurred in recent periods, the interest rates on these loans may increase based on the contract rate (the index plus the margin) exceeding the initial interest rate floor.

Loan Activity

The following table shows loans originated, purchased and sold during the periods indicated.

	Year Ended December 31,
	2005	2004	2003	2002	2001
	(In thousands)
Loans, net, at beginning of period	$216,611	$191,906	$177,308	$162,586	$163,048
Loans originated:
Real estate—mortgage:
One- to four-family	53,052	62,759	78,446	67,783	34,895
Multi-family	1,366	2,437	1,476	806	29
Commercial	26,225	21,754	21,063	11,217	12,515
Construction	6,034	10,863	16,034	15,672	8,683
Consumer:
Equity lines of credit	11,068	11,092	11,136	8,249	4,783
Other consumer	1,365	1,506	3,098	2,635	5,653

Total loans originated	99,110	110,411	131,253	106,362	66,558
Loans purchased	—	450	1,857	—	2,935
Deduct:
Loan principal repayments	75,759	78,583	97,863	75,125	54,561
Transfer to real estate owned	—	—	—	—	190
Loan sales	7,438	7,429	20,620	16,459	15,087
Provision for loan losses	198	144	36	36	27
Loan charge-offs, net of recoveries	—	—	(7)	20	89

Loans, net, at end of period	$232,326	$216,611	$191,906	$177,308	$162,586

Securities. Our securities portfolio consists primarily of mutual funds and mortgage-backed securities.

	At December 31,
	2005		2004		2003
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Securities available for sale:
Mutual funds	$6,483	$6,334	$6,275	$6,195	$10,152	$10,099
Securities held to maturity:
Mortgage-backed securities	$2,292	$2,191	$2,791	$2,744	$3,351	$3,371

At December 31, 2005, we had an investment in a Shay Financials Services Ultra Short Mortgage mutual fund offered by Short US Government mutual funds, with an amortized cost of 4.2 million and a fair value of $4.1 million. At December 31, 2005, we also had an investment in the Federated Adjustable Rate Security mutual fund with an amortized cost of $2.3 million and a fair value of $2.2 million. We had no other investments that had an aggregate book value in excess of 10% of our equity at December 31, 2005.

The following table sets forth the stated maturities and weighted average yields of our mortgage-backed securities at December 31, 2005. Certain mortgage-backed securities have adjustable interest rates and will reprice annually within the various maturity ranges. These repricing schedules are not reflected in the table below. All but approximately $9,000 of the mortgage-backed securities listed have fixed rates.

	One Year or Less		More than One Year to Five Years		More than Five Years to Ten Years		More than Ten Years		Total
	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield
	(Dollars in thousands)
Securities held to maturity:
Mortgage-backed securities	—	—	$2,208	3.55%	—	—	$84	7.30%	$2,292	3.69%

Deposits. Our deposit base is comprised of demand deposits, money market and savings accounts and time deposits. We consider demand deposits and money market and savings accounts to be core deposits. Deposits increased $5.5 million, or 3.0%, for the year ended December 31, 2005, as core deposits decreased $13.3 million, or 10%, and time deposits increased $18.8 million. Deposits increased $16.1 million, or 9%, in 2004, as core deposits increased $8.1 million, or 7%, and time deposits increased $7.9 million, or 18%. We have experienced an increase in our time deposit accounts as we have selectively competed for certain deposit maturities by adjusting our rates. However, we believe we are most successful attracting and retaining deposits by offering superior customer service.

The following table sets forth the balances of our deposit products at the dates indicated.

	At December 31,
	2005	2004	2003
	(In thousands)
Noninterest-bearing demand deposits	$33,225	$33,587	$30,221
Interest-bearing demand deposits	27,298	32,333	26,303
Money market deposit accounts	44,887	39,350	38,485
Regular savings	15,922	29,414	31,440
Certificates of deposit	71,249	52,416	44,541

Total	$192,581	$187,100	$170,990

The following table indicates the amount of jumbo certificates of deposit by time remaining until maturity as of December 31, 2005. Jumbo certificates of deposit require minimum deposits of $100,000. We do not offer special rates for jumbo certificates.

Maturity Period	Certificates of Deposits
(In thousands)
Three months or less	$2,234
Over three through six months	5,832
Over six through twelve months	8,825
Over twelve months	4,229

Total	$21,120

The following table sets forth time deposits classified by rates at the dates indicated.

	At December 31,
	2005	2004	2003
0.00 - 1.00%	$398	$2,320	$3,882
1.01 - 2.00%	8,954	16,577	23,311
2.01 - 3.00%	10,286	21,514	9,051
3.01 - 4.00%	37,096	7,917	3,788
4.01 - 5.00%	14,438	4,046	4,207
5.01 - 6.00%	77	42	302

Total	$71,249	$52,416	$44,541

The following table sets forth the amount and maturities of time deposits at December 31, 2005.

	Amount Due
	Less Than One Year	More Than One Year to Two Years	More Than Two Years to Three Years	More Than Three Years to Four Years	More Than Four Years	Total	Percent of Total Time Deposit Accounts
	(Dollars in thousands)
0.00 - 1.00%	$398	$—	$—	$—	$—	$398	0.56%
1.01 - 2.00%	8,678	115	161	—	—	8,954	12.57
2.01 - 3.00%	8,134	1,699	340	46	67	10,286	14.44
3.01 - 4.00%	29,818	5,766	1,016	496	—	37,096	52.07
4.01 - 5.00%	10,360	3,072	128	197	681	14,438	20.26
5.01 - 6.00%	25	52	—	—	—	77	0.11

Total	$57,413	$10,704	$1,645	$739	$748	$71,249	100.00%

The following table sets forth deposit activity for the periods indicated.

	Year Ended December 31,
	2005	2004	2003
	(In thousands)
Beginning balance	$187,100	$170,990	$163,260

Net deposits	3,032	14,524	5,590
Interest credited on deposit accounts	2,449	1,586	2,140

Total increase in deposit accounts	5,481	16,110	7,730

Ending balance	$192,581	$187,100	$170,990

Borrowings. We utilize borrowings from the Federal Home Loan Bank of Boston to supplement our supply of funds for loans and investments.

	Year Ended December 31,
	2005	2004	2003
	(Dollars in thousands)
Maximum amount outstanding at any month end during the period	$53,522	$52,463	$46,969
Average balance outstanding	48,148	49,020	45,278
Weighted average interest rate during the period	5.32%	5.67%	5.92%
Balance outstanding at end of period	$50,123	$49,972	$46,969
Weighted average interest rate at end of period	5.22%	5.42%	5.64%

Federal Home Loan Bank advances increased modestly by $151,000 to $50.1 million at December 31, 2005. These advances mature in 2006 through 2014.

Results of Operations for the Years Ended December 31, 2005 and 2004

Overview.

	2005	2004	% Change
	(Dollars in thousands)
Net income	$674	$1,137	(41.0)%
Return on average assets	0.26%	0.47%	(44.7)%
Return on average equity	3.79%	6.70%	(56.6)%
Average equity to average assets	6.95%	7.03%	(1.1)%

Net income decreased $463,000, or 41.0%, for the year ended December 31, 2005 compared to the year ended December 31, 2004 as the increase in our net interest income was offset by a decrease in other income as well as an increase in the provision for loan losses, higher effective tax rates due to the non-deductibility of certain merger-related expenses and an increase of $693,000 in our operating expenses. Net interest income increased 8.0% to $8.8 million due to an increase in interest and dividend income of $1.4 million, the effect of which was partially offset by an increase in our interest expense of $708,000. Other income decreased 14.0% to $1.7 million primarily due to a decrease in customer service fees and gains on sales of loans. Operating expenses increased 8.0% to $8.9 million primarily due to expenses associated with the merger of Westerly Savings Bank with Newport Federal totaling $436,000, including $45,000 in data processing expenses, $25,000 in marketing expenses and $366,000 in professional fees. In addition, salaries and employee benefits and occupancy and equipment also increased by $167,000 and $67,000, respectively, which increases were primarily due to inflation. Effective tax rates were 53.2% and 36.6% for the respective periods.

Net Interest Income. Net interest income for 2005 increased $673,000, or 8.3%, to $8.8 million, as a result of an increase of $1.4 million in interest and dividend income, the effect of which was partially offset by an increase of $708,000 in interest expense. Total interest and dividend income increased $1.4 million, or 11.0%, to $13.9 million for the year ended December 31, 2005, as a result of an increase of $1.3 million in interest and fees on loans, an increase of $37,000 in interest on securities and an increase of $65,000 in interest on other interest-earning investments. Interest income on loans increased $1.3 million between the periods as the average balance of the loan portfolio increased $18.0 million and the average yield on the loan portfolio increased 10 basis points to 5.96%. The average yield on the loan portfolio increased as a result of the recent increase in interest rates. Interest on securities increased $37,000, or 13.0%, as a decrease in the average balance was offset by a 65 basis point increase in the average yield. Interest on other interest-earning investments increased $65,000 or 25.4%, as a decrease in average balance was offset by a 24 basis point increase in the average yield.

Total interest expense for 2005 increased $708,000, or 16.1%, to $5.1 million due to an increase in interest paid on deposits. Interest expense on interest-bearing deposits increased $923,000, or 56.5%, due to a higher average balance of deposits and higher rates paid. The average interest rate paid on deposits increased 49 basis points to 1.64% as a result of the increasing interest rate environment. Interest paid on borrowings decreased $215,000, or 7.7%, as a result of a $872,000 decrease in the average balance of borrowings and a 35 basis point decrease in the average cost of borrowings.

The following table presents information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting annualized average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. For purposes of this table, average balances have been calculated using month-end balances, and nonaccrual loans are included in average balances only. Management does not believe that use of month-end balances instead of daily average balances has caused any material differences in the information presented. Loan fees are included in interest income on loans and are insignificant.

	Year Ended December 31,
	2005			2004			2003
	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
	(Dollars in Thousands)
Assets:
Interest-earning assets:
Loans	$222,004	$13,240	5.96%	$204,032	$11,961	5.86%	$187,533	$12,133	6.47%
Securities	8,771	321	3.66	9,429	284	3.01	10,744	269	2.50
Other interest-earning assets	12,991	321	2.47	15,802	256	1.62	24,785	312	1.26

Total interest-earning assets	243,766	13,882	5.69	229,263	12,501	5.45	223,062	12,714	5.70

Bank-owned life insurance	1,981			1,870			1,397
Noninterest-earning assets	10,158			10,304			10,351

Total assets	$255,905			$241,437			$234,810

Liabilities and equity:
Interest-bearing liabilities:
Interest-bearing demand deposits	$28,346	63	0.22	$27,112	44	0.16	$24,241	76	0.31
Savings accounts	41,132	192	0.47	45,183	232	0.51	47,115	378	0.80
Money market accounts	25,819	577	2.23	22,052	293	1.33	21,140	340	1.61
Certificates of deposit	60,160	1,724	2.87	47,907	1,064	2.22	49,498	1,212	2.45

Total interest-bearing deposits	155,457	2,556	1.64	142,254	1,633	1.15	141,994	2,006	1.41
FHLB advances	48,148	2,562	5.32	49,020	2,777	5.67	45,278	2,681	5.92

Total interest-bearing liabilities	203,605	5,118	2.51	191,274	4,410	2.31	187,272	4,687	2.50

Demand deposits	33,265			32,211			30,485
Noninterest-bearing liabilities	1,215			972			1,208

Total liabilities	238,123			224,457			218,965
Retained earnings	17,782			16,980			15,845

Total liabilities and retained earnings	$255,905			$241,437			$234,810

Net interest income		$8,764			$8,091			$8,027

Interest rate spread			3.18%			3.14%			3.20%
Net interest margin			3.60%			3.53%			3.60%
Average interest-earning assets to average interest-bearing liabilities			119.72%			119.86%			119.11%

Rate/Volume Analysis. The following table sets forth the effects of changing rates and volumes on our net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). Changes due to both volume and rate have been allocated proportionally to the volume and rate changes. The net column represents the sum of the prior columns.

	Year Ended December 31, 2005 Compared to Year Ended December 31, 2004
	Increase (Decrease) Due to		Net
	Volume	Rate
	(In thousands)
Interest and dividend income:
Loans receivable	$1,069	$210	$1,279
Investment securities	(21)	58	37
Other earning assets	(51)	116	65

Total interest-earning assets	$997	$384	$1,381

Interest expense:
Deposits	(162)	759	923
FHLB advances	48	(167)	(215)
Total interest-bearing liabilities	(116)	(592)	708

Net change in interest income	$881	$(208)	$673

Provision for Loan Losses. Provisions for loan losses were $198,000 for the year ended December 31, 2005 compared to $144,000 for the year ended December 31, 2004 primarily due to an increase in the size of the loan portfolio and our analysis of the inherent losses in the portfolio. We had no charge-offs in the years ended December 31, 2005 and December 31, 2004. An analysis of the changes in the allowance for loan losses is presented under “Risk Management – Analysis and Determination of the Allowance for Loan Losses.”

Other Income. The following table shows the components of other income for the year ended December 31, 2005 and 2004.

	Year Ended December 31,		% Change
	2005	2004
	(Dollars in thousands)
Customer service fees	$1,392	$1,598	(12.9)%
Loss on sale of securities	—	(22)	(100.0)
Gains on sale of loans	99	141	(29.8)
Gain on sale of real estate owned	—	56	(100.0)
Other	234	231	1.3

Total	$1,725	$2,004	(13.9)

Other income for 2005 decreased $279,000, or 13.9%, from the 2004 level primarily due to a $206,000 decline in customer service fees on checking accounts (charges for non-sufficient funds and ATM charges). In addition, gains on the sale of loans decreased $42,000 attributable to decreased margins on loans sold in 2005 compared to 2004.

Operating Expense. The following table shows the components of operating expense and the percentage changes for the year ended December 31, 2005 and 2004.

	Year Ended December 31,		% Change
	2005	2004
	(Dollars in thousands)
Salaries and employee benefits	$4,606	$4,439	3.8%
Occupancy and equipment, net	1,178	1,111	6.0
Data processing	1,066	1,010	5.5
Professional fees	634	264	140.2
Marketing	681	559	21.8
All other	687	776	(11.5)

Total	$8,852	$8,159	8.5%

Efficiency ratio(1)	84.39%	80.82%	4.42%

(1)	Computed as operating expense divided by the sum of net interest income and other income.

Operating expense for 2005 increased $693,000 or 8.5% compared to the same period in 2004 primarily due to expenses totaling $436,000 relating to the merger of Newport Federal and Westerly Savings Bank in 2005. Salaries and employee benefits and occupancy and equipment costs increased due to inflation. Data processing increased $45,000 due to merger-related expenses and $10,000 due to inflation. Professional fees include $359,000 of legal and other fees related to the merger and an $11,000 increase due to inflation. Marketing increased $122,000 due to the merger, the expansion of our direct marketing campaign from three to five branches in the fourth quarter and inflation. All other expenses declined $89,000. Stationery and office supply decreased $66,000 as current supplies were used up in anticipation of the merger. Dues and subscriptions also declined $24,000 as duplicate dues and subscriptions were eliminated.

Income Tax Expense. Income tax expense for the year ended December 31, 2005 was $765,000 compared to $655,000 for the year ended December 31, 2004. The increase in the effective tax rate was due primarily to merger-related expenses, which were not deductible for tax purposes, which raised the effective tax rate to 53.2% from 36.6%.

Results of Operations for the Years Ended December 31, 2004 and 2003

Overview.

	2004	2003	% Change
	(Dollars in thousands)
Net income	$1,137	$1,468	(22.5)%
Return on average assets	0.47%	0.63%	(25.4)
Return on average equity	6.70	9.26	(27.6)
Average equity to average assets	7.03	6.75	4.1

Comparison of Operating Results for the Years Ended December 31, 2004 and 2003

Net income decreased $331,000 to $1.1 million for the year ended December 31, 2004, from $1.5 million for the year ended December 31, 2003. The decrease reflects an increase of $64,000 in net interest income, a $70,000 decrease in other income, a $520,000 increase in total operating expenses and a decrease of $303,000 in income tax expense, partially offset by a $64,000 increase in net interest income.

Net Interest Income. Net interest income increased $64,000, or 1.0%, to $8.1 million for 2004 from $8.0 million for 2003. The increase was due to a $6.2 million increase in average interest-earning assets, the effect of which was partially offset by a 25 basis point decrease in the average yield on interest-earning assets. This effect, coupled with a decrease in the cost of interest-bearing liabilities by 19 basis points was responsible for the increase in net interest income. This is further evidenced in the comparison of our interest rate spreads, 3.14% for the year ended December 31, 2004 as compared to 3.20% for the year ended December 31, 2003.

Interest Income. Interest income decreased $213,000, or 1.7%, to $12.5 million for 2004, compared to $12.7 million in 2003. The decrease was primarily attributable to interest on loans, which decreased $172,000, or 1.4%, in 2004. This was attributable to a decrease in the average yield earned on loans of 61 basis points for 2004 as compared to 2003, the effect of which was partially offset by an increase of the average balance of loans to $204.0 million for 2004 as compared to $187.5 million for 2003. Interest on securities increased $15,000, primarily due to an increase in the average yield by 51 basis points to 3.01% for 2004 compared to 2.50% for 2003. The effect of the increased yield was partially offset by a decrease in the average balance of investment securities for 2004 from $10.7 million to $9.4 million. Interest on other interest-earning assets decreased by $56,000, or 17.9%, to $256,000 at 2004 from $312,000 at 2003. This was due to the average balance of other interest-earning assets decreasing by $9.0 million, or 36.2%, the effect of which was partially offset by an increase of 36 basis points in the average yield for 2004 to 1.62% from 1.26% for 2003.

Interest Expense. Interest expense, which consists of interest paid on deposits and borrowings, decreased $277,000, or 5.9%, to $4.4 million at 2004 from $4.7 million at 2003. The decrease in interest expense resulted primarily from a decrease in the average cost of deposits and borrowings as a result of declining market rates, which was partially offset by modest increases in the average balances of outstanding deposits and borrowings. The average cost of deposits declined by 26 basis points and was partially offset by an increase in the average balance of $260,000, or 0.2%. The average cost of borrowings declined by 25 basis points, the effect of which was offset by an increase in the average balance of borrowings of $3.7 million, or 8.3%.

Rate/Volume Analysis. The following table sets forth the effects of changing rates and volumes on our net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). Changes due to both volume and rate have been allocated proportionally to the volume and rate changes. The net column represents the sum of the prior columns.

	2004 Compared to 2003
	Increase (Decrease) Due to		Net
	Volume	Rate
	(In thousands)
Interest and dividend income:
Loans receivable	$1,019	$(1,191)	$(172)
Investment securities	(36)	51	15
Other earning assets	(131)	75	(56)

Total interest income	852	(1,065)	(213)
Interest expense:
Deposits	(4)	377	373
FHLB advances	(215)	119	(96)
Total interest expense	(219)	496	277

Net change in interest income	$633	$(569)	$64

Provision for Loan Losses. Based on our evaluation of loan loss factors, management made a provision of $144,000 for the year ended December 31, 2004, and a provision of $36,000 for the year ended December 31, 2003. We had no charge-offs for the year ended December 31, 2004 compared to charge-offs of $7,000 for the year ended December 31, 2003. We used the same methodology and generally similar assumptions in assessing the allowance for both periods. The change in the provision was based solely on management’s estimate of the losses inherent in our total loan portfolio and the increases in the loan portfolio.

The allowance for loan losses was $1.7 million, or .76% of total loans outstanding as of December 31, 2004, as compared with $1.5 million, or .78% as of December 31, 2003. An analysis of the changes in the allowance for loan losses is presented under “Risk Management – Analysis and Determination of the Allowance for Loan Losses.”

Other Income. The following table shows the components of other income and the percentage changes from year to year.

	2004	2003	% Change
	(Dollars in thousands)
Customer service fees	$1,598	$1,555	2.8%
Loss on sales of securities	(22)	—	—
Gain on sale of loans	141	351	(59.8)
Gain on sale of real estate owned	56	—	—
All other	231	168	37.5

Total	$2,004	$2,074	(3.4)%

Other income decreased $70,000, or 2.8%. The decrease is primarily attributable to the decline in gain on sale of loans caused by a decrease in the amount of loans sold in 2004. All other increased $63,000, or 37.5%, due primarily to an increase in income from bank owned life insurance of $46,000 and an increase in loan servicing fees of $19,000.

Operating Expense. The following table shows the components of operating expense and the percentage changes from year to year.

	2004	2003	% Change
	(Dollars in thousands)
Salaries and employee benefits	$4,439	$4,174	6.3%
Occupancy and equipment, net	1,111	1,055	5.3
Data processing	1,010	1,025	(1.5)
Professional fees	264	189	39.7
Marketing	559	535	4.5
All other	776	661	17.4

Total	$8,159	$7,639	6.8%

Operating expenses increased $520,000, or 6.8%. The increase in salaries and employee benefits is due to raises and benefit increase. The occupancy and equipment increase is due to inflation. Professional fees increased with the ramp up of compliance consulting and internal audit programs. Marketing increased due to inflation and the name change from Newport Federal Savings Bank to NewportFed. All other expenses increased $115,000, or 17.4%. Stationary and office supply increased $53,000 due to the name change. The rest of the increase in all other is due to inflation.

Income Tax Expense. The provision for income taxes decreased to $655,000 for 2004, compared with a provision of $958,000 for 2003, a decrease of $303,000. The decrease was due primarily to our decreased profitability in 2004.

Risk Management

Overview. Managing risk is an essential part of successfully managing a financial institution. Our most prominent risk exposures are credit risk, interest rate risk and market risk. Credit risk is the risk of not collecting the interest and/or the principal balance of a loan or investment when it is due. Interest rate risk is the potential reduction of interest income as a result of changes in interest rates. Market risk arises from fluctuations in interest rates that may result in changes in the values of financial instruments, such as available-for-sale securities that are accounted for on a mark-to-market basis. Other risks that we face are operational risks, liquidity risks and reputation risk. Operational risks include risks related to fraud, regulatory compliance, processing errors, technology and disaster recovery. Liquidity risk is the possible inability to fund obligations to depositors, lenders or borrowers. Reputation risk is the risk that negative publicity or press, whether true or not, could cause a decline in our customer base or revenue.

Credit Risk Management. Our strategy for credit risk management focuses on having well-defined credit policies and uniform underwriting criteria and providing prompt attention to potential problem loans.

When a borrower fails to make a required loan payment, we take a number of steps to have the borrower cure the delinquency and restore the loan to current status. When the loan becomes 15 days past due a late notice is sent to the borrower. When the loan becomes 18 days past due, a more formal letter is sent. When a loan becomes 25 days past due, the borrower is typically called. After 30 days, we regard the borrower as in default. The borrower is promptly sent a letter from our attorney and we may commence collection proceedings. If a foreclosure action is instituted and the loan is not brought current, paid in full, or refinanced before the foreclosure sale, the real property securing the loan generally is sold at foreclosure. Generally, when a consumer loan becomes 60 days past due, we institute collection proceedings and attempt to repossess any personal property that secures the loan. Management informs the board of directors monthly of the amount of loans delinquent more than 30 days, all loans in foreclosure and repossessed property that we own.

Analysis of Nonperforming and Classified Assets. We consider repossessed assets and loans that are 90 days or more past due to be nonperforming assets. Loans are generally placed on nonaccrual status when they become 90 days delinquent at which time the accrual of interest ceases and the allowance for any uncollectible accrued interest is established and charged against operations. Typically, payments received on a nonaccrual loan are applied to the outstanding principal and interest as determined at the time of collection of the loan.

Real estate that we acquire as a result of foreclosure or by deed-in-lieu of foreclosure is classified as real estate owned until it is sold. When property is acquired it is recorded at the lower of its cost, which is the unpaid balance of the loan plus foreclosure costs, or fair market value at the date of foreclosure. Holding costs and declines in fair value after acquisition of the property result in charges against income.

The following table provides information with respect to our nonperforming assets at the dates indicated.

	At December 31,
	2005	2004	2003	2002	2001
	(Dollars in thousands)
Nonaccrual loans:
Real estate—mortgage:
One-to four-family	$—	$78	$238	$365	$440
Consumer	—	—	—	—	7
Total	—	78	238	365	447
Accruing loans past due 90 days or more	—	—	—	—	—
Real estate owned	—	—	190	190	190

Total nonperforming assets	—	78	428	555	637
Troubled debt restructurings and total nonperforming assets	$—	$78	$428	$555	$637

Total nonperforming loans to total loans	0.00%	0.04%	0.12%	0.20%	0.27%
Total nonperforming loans to total assets	0.00%	0.03%	0.10%	0.16%	0.21%
Total nonperforming assets and troubled debt restructurings to total assets	0.00%	0.03%	0.18%	0.25%	0.30%

Interest income that would have been recorded for the year ended December 31, 2005, had nonaccruing loans been current according to their original terms amounted to $0. No interest related to nonaccrual loans was included in interest income for the year ended December 31, 2005.

Federal regulations require us to review and classify our assets on a regular basis. In addition, the Office of Thrift Supervision has the authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. “Substandard assets” must have one or more defined weaknesses and are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. “Doubtful assets” have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified “loss” is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. The regulations also provide for a “special mention” category, described as assets which do not currently expose us to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving our close attention. When we classify an asset as substandard or doubtful we establish a specific allowance for loan losses. If we classify an asset as loss, we charge off an amount equal to 100% of the portion of the asset classified loss.

The following table shows the aggregate amounts of our criticized assets at the dates indicated.

	At December 31,
	2005	2004
	(In thousands)
Special mention assets	$—	$64
Substandard assets	—	81
Doubtful assets	—	—
Loss assets	—	—

Total classified assets	$—	$145

Other than disclosed in the above tables, there are no other loans that management has serious doubts about the ability of the borrowers to comply with the present loan repayment terms.

Delinquencies. The following table provides information about delinquencies in our loan portfolio at the dates indicated.

	At December 31,
	2005		2004		2003
	30-89 Days Past Due	90 Days or More Past Due	30-89 Days Past Due	90 Days or More Past Due	30-89 Days Past Due	90 Days or More Past Due
	(Dollars in thousands)
Real estate—mortgage:
One- to four-family	$586	$—	$—	$78	$185	$238
Commercial	—	—	23	—	—	—

Total	$586	$—	$23	$78	$185	$238

Delinquent loans to total loans	0.25%	0.00%	0.01%	0.04%	0.10%	0.12%

Analysis and Determination of the Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio. We evaluate the need to establish allowances against losses on loans on a quarterly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings.

Our methodology for assessing the appropriateness of the allowance for loan losses consists of: (1) a general valuation allowance on identified problem loans; and (2) a general valuation allowance on the remainder of the loan portfolio. Although we determine the amount of each element of the allowance separately, the entire allowance for loan losses is available to absorb losses in the loan portfolio.

General Valuation Allowance on Identified Problem Loans. We establish a general allowance for delinquent loans that do not have an individual allowance. The evaluation is based on our asset review and classified loan list. Each loan category is assigned a percentage. While loans classified as “Loss” and “Doubtful” are assigned percentages of 100% and 50%, respectively, loans classified as “Substandard,” “Special Mention” and “Pass” are assigned percentages over a range determined by the Asset Review and Classification Committee. The reserve percentages allow for consideration of the varying type of loans, the size of loans and the economic environment.

General Valuation Allowance on the Remainder of the Loan Portfolio. We establish another general allowance for loans that are not classified to recognize the inherent losses associated with lending activities. This general valuation allowance is determined by segregating the loans by loan category and assigning allowance percentages to each category. The allowance percentages have been derived using percentages commonly applied under the regulatory framework for Newport Federal and other similarly-sized institutions. The percentages are adjusted for significant factors that, in management’s judgment, affect the collectibility of the portfolio as of the evaluation date. These significant factors may include changes in lending policies and procedures, changes in existing general economic and business conditions affecting our primary lending areas, credit quality trends, collateral value, loan volumes and concentrations, seasoning of the loan portfolio, recent loss experience in particular segments of the portfolio, duration of the current business cycle and bank regulatory examination results. The applied loss factors are reevaluated periodically to ensure their relevance in the current economic environment.

We identify loans that may need to be charged off as a loss by reviewing all delinquent loans, classified loans and other loans that management may have concerns about collectibility. For individually reviewed loans, the borrower’s inability to make payments under the terms of the loan or a shortfall in collateral value would result in our charging off the loan or the portion of the loan that was impaired.

The Office of Thrift Supervision, as an integral part of its examination process, periodically reviews our allowance for loan losses. The Office of Thrift Supervision may require us to make additional provisions for loan losses based on judgments different from ours.

The Bank assigns percentages to eight qualitative loan portfolio risk factors to determine the adequacy of the allowance for loan losses.

1.	Levels/trends in delinquencies/impaired/classified loans,

2.	Levels/trends in charge-offs/recoveries,

3.	Trends in volume and terms of loan,

4.	Effects of changes in risk selection and underwriting standards and other changes in lending policies, procedures and practices,

5.	Experience/ability and depth of lending management and staff,

6.	National and local economic trends and conditions,

7.	Industry conditions, and

8.	Effects of changes in credit concentration.

At December 31, 2005, our allowance for loan losses represented .79% of total gross loans. No portion of the allowance was allocated to problem loans at December 31, 2005. The allowance for loan losses increased by 12.0% from December 31, 2004 to December 31, 2005, following the provision for loan losses of $198,000. The decision to increase the allowance reflected the increase in the loan portfolio by 7.3%, the concern about a potential real estate value bubble in local real estate markets, the increase in loan delinquency and concern about the local economy. Other factors affecting the allowance calculation such as charge-offs, national economic trends and conditions, industry conditions, changes in credit concentrations, quality of lending management and staff and lending standards remained reasonably stable in 2005.

At December 31, 2004, our allowance for loan losses represented .76% of total gross loans. At December 31, 2004, the general valuation for identified problem loans was $2,000. The general valuation allowance for the remainder of the loan portfolio was $1.7 million. The allowance for loan losses increased 9.5% from December 31, 2003 to December 31, 2004, following the provision for loan losses of $144,000. The decision to increase the allowance reflected the increase in the loan portfolio by 12.8%, offset by a decline in nonperforming assets and other delinquencies. All other factors affecting the allowance calculation remained stable in 2004.

At December 31, 2003, our allowance for loan losses represented .78% of total gross loans. At December 31, 2003, the general valuation allowance for identified problem loans was $7,000, the general valuation allowance for the remainder of the loan portfolio was $1.5 million. The allowance for loan losses increased by 2.0% from December 31, 2002 to December 31, 2003, following the provision for loan losses of $36,000. The decision to increase the allowance reflected the increase in the loan portfolio by 8.2%, offset by a decline in nonperforming assets and the improvement in the local economy. All other factors affecting the allowance remained stable in 2003.

The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated.

	At December 31,
	2005			2004
	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans
	(Dollars in thousands)
Real estate—Mortgage:
One- to four-family	$961	51.86%	68.36%	$809	48.88%	65.46%
Multi-family	81	4.37	2.86	65	3.93	2.65
Commercial	573	30.92	20.33	520	31.42	21.20
Construction	38	2.05	1.34	86	5.20	3.52
Equity lines of credit	185	9.98	6.56	159	9.61	6.50
Other consumer	15	0.81	0.54	16	0.97	0.66

Total allowance for loan losses	$1,853	100.00%	100.00%	$1,655	100.00%	100.00%

	At December 31,
	2003			2002			2001
	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans
	(Dollars in thousands)
Real estate—Mortgage:
One- to four-family	$744	49.24%	64.69%	$744	50.20%	66.21%	$730	51.26%	66.15%
Multi-family	45	2.98	2.00	25	1.69	1.16	22	1.54	1.09
Commercial	506	33.49	22.19	532	35.90	24.33	504	35.34	24.50
Construction	72	4.77	4.71	76	5.13	3.46	60	4.21	2.93
Equity lines of credit	129	8.54	5.72	90	6.07	4.13	71	4.98	3.47
Other consumer	15	0.99	0.68	15	1.01	0.70	38	2.66	1.85

Total allowance for loan losses	$1,511	100.00%	100.00%	$1,482	100.00%	100.00%	$1,425	100.00%	100.00%

Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and our results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while we believe we have established our allowance for loan losses in conformity with generally accepted accounting principles, there can be no assurance that regulators, in reviewing our loan portfolio, will not require us to increase our allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect our financial condition and results of operations.

Analysis of Loan Loss Experience. The following table sets forth an analysis of the allowance for loan losses for the periods indicated.

	Year Ended December 31,
	2005	2004	2003	2002	2001
	(In thousands)
Balance at beginning of period	$1,655	$1,511	$1,482	$1,426	$1,310
Provision for loan losses	198	144	36	36	27
Charge offs:
Real estate–Mortgage:
One- to four-family	—	—	—	—	22
Non-residential	—	—	—	—	40
Consumer loans	—	—	7	2	2

Total charge-offs	—	—	7	2	64
Recoveries:
Real estate–mortgage:
Non-residential	—	—	—	—	148
Consumer loans	—	—	—	—	5

Total recoveries	—	—	—	22	153

Net charge-offs (recoveries)	—	—	7	(20)	(89)

Balance at end of period	$1,853	$1,655	$1,511	$1,482	$1,426

Net charge-offs to average loans outstanding during the period	0.00%	0.00%	0.00%	(0.01)%	(0.05)%

Interest Rate Risk Management. We manage the interest rate sensitivity of our interest-bearing liabilities and interest-earning assets in an effort to minimize the adverse effects of changes in the interest rate environment. Deposit accounts typically react more quickly to changes in market interest rates than mortgage loans because of the shorter maturities of deposits. As a result, sharp increases in interest rates may adversely affect our earnings while decreases in interest rates may beneficially affect our earnings. To reduce the potential volatility of our earnings, we have sought to improve the match between asset and liability maturities and rates, while maintaining an acceptable interest rate spread. Our strategy for managing interest rate risk emphasizes: adjusting the maturities of borrowings; adjusting the investment portfolio mix and duration; and periodically selling fixed-rate mortgage loans and available-for-sale investment securities.

We have an Asset Liability Management Committee to communicate, coordinate and control all aspects involving asset/liability management. The committee establishes and monitors the volume, maturities, pricing and mix of assets and funding sources with the objective of managing assets and funding sources to provide results that are consistent with liquidity, growth, risk limits and profitability goals.

We use an interest rate sensitivity analysis prepared by the Office of Thrift Supervision to review our level of interest rate risk. This analysis measures interest rate risk by computing changes in net portfolio value of our cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. Net portfolio value represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items. This analysis assesses the risk of loss in market risk sensitive instruments in the event of a sudden and sustained 100 to 300 basis point increase or 100 to 200 basis point decrease in market interest rates with no effect given to any steps that we might take to counter the effect of that interest rate movement. We measure interest rate risk by modeling the changes in net portfolio value over a variety of interest rate scenarios. The following table, which is based on information that we provide to the Office of Thrift Supervision, presents the change in our net portfolio value at December 31, 2005 that would occur in the event of an immediate change in interest rates based on Office of Thrift Supervision assumptions, with no effect given to any steps that we might take to counteract that change.

	Net Portfolio Value (Dollars in thousands)			Net Portfolio Value as % of Portfolio Value of Assets
Basis Point (“bp”) Change in Rates	$ Amount	$ Change	% Change	NPV Ratio	Change
300	$15,084	$(12,910)	(46)%	5.96%	(432	)bp
200	19,343	(8,651)	(31)	7.45	(282	)bp
100	23,719	(4,275)	(15)	8.92	(136	)bp
0	27,994			10.28
(100)	30,960	2,966	11	11.15	87	bp
(200)	30,664	2,670	10	10.96	68	bp

The Office of Thrift Supervision uses certain assumptions in assessing the interest rate risk of savings associations. These assumptions relate to interest rates, loan prepayment rates, deposit decay rates, and the market values of certain assets under differing interest rate scenarios, among others. As with any method of measuring interest rate risk, certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate mortgage loans, have features that restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates could deviate significantly from those assumed in calculating the table.

Liquidity Management. Liquidity is the ability to meet current and future financial obligations of a short-term nature. Our primary sources of funds consist of deposit inflows, loan repayments, maturities and sales of investment securities and borrowings from the Federal Home Loan Bank of Boston. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

We regularly adjust our investments in liquid assets based upon our assessment of (1) expected loan demand, (2) expected deposit flows, (3) yields available on interest-earning deposits and securities and (4) the objectives of our asset/liability management policy.

Our most liquid assets are cash and cash equivalents and interest-bearing deposits. The levels of these assets depend on our operating, financing, lending and investing activities during any given period. At December 31, 2005, cash and cash equivalents totaled $4.9 million. Securities classified as available-for-sale provide additional sources of liquidity. In addition, at December 31, 2005, which is the most recent date for which information is available, we had the ability to borrow a total of approximately $98.1 million from the Federal Home Loan Bank of Boston. On December 31, 2005, we had $50.1 million of advances outstanding.

At December 31, 2005, we had $19.8 million in loan commitments outstanding, which consisted of $300,000 of real estate loan commitments, $15.1 million in unused home equity lines of credit, $2.4 million in construction loan commitments and $2.0 million in commercial lines of credit commitments. Certificates of deposit due within one year of December 31, 2005 totaled $57.4 million, or 80.1% of certificates of deposit. The large percentage of certificates of deposit that mature within one year reflects customers’ hesitancy to invest their funds for long periods in the recent low interest rate environment. If these maturing deposits do not remain with us, we will be required to seek other sources of funds, including other certificates of deposit and borrowings. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before December 31, 2006. We believe, however, based on past experience, that a significant portion of our certificates of deposit will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

The following table presents certain of our contractual cash obligations as of December 31, 2005.

		Payments due by period
Contractual Obligations	Total	Less than One Year	One to Three Years	Three to Five Years	More Than 5 Years
	(In thousands)
Debt obligations	$50,123	$8,233	$12,249	$12,341	$17,300
Operating lease obligations	1,070	108	195	192	575

Total	$51,193	$8,331	$12,444	$12,538	$17,875

Our primary investing activities are the origination and purchase of loans and the purchase of securities. Our primary financing activities consist of activity in deposit accounts and Federal Home Loan Bank advances. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors. We generally manage the pricing of our deposits to be competitive. Occasionally, we offer promotional rates on certain deposit products to attract deposits.

The following table presents our primary investing and financing activities during the periods indicated.

	Year Ended December 31,
	2005	2004
	(In thousands)
Investing activities:
Loan purchases	$—	$450
Loans disbursed or closed	99,110	110,441
Loan principal repayments	79,646	79,765
Proceeds from maturities and principal repayments of securities	516	580
Proceeds from sales of securities available for sale	—	3,978
Purchase of Securities	208	123
Financing activities:
Increase in deposits	5,481	16,110
Increase in FHLB advances	151	3,003

Capital Management. We are subject to various regulatory capital requirements administered by the Office of Thrift Supervision, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At December 31, 2005, we exceeded all of our regulatory capital requirements. We are considered “well capitalized” under regulatory guidelines. See “Regulation and Supervision—Regulation of Federal Savings Associations—Capital Requirements,” “Regulatory Capital Compliance” and note 10 of the notes to the financial statements.

This offering is expected to increase our equity by $25.3 million to $40.0 million. See “Capitalization.” Following completion of this offering, we also will manage our capital for maximum stockholder benefit. The capital from the offering will significantly increase our liquidity and capital resources. Over time, the initial level of liquidity will be reduced as net proceeds from the stock offering are used for general corporate purposes, including the funding of lending activities. Our financial condition and results of operations will be enhanced by the capital from the offering, resulting in increased net interest-earning assets and net income. However, the large increase in equity resulting from the capital raised in the offering will, initially, have an adverse impact on our return on equity. Following the offering, we may use capital management tools such as cash dividends and common share repurchases. However, under Office of Thrift Supervision regulations, we will not be allowed to repurchase any shares during the first year following the offering, except to fund the restricted stock awards under the equity benefit plan, unless extraordinary circumstances exist and we receive regulatory approval.

Off-Balance Sheet Arrangements. In the normal course of operations, we engage in a variety of financial transactions that, in accordance with generally accepted accounting principles, are not recorded in our financial statements. These transactions involve, to varying degrees, elements of credit, interest rate and liquidity risk. Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments and lines of credit. For information about our loan commitments and unused lines of credit, see note 12 of the notes to the financial statements.

For the year ended December 31, 2005, we did not engage in any off-balance sheet transactions reasonably likely to have a material effect on our financial condition, results of operations or cash flows.

Impact of Recent Accounting Pronouncements

In April 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” This Statement amends Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under Statement No. 133. This Statement is effective for contracts entered into or modified after June 30, 2003, except in certain circumstances, and for hedging relationships designated after June 30, 2003. This Statement did not have a material effect on our financial statements.

In May 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” This Statement provides new rules on the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. Such financial instruments include mandatorily redeemable shares, instruments that require the issuer to buy back some of its shares in exchange for cash or other assets, or obligations that can be settled with shares, the monetary value of which is fixed. Most of the guidance in Statement No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 30, 2003. This Statement had no effect on our financial statements.

In December 2004, the Financial Accounting Standards Board (“FASB”) published Statement No. 123 (revised 2004), Share-Based Payment (“SFAS 123(R)” or the “Statement”). SFAS 123(R) requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. SFAS 123(R) covers a wide range of share-based compensation arrangements including stock options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. SFAS 123(R) is a replacement of SFAS No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related interpretive guidance. The effect of the Statement will be to require entities to measure the cost of employee services received in exchange for stock options based on the grant-date fair value of award, and to recognize the cost over the period the employee is require to provide services for the award. SFAS 123(R) permits entities to use any option-pricing model that meets the fair value objective in the Statement.

For public entities, SFAS 123(R) is effective for fiscal years beginning on or after June 15, 2005, and is applicable to all employee awards vested, granted, modified, or settled after the effective date. For public entities that file as small business issuers and non-public entities, the effective date of implementation is for fiscal years beginning on or after December 15, 2005. As of the effective date, compensation cost related to the non-vested portion of awards outstanding as of that date would be based on the grant-date fair value of those awards as calculated under the original provisions of Statement No. 123; that is, an entity would not remeasure the grant-date fair value estimate of the unvested portion of awards granted prior to the effective date of SFAS 123(R). This Statement is not expected to have a material impact on our consolidated financial statements.

Effect of Inflation and Changing Prices

The financial statements and related financial data presented in this prospectus have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution’s performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Our Management

Board of Directors

The Boards of Directors of Newport Bancorp and Newport Federal are each composed of fifteen (15) persons who are elected for terms of three (3) years, approximately one third of whom are elected annually. The same individuals comprise the boards of directors of Newport Bancorp and Newport Federal. All of our directors are independent under the current listing standards of the Nasdaq Stock Market, except for Messrs. McCarthy and Moscardi whom we employ as executive officers. Information regarding the directors is provided below. Unless otherwise stated, each person has held his or her current occupation for the last five (5) years. The directors listed are also the directors of Newport Bancorp since its formation. Ages presented are as of December 31, 2005.

The following directors have terms ending in 2007:

John N. Conti is President of John Conti Insurance Agency, Inc. Age 60. Director of Newport Federal since 2005 and a director of Newport Bancorp since its formation. Before serving as a director with Newport Federal, Mr. Conti was a director of Westerly Savings Bank from 2004 until it merged with Newport Federal.

William R. Harvey is an attorney and partner in the law firm Harvey, Carry & Hadfield. Age 59. Director of Newport Federal since 1987 and director of Newport Bancorp since its formation.

Robert S. Lazar is a retired engineer. Age 62. Director of Newport Federal since 1979 and a director of Newport Bancorp since its formation.

Kevin M. McCarthy is President and Chief Executive Officer of Newport Federal and Newport Bancorp. Mr. McCarthy joined Newport Federal in 1989. Prior to joining Newport Federal, Mr. McCarthy served as Vice President, Director of Policy and Supervision at the Federal Home Loan Bank of Boston from 1977 to 1989 and was a savings and loan examiner with the Federal Home Loan Bank Board from 1973 to 1977. Currently, Mr. McCarthy serves on the Board of the Federal Home Loan Bank of Boston. Age 58. Director of Newport Federal since 1993.

Alicia S. Quirk is the former co-owner and current bookkeeper of Aquidneck Employment Services, Inc. Age 64. Director of Newport Federal since 1992 and director of Newport Bancorp since its formation.

The following directors have terms ending in 2008:

Peter T. Crowley is owner of La Forge Casino Restaurant. Age 57. Director of Newport Federal since 1992 and director of Newport Bancorp since its formation.

Michael J. Hayes is the President of Michael Hayes Co. Age 56. Director of Newport Federal since 1988 and director of Newport Bancorp since its formation.

Arthur H. Lathrop is a certified public accountant. Age 51. Director of Newport Federal since 2005 and director of Newport Bancorp since its formation. Before serving as a director with Newport Federal, Mr. Lathrop was a director of Westerly Savings Bank from 1993 until it merged with Newport Federal. Mr. Lathrop is also a director of Ocean State Tax-Exempt Fund.

Kathleen A. Nealon is a certified public accountant with Professional Planning Group. Age 53. Director of Newport Federal since 2005 and director of Newport Bancorp since its formation. Before serving as a director with Newport Federal, Ms. Nealon was a director of Westerly Savings Bank from 2004 until it merged with Newport Federal.

Peter W. Rector, Chairman of the Board, is a retired businessman. Age 67. Director of Newport Federal since 1967 and director of Newport Bancorp since its formation.

The following directors have terms ending in 2009:

Donald N. Kaull is a retired businessman. Age 60. Director of Newport Federal since 1989 and director of Newport Bancorp since its formation.

Arthur P. Macauley is President of CM Publications, Inc. Age 63. Director of Newport Federal since 2005 and director of Newport Bancorp since its formation. Before serving as a director with Newport Federal, Mr. Macauley was a director of Westerly Savings Bank from 1981 until it merged with Newport Federal.

Nino Moscardi has been Executive Vice President, Chief Operating Officer and Director of Newport Federal since October 2005 and Executive Vice President, Chief Operating Officer and Director of Newport Bancorp since its formation. Before serving with Newport Federal, Mr. Moscardi was Chairman and Chief Executive Officer of Westerly Savings Bank from 1989 until it merged with Newport Federal in October 2005. Age 54.

Michael S. Pinto is the President of Pinto Real Estate, Inc. and a partner in Pinlar Enterprises LLC. Mr. Pinto is also a retired school superintendent. Age 67. Director of Newport Federal since 1992 and director of Newport Bancorp since its formation.

Barbara Saccucci Radebach is General Manager of Saccucci Lincoln Mercury Honda, Inc. Age 53. Director of Newport Federal since 1991 and director of Newport Bancorp since its formation.

Executive Officers

The executive officers of Newport Bancorp are elected annually by the board of directors and serve at the board’s discretion. The executive officers of Newport Bancorp are:

Name	Position
Kevin M. McCarthy	President and Chief Executive Officer
Nino Moscardi	Executive Vice President and Chief Operating Officer
Bruce A. Walsh	Senior Vice President and Chief Financial Officer

Since the formation of Newport Bancorp, none of the executive officers, directors or other personnel has received remuneration from Newport Bancorp.

The executive officers of Newport Federal are elected annually by the board of directors and serve at the board’s discretion. The executive officers of Newport Federal are:

Name	Position
Kevin M. McCarthy	President and Chief Executive Officer
Nino Moscardi	Executive Vice President and Chief Operating Officer
Ray D. Gilmore, II	Executive Vice President and Chief Lending Officer
Paul Nardone	Senior Vice President and Compliance Officer
Carol R. Silven	Senior Vice President and Retail Banking Officer
Bruce A. Walsh	Senior Vice President and Chief Financial Officer

Below is information regarding our executive officers who are not also directors. Each executive officer has held his or her current position for at least the last five years, unless otherwise stated. Ages presented are as of December 31, 2005.

Ray D. Gilmore, II has been Executive Vice President and Chief Lending Officer of Newport Federal since July 1999. Mr. Gilmore joined Newport Federal in January 1992. He began his banking career as a bank examiner with the Office of the Comptroller of the Currency, U.S. Treasury Department. Prior to working at Newport Federal, Mr. Gilmore was Vice President, Corporate Banking Group of Shawmut Bank, Providence, Rhode Island. Age 58.

Carol R. Silven has been Senior Vice President and Retail Banking Officer of Newport Federal since March 1999. Ms. Silven joined Newport Federal in May 1992. Prior to working at Newport Federal, Ms. Silven was a retail banking officer at Colonial Bank, Cranston, Rhode Island. Age 62.

Bruce A. Walsh has been Senior Vice President and Chief Financial Officer of Newport Federal since March 1999. Mr. Walsh joined Newport Federal in 1986 after two years at KPMG Peat Marwick. Mr. Walsh is a certified public accountant. Age 48.

Paul F. Nardone has been Senior Vice President and Compliance Officer of Newport Federal since October 2005. Prior to serving with Newport Federal, Mr. Nardone was President of Westerly Savings Bank from 1984 until its merger with Newport Federal in October 2005. Mr. Nardone joined Westerly Savings Bank in December 1974. Age 60.

Meetings and Committees of the Board of Directors

We conduct business through meetings of our board of directors and its committees. During the year ended December 31, 2005, the board of directors of Newport Federal met 16 times. As Newport Bancorp was recently incorporated, the board of directors of Newport Bancorp did not meet during the year ended December 31, 2005.

In connection with the formation of Newport Bancorp, the board of directors established Audit, Compensation and Nominating and Governance Committees.

The Audit Committee consists of Robert Lazar (Chairperson), Peter Crowley, Arthur Lathrop and Kathleen Nealon. The Audit Committee is responsible for providing oversight relating to our financial statements and financial reporting process, systems of internal accounting and financial controls, internal audit function, annual independent audit and the compliance and ethics programs established by management and the board. Each member of the Audit Committee is independent in accordance with the listing standards of the Nasdaq Stock Market. The board of directors of Newport Bancorp has designated Arthur Lathrop as an audit committee financial expert under the rules of the Securities and Exchange Commission. As Newport Bancorp was recently incorporated, the Audit Committee of Newport Bancorp did not meet during the year ended December 31, 2005.

The Compensation Committee consists of Alicia Quirk (Chairperson), Peter Rector, William Harvey, Kevin McCarthy, Nino Moscardi and Arthur Macauley. The Compensation Committee is responsible for human resources policies, salaries and benefits, incentive compensation, executive development and management succession planning. Each member of the Compensation Committee is independent in accordance with the listing standards of the Nasdaq Stock Market. The Compensation Committee of Newport Bancorp did not meet during the year ended December 31, 2005.

The Nominating and Corporate Governance Committee consists of Alicia Quirk (Chairperson), Peter Rector, William Harvey, Kevin McCarthy, Nino Moscardi and Arthur Macauley. The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become board members and recommending a group of nominees for election as directors at each annual meeting of stockholders, ensuring that the board and its committees have the benefit of qualified and experienced independent directors, and developing a set of corporate governance polices and procedures. Each member of the Nominating and Corporate Governance Committee is independent in accordance with the listing standards of the Nasdaq Stock Market. The Nominating and Corporate Governance Committee of Newport Bancorp did not meet during the year ended December 31, 2005.

Each of Newport Bancorp’s committees listed above operates under a written charter, which governs its composition, responsibilities and operations.

In addition, the board of directors of Newport Federal has the following six standing committees: Executive/Loan, Personnel/Nominating, Building, Business Development, Audit/Asset Review and Technology.

Corporate Governance Policies and Procedures

In addition to having established committees of the board of directors, Newport Bancorp has also adopted several policies to govern the activities of both Newport Bancorp and Newport Federal, including a corporate governance policy and a code of business conduct and ethics. The corporate governance policy sets forth:

•	the duties and responsibilities of each director;

•	the composition, responsibilities and operation of the board of directors;

•	the establishment and operation of board committees;

•	succession planning;

•	convening executive sessions of independent directors;

•	the board of directors’ interaction with management and third parties; and

•	the evaluation of the performance of the board of directors and of the chief executive officer.

The code of business conduct and ethics, which applies to all employees and directors, addresses conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations. In addition, the code of business conduct and ethics is designed to deter wrongdoing and to promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations.

Directors’ Compensation

Cash Retainer and Meeting Fees For Non-Employee Directors. The following tables set forth the applicable retainers and fees that will be paid to non-employee directors for their service on the board of directors of the Company and the board of directors of the Bank.

Board of Directors of Newport Federal:

Annual Retainer	$4,500 ($5,500 for Chairman of the Board, $2,000 additional for members of the Executive Committee)

Fee per Board Meeting	$600 ($800 for Chairman of the Board)

Fee per Committee Meeting:
Executive/Loan Committee	$500 ($700 for Chairperson)
Building Committee	$300 ($350 for Chairperson)
Business Development Committee	$300 ($350 for Chairperson)
Audit/Asset Review Committee	$300 ($350 for Chairperson)
Technology Committee	$300
Personnel/Nominating Committee	$300 ($350 for Chairperson, $450 for Chairman of the Board)

Board of Directors of Newport Bancorp:

Annual Retainer	$4,500

Supplemental Director Retirement Arrangements. Newport Federal entered into supplemental director retirement agreements with members of the Board of Directors who were serving as outside directors of Newport Federal as of June 2003. Under the terms of the agreements, Messrs. Harvey and Rector are entitled to receive a $4,000 and $5,000 annual supplemental retirement benefit, respectively, and all other participating directors are entitled to receive a $3,000 annual supplemental retirement benefit. The annual supplemental retirement benefits are payable over a ten year period commencing on the first of the month following the participating director’s retirement at or after the attainment of age 70. If a participating director retires after attaining age 65, but prior to age 70, and has completed 10 years of service, his or her annual supplemental retirement benefit will be reduced by a specific percentage (as specified in the agreement) based on the participating director’s age. If a participating director is terminated for cause, all supplemental retirement benefits are forfeited.

The agreements also provide for benefits upon a participating director’s death, disability and upon a change in control of the Newport Bancorp followed by the participating director’s involuntary termination of service. If a participating director’s service with the Bank is involuntarily terminated within two (2) years after a change in control of the Newport Bancorp, the participating director would be entitled to receive his or her benefits in monthly installments equal to the benefit he or she would have received had the director continued in service until age 70.

Director Split Dollar Arrangements. Newport Federal entered into split dollar life insurance agreements with members of the board of directors who were serving as outside directors of Newport Federal as of July 2003. These agreements provide the participating directors with a cash payment in the event they die while in service with Newport Federal. Under the terms of the agreements, the Bank is the owner of the life insurance policies under which the individuals are insured. The Bank and the participating directors each pay a portion of the annual premiums due on the life insurance policies. Under the directors’ split-dollar arrangements, upon the director’s death his designated beneficiary is entitled to an amount equal to the lesser of $30,000 ($35,000 for the Chairman of the Board), or the total insurance proceeds less the cash value of the policy. The remainder of the death benefit under the agreements is payable to Newport Federal.

Executive Compensation

Summary Compensation Table. The following information is provided for our President and Chief Executive Officer and other executive officers who received salary and bonus totaling $100,000 or more for the year ended December 31, 2005. Compensation information for 2004 and 2003 has been omitted as Newport Federal was neither a public company nor a subsidiary of a public company at that time.

Name and Position	Year	Annual Compensation (1)			All Other Compensation (3)(4)(5)(7)
		Salary		Bonus
Kevin M. McCarthy President and Chief Executive Officer	2005	$182,292		$25,000	$18,171
Nino Moscardi Executive Vice President and Chief Operating Officer	2005	$134,635	(2)	$20,000	$3,917	(7)
Ray D. Gilmore, II Executive Vice President and Chief Lending Officer	2005	$124,166		$14,000	$12,831
Bruce A. Walsh Senior Vice President and Chief Financial Officer	2005	$100,000		$13,300	$7,933
Carol R. Silven Senior Vice President and Retail Banking Officer	2005	$95,000		$12,600	$9,572
Paul F. Nardone Senior Vice President and Compliance Officer	2005	$93,783	(6)	$10,500	$2,814	(7)

(1)	Does not include the aggregate amount of perquisites or other personal benefits, which did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported.

(2)	During 2005, Mr. Moscardi earned $130,592 as Chief Executive Officer of Westerly Savings Bank and $ as Chief Operating Officer of Newport Federal.

(3)	Includes employer matching contributions of $7,258, $4,931, $3,994 and $3,792 under the Newport Federal’s 401(k) Plan for Messrs. McCarthy, Gilmore and Walsh and Ms. Silven, respectively.

(4)	Includes employer supplemental contributions of $6,023, $4,103, $3,319 and $3,150 under the Newport Federal’s 401(k) Plan for Messrs. McCarthy, Gilmore and Walsh and Ms. Silven, respectively.

(5)	Includes split dollar life premiums paid by Newport Federal of $4,890, $3,797, $620, $1,488 and $2,630 for Messrs. McCarthy, Gilmore, Walsh and Nardone and Ms. Silven, respectively.

(6)	During 2005, Mr. Nardone earned $93,784 as President and Treasurer of Westerly Savings Bank and $ as Senior Vice President and Compliance Officer of Newport Federal.

(7)	Matching contributions under the Westerly Savings Bank 401(k) plan for Messrs. Moscardi and Nardone.

Bank Employment Agreements. Newport Federal entered into employment agreements with Messrs. McCarthy, Moscardi and Gilmore (referred to as the “executive” or “executives,” as appropriate, in this and the following paragraphs) in connection with the merger of Newport Federal and Westerly Savings Bank to ensure that Newport Federal would retain the services of these executives. The continued success of Newport Federal depends to a significant degree on the skills and competence of these individuals.

The employment agreements with the executives provide for three-year terms. The terms of the employment agreements extend annually unless written notice of non-renewal is given by the board of directors of Newport Federal or the executive. The employment agreements provide that the executive’s base salary will be reviewed annually. The current base salaries for Messrs. McCarthy, Moscardi and Gilmore are $210,000, $150,000 and $140,000, respectively. In addition to base salary, the employment agreements provide for, among other things, participation in benefit plans and other fringe benefits applicable to executive personnel. The employment agreements provide for termination for cause, as defined in the employment agreements, at any time. If Newport Federal chooses to terminate an executive’s employment for reasons other than for cause, or if an executive resigns from Newport Federal after specified circumstances that would constitute constructive termination, the executive or, if he dies, his beneficiary, would be entitled to receive an amount equal to the remaining base salary payments due to him for the remaining term of the employment agreement and the contributions that would have been made on his behalf to any employee benefit plans of Newport Federal during the remaining term of the employment agreement. Newport Federal would also continue and/or pay for the executive’s life, health, and dental coverage for the remaining term of the employment agreement. If the executive’s termination of employment is for reasons other than a change in control, he must adhere to a one-year non-competition agreement. Newport Federal will make any necessary amendments to these agreements prior to December 31, 2006, in order to ensure the agreements comply with the requirements of Section 409A of the Internal Revenue Code and the regulations and other Internal Revenue Service guidance issued thereunder.

If Messrs. McCarthy, Moscardi or Gilmore are involuntarily terminated in connection with a change in control, or if they voluntarily terminate employment following a change in control under certain circumstances specified in the employment agreements, they or their beneficiaries will receive a severance payment equal to 2.99 times their average annual compensation over the five preceding tax years (or if they are employed less than five years, their years of employment). Newport Federal will also continue the executives’ medical, dental and life insurance coverage for thirty-six months following termination of employment.

Under applicable law, the Internal Revenue Service may impose an excise tax on change in control-related payments that equal or exceed three times each executive’s average annual compensation over the five years preceding the change in control. This excise tax would equal 20% of the amount that exceeds one times the executive’s average compensation over the preceding five tax years. Therefore, in order to prevent the imposition of the excise tax, each Newport Federal employment agreement will limit payments to the executive to an amount that is one dollar less than three times the executive’s average annual compensation.

Proposed Holding Company Employment Agreements. Upon consummation of the conversion, Newport Bancorp will enter into employment agreements with Messrs. McCarthy, Moscardi and Walsh. The term of the Newport Bancorp employment agreements for Messrs. McCarthy and Moscardi will be three years and Mr. Walsh’s agreement will have a two year term. All agreements will renew on a daily basis unless written notice of non-renewal is given by the executives or Newport Bancorp. The employment agreement provides that Newport Bancorp will review base salaries on an annual basis. The base salaries under the agreements for Messrs. McCarthy and Moscardi will be the same as the salaries set forth under the executives’ Newport Federal agreements. Mr. Walsh’s base salary will be $115,000. In addition to the base salary, the Newport Bancorp employment agreements provide for, among other things, discretionary bonuses, participation in stock benefit plans and other fringe benefits applicable to executive personnel. The employment agreements provide for termination for cause, as defined in the employment agreements, at any time. The employment agreements also provide for a disability benefit equal to 75% of an executive’s bi-weekly rate of base salary in effect as of the executive’s termination date. Disability payments will be reduced by any disability benefits provided by a policy or program sponsored by Newport Federal and/or Newport Bancorp. Disability payments will end upon the earlier of the executive’s full-time employment with Newport Federal, death, attainment of age 65 or the termination of the executive’s agreement. If Newport Bancorp chooses to terminate an executive’s employment for reasons other than for cause, or if the executive resigns after specified circumstances that would constitute constructive termination, the executive or, if he dies, his beneficiary, would be entitled to receive an amount equal to the remaining base salary payments due for the remaining term of the employment agreement and the contributions that would have been made on his behalf to any employee benefit plans sponsored by Newport Federal or Newport Bancorp during the remaining term of the employment agreement. Newport Bancorp would also continue and/or pay for life, health and dental coverage for the remaining term of the employment agreements. In the event Newport Bancorp terminates Messrs. McCarthy, Moscardi or Walsh’s employment for reasons other than a change in control, the executive must adhere to a one-year non-competition agreement. Newport Federal will make any necessary amendments to these agreements prior to December 31, 2006, in order to ensure the agreements comply with the requirements of Section 409A of the Internal Revenue Code and the regulations and other Internal Revenue Service guidance issued thereunder.

To the extent that salary payments, other cash payments and benefits, under the Newport Bancorp agreements are paid to or received by the executives under the Newport Federal employment or change in control agreements, such compensation payments and benefits paid by Newport Federal will be subtracted from any amount due simultaneously to the executives under similar provisions of Newport Bancorp agreements. Payments pursuant to the Newport Bancorp employment agreement and the Newport Federal employment agreement will be allocated in proportion to the level of activity and the time expended on such activities by the executives as determined by the Newport Bancorp and Newport Federal.

Under the Newport Bancorp employment agreement, if voluntary (upon circumstances discussed in the agreement) or involuntary termination follows a change in control of Newport Bancorp or Newport Federal, Messrs. McCarthy and Moscardi, or in the event of death, their beneficiaries, would be entitled to a severance payment equal to three (3) times the average of the five preceding taxable years’ annual compensation. Mr. Walsh would be entitled to a payment equal to two (2) times his average annual compensation. Newport Bancorp would also continue the benefits Messrs. McCarthy, Moscardi and Walsh have received under Newport Federal retirement programs in which the executives participated before a change in control and under any health, life or dental plan for 36 months for Messrs. McCarthy and Moscardi and 24 months for Mr. Walsh. Under the Newport Bancorp employment agreement, Messrs. McCarthy and Moscardi also be entitled to receive a tax indemnification payment if payments under their employment agreements or other payments outside of the employment agreements trigger liability under the Internal Revenue Code as an excise tax on payments constituting “excess parachute payments.” Under applicable law, the excise tax is triggered by the executive’s receipt of payments that are contingent on a change in control that equal or exceed three times the executive’s average annual compensation over the five calendar years preceding the year in which the change in control occurs. The excise tax equals 20% of the amount of the payment in excess of one times the executive’s average compensation over the preceding five-year period. The tax indemnification payment provides the executive with a net amount sufficient to pay the excise tax. Mr. Walsh will not be entitled to receive an excess parachute payment under his employment agreement. If a change in control of Newport Bancorp occurred, the total amount of payments due under the employment agreements, based solely on the executive’s average annual taxable compensation for 2001 through 2005 (without regard to base salary adjustments or bonuses and excluding any benefits under any employee benefit plan which may be payable) would be approximately $                                        .

Change in Control Agreements. In connection with the merger of Newport Federal and Westerly Savings Bank, Newport Federal entered into a two-year change in control agreement with Bruce Walsh, Carol Silven and certain other officers of Newport Federal. The board of directors of Newport Federal may renew these agreements annually. The agreements provide that if involuntary termination or, under certain circumstances, voluntary termination follows a change in control of Newport Federal, the executives would each be entitled to receive a severance payment equal to two times the executive’s “base amount,” as defined under the Internal Revenue Code. Newport Federal would also continue and/or pay for life, health and dental coverage for twenty-four months following termination of employment. Following the conversion, these agreements will be amended to revise the definition of change in control to mean a change in control of Newport Bancorp. The agreements will be further amended to include Newport Bancorp as the guarantor of all payments and benefits that are not paid by Newport Federal. Assuming a change in control occurred, the total payments due under the change in control agreements, based solely on the executive’s average annual taxable compensation for 2001 through 2005 (without regard to base salary adjustments or bonuses and excluding any benefits under any employee benefit plan which may be payable) would be approximately $                                        .

Employee Severance Compensation Plan. Newport Federal maintains the Newport Federal Savings Bank Change in Control Severance Plan to provide severance benefits to eligible employees whose employment terminates in connection with a change in control of Newport Federal. Employees become eligible for severance benefits under the plan if they have a minimum of one year of service with Newport Federal. Individuals who enter into employment or change in control agreements with Newport Federal or Newport Bancorp are not eligible to participate in the severance plan. Under the severance plan, if, within a year of a change in control, a participant’s employment is involuntarily terminated or a participant voluntarily terminates employment upon the occurrence of events specified in the severance plan, then the participant will receive a severance payment equal to one month’s compensation for each year of service with Newport Federal, up to a maximum payment equal to 199% of the employee’s base compensation. Following the conversion, the plan will be amended to include Newport Bancorp. Based solely on compensation levels and years of service at December 31, 2005 and assuming that a change in control had occurred and all eligible employees became entitled to receive severance payments, the aggregate payment due under the severance plan would be approximately $950,259.

Supplemental Executive Retirement Arrangements. In July 2003, Newport Federal entered into supplemental executive retirement arrangements with Messrs. McCarthy, Walsh, and Gilmore and Ms. Silven. The agreements provide for a fixed annual benefit payable monthly over a fifteen (15) year period following the executive’s retirement at or after age 65. The annual supplemental retirement benefits for Ms. Silven and Messrs. McCarthy, Gilmore and Walsh are $16,150, $30,500, $21,000 and $17,500, respectively. If an executive retires after attaining age 60, but prior to age 65 and has completed 10 years of service, his or her annual supplemental retirement will be reduced by a specific percentage (as specified in the agreement) based on the executive’s age. All benefits are forfeited under the agreements if an executive is terminated for cause. The agreements also provide for retirement benefits upon an executive’s death, disability or termination of employment following a change in control.

If an executive’s employment with Newport Federal is involuntarily terminated within two (2) years after a change in control of the company, the executive would be entitled to receive his or her benefits in monthly installments equal to the benefit he or she would have received had the executive continued his or her employment with Newport Federal until age 65.

Executive Split Dollar Arrangements. Newport Federal entered into split dollar life insurance agreements with Messrs. McCarthy, Walsh and Gilmore and Ms. Silven in July 2003. Under the terms of the agreements, the Newport Federal is the owner of the life insurance policies under which each individual is insured. Newport Federal and the executives each pay a portion of the annual premiums due on the life insurance policies. Under the split-dollar arrangements, upon an executive’s death while he or she is actively employed, his or her designated beneficiary is entitled to an amount equal to $100,000 plus the cash asset value of the life insurance policies for the beneficiaries of Mr. McCarthy and Mr. Gilmore and $60,000 and $                    , plus the cash value of the life insurance policies for the beneficiaries of Mr. Walsh and Ms. Silven, respectively. If an executive dies after retiring or being terminated for reasons other than cause and the executive had at least ten (10) years of employment with Newport Federal his or her beneficiary will receive a benefit equal to the lesser of $150,000, $50,000, $100,000 and $                    , for the beneficiaries of Messrs. McCarthy, Walsh and Gilmore and Ms. Silven, respectively, or the total insurance proceeds less the cash value of the policy for each executive. The remainder of the death benefit under the split dollar arrangements is payable to Newport Federal. If an executive terminates employment without having at least ten (10) years of service with Newport Federal his or her beneficiary will receive no benefits under the Newport Federal split dollar arrangements.

Benefit Plans

Retirement Plan. Newport Federal participates in the Financial Institutions Retirement Fund (the “Retirement Plan”) to provide retirement benefits for eligible employees. Employees are eligible to participate in the Retirement Plan after the completion of 12 months of employment and the attainment of age 21. The formula for normal retirement benefits payable annually under the Retirement Plan is 1.5% / 2.0% of the average of a participant’s highest 3 years of compensation integrated with the fixed covered compensation level as of his or her retirement date multiplied by the participant’s years of benefit service. For the 2006 calendar year, the fixed covered compensation level is $24,408.

Participants generally have no vested interest in Retirement Plan benefits prior to the completion of five years of service. Following the completion of five years of vesting service, or in the event of a participant’s attainment of age 65, death or termination of employment due to disability, a participant will become 100% vested in the accrued benefit under the Retirement Plan. The table below reflects the annual pension benefit payable to a participant assuming various levels of earnings and years of service. The amounts of benefits paid under the Retirement Plan are not reduced for any social security benefit payable to participants. As of December 31, 2005, Mr. McCarthy had credited years of service of 26 years/11 months and Mr. Gilmore, Mr. Walsh and Ms. Silven had credited years of service of 11 years/6 months.

	Years of Benefit Service
Final Average Earnings	15	20	25	30	35
$ 50,000	$13,300	$17,700	$22,100	$26,500	$30,900
75,000	20,800	27,700	34,600	41,500	48,400
100,000	28,300	37,700	47,100	56,500	65,900
125,000	35,800	47,700	59,600	71,500	83,400
150,000	43,300	57,700	72,100	86,500	100,900
175,000	50,800	67,700	84,600	101,500	118,400
200,000	58,300	77,700	97,100	116,500	135,900
225,000	65,800	87,700	109,600	131,500	153,400

In connection with Newport Federal’s merger with Westerly Savings Bank, Newport Federal assumed the Westerly Saving Bank Pension Plan. Under the terms of the Westerly plan, the normal retirement benefit formula is 1.5% of the average of a participant’s highest 5 years of compensation multiplied by the participant’s years of benefit service. The vesting provisions mirror the Newport Federal plan. Newport Federal intends to merge the Westerly plan with and into the Newport Federal plan effective July 1, 2006.

401(k) Plan. Newport Federal maintains the Newport Federal Savings Bank Employees’ Savings & Profit Sharing Plan, a tax-qualified defined contribution plan, for substantially all employees of Newport Federal who have attained age 21 and completed 500 hours of service with Newport Federal in a consecutive six-month period. Eligible employees may contribute up to 50% of their compensation to the plan on a pre-tax basis, subject to the limitations imposed by the Internal Revenue Code of 1986, as amended. For 2006, the limit is $15,000; provided, however, that participants over age 50 may contribute an additional $5,000 per year. Under the plan, Newport Federal makes matching contributions equal to 100% of the first 3% a participant defers under the plan and 50% of the next 2% of a participant’s deferrals. In addition to matching contributions, Newport Federal has the sole discretion to make supplemental employer contributions on an annual basis. Participants are always 100% vested in their 401(k) Plan account balances.

The plan has an individual account for each participant’s contributions and allows each participant to direct the investment of his or her account in the investment funds provided through Pentegra Retirement Services. In connection with the conversion, the plan will add the Newport Bancorp Stock Fund as an investment option. The Newport Bancorp Stock Fund will permit participants to invest their deferrals in Newport Bancorp common stock. A participant who elects to purchase common stock in the offering through the plan will be subject to the individual purchase limitations and purchase priorities set forth in the Newport Federal plan of conversion . See “The Conversion—Subscription Offering and Subscription Rights” and “—Limitations on Purchases of Shares.” The plan will purchase common stock for participants in the offering, to the extent that shares are available. After the offering, the plan will purchase shares in open market transactions. Participants will direct the voting of shares purchased for their plan accounts.

Employee Stock Ownership Plan. In connection with the conversion, Newport Federal will implement an employee stock ownership plan for all eligible employees of Newport Federal. Eligible employees who are employees of Newport Federal on the closing date of the conversion will enter the employee stock ownership plan on the later of: (i) January 1, 2006; or (ii) the employee’s first day of employment with Newport Federal. Individuals employed after the closing date of the conversion will enter the plan on the first day of the month following their attainment of age 21 and completion of 500 hours of service with Newport Federal in a consecutive six month period. The employee stock ownership plan will subscribe for 8% of the shares sold in the offering and contributed to the charitable foundation, using funds borrowed from Newport Bancorp. The term of the loan will be fifteen years. The plan will repay the loan principally through Newport Federal’s contributions to the employee stock ownership plan and dividends payable on common stock held by the employee stock ownership plan over the anticipated fifteen-year term of the loan. The fixed interest rate for the employee stock ownership plan loan will equal the prime rate, as published in The Wall Street Journal on the closing date of the conversion. If the employee stock ownership plan is unable to acquire 8% of the common stock sold in the offering, the plan may acquire additional shares following the conversion through open market purchases, subject to approval by the Office of Thrift Supervision.

Participants generally have no vested interest in their employee stock ownership plan account balances prior to the completion of five years of service. Participants are given prior service credit for years of service with Newport Federal and Westerly Savings Bank prior to the closing date of the conversion. A year of service for vesting purposes is defined as 1,000 hours of service with Newport Federal or Westerly Savings Bank in a consecutive twelve month period. Participants fully vest in their account balances at retirement, upon death or disability, upon a change in control or upon termination of the employee stock ownership plan. Generally, the plan provides for the distribution of vested benefits upon a participant’s separation from service. The employee stock ownership plan reallocates any unvested shares forfeited upon termination of employment among the remaining participants in the plan.

The employee stock ownership plan provides that participants may direct the plan trustee how to vote the shares of common stock credited to their accounts. The trustee votes unallocated shares and allocated shares for which no instructions are received on any matter in the same ratio as those shares for which instructions are given, subject to fulfillment of the trustee’s fiduciary responsibilities.

Under applicable accounting requirements, Newport Federal records a compensation expense for a leveraged employee stock ownership plan at the fair market value of the shares when they are committed to be released from the suspense account to participants’ accounts under the plan.

Supplemental Executive Retirement Plan. In connection with the conversion, Newport Federal will implement a supplemental executive retirement plan to provide for supplemental retirement benefits with respect to the employee stock ownership plan and the 401(k) Plan. The plan will provide participating executives with benefits otherwise limited by certain provisions of the Internal Revenue Code or the terms of the employee stock ownership plan loan. Specifically, the plan will provide benefits to eligible officers (those designated by the board of directors of Newport Federal) that cannot be provided under the 401(k) Plan as a result of limitations imposed by the Internal Revenue Code, but that would have been provided under the plan, but for these Internal Revenue Code limitations. In addition to providing for benefits lost under the 401(k) Plan as a result of the Internal Revenue Code limitations, the new plan will also provide supplemental benefits upon a change of control prior to the scheduled repayment of the employee stock ownership plan loan. Generally, upon a change in control, the supplemental executive retirement plan will provide a participant with a cash payment equal to the benefit he would have received under the employee stock ownership plan, had he remained employed throughout the term of the loan, less the benefits actually provided under the employee stock ownership plan on the participant’s behalf. A participant’s benefits generally become payable upon a change in control of Newport Bancorp. Newport Federal has designated Kevin McCarthy and Nino Moscardi as a participants in the supplemental executive retirement plan. In the future, the board of directors may designate other officers as participants.

Newport Federal may utilize a grantor trust in connection with the supplemental executive retirement plan, in order to set aside funds that ultimately may be used to pay benefits under the plan. The assets of the grantor trust will remain subject to the claims of Newport Federal’s general creditors in the event of insolvency, until paid to a participant according to the terms of the supplemental executive retirement plan.

Future Equity Incentive Plan. Following the conversion, Newport Bancorp plans to adopt an equity incentive plan that will provide for grants of stock options and restricted stock. In accordance with applicable regulations, Newport Bancorp anticipates that the plan will authorize a number of stock options equal to 10% of the total shares sold in the conversion and contributed to the charitable foundation, and a number of shares of restricted stock equal to 4% of the total shares sold in the conversion, and contributed to the charitable foundation. Therefore, the number of shares reserved under the plan will range from 446,250 shares, assuming 2,951,389 shares are sold in the offering, to 603,750 shares, assuming 3,993,055 shares are sold in the offering.

Newport Bancorp may fund the equity incentive plan through the purchase of common stock in the open market by a trust established in connection with the plan or from authorized, but unissued, shares of Newport Bancorp common stock. The acquisition of additional authorized, but unissued, shares by the equity incentive plan after the offering would dilute the interests of existing stockholders. See “Pro Forma Data.”

Newport Bancorp will grant all stock options at an exercise price equal to 100% of the fair market value of the stock on the date of grant. Newport Bancorp will grant restricted stock awards at no cost to recipients. Restricted stock awards and stock options generally vest ratably over a five-year period (or as otherwise permitted by the Office of Thrift Supervision), but Newport Bancorp may also make vesting contingent upon the satisfaction of performance goals established by the board of directors or the committee charged with administering the plan. All outstanding awards will accelerate and become fully vested upon a change in control of Newport Bancorp.

The equity incentive plan will comply with all applicable Office of Thrift Supervision regulations. We will submit the equity incentive plan to stockholders for their approval, at which time we will provide stockholders with detailed information about the plan. Under current Office of Thrift Supervision Regulations, this plan if voted upon within one year, must be approved by a majority of the total votes eligible to be cast by our stockholders.

Transactions with Newport Federal

Loans and Extensions of Credit. The Sarbanes-Oxley Act generally prohibits loans by Newport Bancorp to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans by Newport Federal to its executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features. Newport Federal is therefore prohibited from making any new loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public. Notwithstanding this rule, federal regulations permit Newport Federal to make loans to executive officers and directors at reduced interest rates if the loan is made under a benefit program generally available to all other employees and does not give preference to any executive officer or director over any other employee.

In addition, loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to the person and his or her related interests, are in excess of the greater of $25,000 or 5% of Newport Federal’s capital and surplus, up to a maximum of $500,000, must be approved in advance by a majority of the disinterested members of the board of directors. See “Regulation and Supervision—Regulation of Federal Savings Associations—Transactions with Related Parties.”

The aggregate amount of loans by Newport Federal to its executive officers and directors was $4.4 million at December 31, 2005, or approximately 8.1 % of pro forma stockholders’ equity, assuming that 4,250,000 shares are sold in the offering. These loans were performing according to their original terms at December 31, 2005.

Other Transactions. William R. Harvey is a partner in the law firm of Harvey, Carr & Hadfield which performed legal services for the Bank during fiscal year 2005, [and is expected to perform similar services during the current fiscal year].

Indemnification for Directors and Officers

Newport Bancorp’s bylaws provide that Newport Bancorp shall indemnify all officers, directors and employees of Newport Bancorp to the fullest extent permitted under federal law against all expenses and liabilities reasonably incurred by them in connection with or arising out of any action, suit or proceeding in which they may be involved by reason of their having been a director or officer of Newport Bancorp. Such indemnification may include the advancement of funds to pay for or reimburse reasonable expenses incurred by an indemnified party to the fullest extent permitted under federal law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Newport Bancorp pursuant to its bylaws or otherwise, Newport Bancorp has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Subscriptions by Executive Officers and Directors

The following table presents certain information as to the approximate purchases of common stock by our directors and executive officers, including their associates, if any, as defined by applicable regulations. No individual has entered into a binding agreement to purchase these shares and, therefore, actual purchases could be more or less than indicated. Directors and executive officers and their associates may not purchase more than 30% of the shares sold in the offering. Like all of our depositors, our directors and officers have subscription rights based on their deposits. For purposes of the following table, sufficient shares are assumed to be available to satisfy subscriptions in all categories. All directors and officers as a group would own 7.7% of our outstanding shares at the minimum of the offering and 5.7% of our outstanding shares at the maximum of the offering.

	Proposed Purchases of Stock in the Offering
Name	Number of Shares	Dollar Amount
Directors:
John N. Conti	1,000	$10,000
Peter T. Crowley	20,000	200,000
William R. Harvey	15,000	150,000
Michael J. Hayes	17,500	175,000
Donald N. Kaull	20,000	200,000
Arthur H. Lathrop	1,000	10,000
Robert S. Lazar	15,000	150,000
Arthur P. Macauley	7,200	72,000
Kevin M. McCarthy	20,000	200,000
Nino Moscardi	15,000	150,000
Kathleen A. Nealon	1,000	10,000
Michael S. Pinto	20,000	200,000
Alicia S. Quirk	5,000	50,000
Peter W. Rector	12,500	125,000
Barbara Saccucci Radebach	20,000	200,000

Executive Officers Who Are Not Directors:
Ray D. Gilmore, II	15,000	150,000
Paul Nardone	2,500	25,000
Carol R. Silven	10,000	100,000
Bruce A. Walsh	10,000	100,000

All directors and executive officers as a group (19 persons)	227,700	$2,277,000

Regulation and Supervision

General

Newport Federal is subject to extensive regulation, examination and supervision by the Office of Thrift Supervision, as its primary federal regulator, and the Federal Deposit Insurance Corporation, as its deposits insurer. Newport Federal is a member of the Federal Home Loan Bank System and its deposit accounts are insured up to applicable limits by the Savings Association Insurance Fund managed by the Federal Deposit Insurance Corporation. Newport Federal must file reports with the Office of Thrift Supervision and the Federal Deposit Insurance Corporation concerning its activities and financial condition in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with, or acquisitions of, other financial institutions. There are periodic examinations by the Office of Thrift Supervision and, under certain circumstances, the Federal Deposit Insurance Corporation to evaluate Newport Federal’s safety and soundness and compliance with various regulatory requirements. This regulatory structure is intended primarily for the protection of the insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such policies, whether by the Office of Thrift Supervision, the Federal Deposit Insurance Corporation or Congress, could have a material adverse impact on Newport Bancorp and Newport Federal and their operations. Newport Bancorp, as a savings and loan holding company, is required to file certain reports with, are subject to examination by, and otherwise must comply with the rules and regulations of the Office of Thrift Supervision. Newport Bancorp will also be subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws.

Certain of the regulatory requirements that are or will be applicable to Newport Federal and Newport Bancorp are described below. This description of statutes and regulations is not intended to be a complete explanation of such statutes and regulations and their effects on Newport Federal and Newport Bancorp and is qualified in its entirety by reference to the actual statutes and regulations.

Regulation of Federal Savings Associations

Business Activities. Federal law and regulations, primarily the Home Owners’ Loan Act and the regulations of the Office of Thrift Supervision, govern the activities of federal savings banks, such as Newport Federal. These laws and regulations delineate the nature and extent of the activities in which federal savings banks may engage. In particular, certain lending authority for federal savings banks, e.g., commercial, non-residential real property, and consumer, is limited to a specified percentage of the institution’s capital or assets.

Branching. Federal savings banks are authorized to establish branch offices in any state or states of the United States and its territories, subject to the approval of the Office of Thrift Supervision.

Capital Requirements. The Office of Thrift Supervision’s capital regulations require federal savings institutions to meet three minimum capital standards: a 1.5% tangible capital to total assets ratio, a 4% leverage ratio (3% for institutions receiving the highest rating on the CAMELS examination rating system) and an 8% risk-based capital ratio. In addition, the prompt corrective action standards discussed below establish, in effect, a minimum 2% tangible capital standard, a 4% leverage ratio (3% for institutions receiving the highest rating on the CAMELS system) and, together with the risk-based capital standard itself, a 4% Tier 1 risk-based capital standard. The Office of Thrift Supervision regulations also require that, in meeting the tangible, leverage and risk-based capital standards, institutions must generally deduct investments in and loans to subsidiaries engaged in activities as principal that are not permissible for national banks.

The risk-based capital standard requires federal savings institutions to maintain Tier 1 (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted activities of at least 4% and

8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet activities, recourse obligations, residual interests and direct credit substitutes, are multiplied by a risk-weight factor of 0% to 100%, assigned by the Office of Thrift Supervision capital regulation based on the risks believed inherent in the type of asset. Core (Tier 1) capital is defined as common stockholders’ equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and up to 45% of unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

The Office of Thrift Supervision also has authority to establish individual minimum capital requirements in appropriate cases upon a determination that an institution’s capital level is or may become inadequate in light of the particular circumstances such as interest rate risk.

At December 31, 2005, Newport Federal met each of its capital requirements. See note 10 of the notes to the financial statements included in this prospectus.

Prompt Corrective Regulatory Action. The Office of Thrift Supervision is required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution’s degree of undercapitalization. Generally, a savings institution that has a ratio of total capital to risk weighted assets of less than 8%, a ratio of Tier 1 (core) capital to risk-weighted assets of less than 4% or a ratio of core capital to total assets of less than 4% (3% or less for institutions with the highest examination rating) is considered to be “undercapitalized.” A savings institution that has a total risk-based capital ratio of less than 6%, a Tier 1 capital ratio of less than 3% or a leverage ratio that is less than 3% is considered to be “significantly undercapitalized” and a savings institution that has a tangible capital to assets ratio equal to or less than 2% is deemed to be “critically undercapitalized.” Subject to a narrow exception, the Office of Thrift Supervision is required to appoint a receiver or conservator within specified time frames for an institution that is “critically undercapitalized.” An institution must file a capital restoration plan with the Office of Thrift Supervision within 45 days of the date it receives notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.” Compliance with the plan must be guaranteed by any parent holding company in the amount of the lesser of 5% of the association’s total assets when it became undercapitalized or the amount necessary to achieve full compliance at the time the association first failed to comply. In addition, numerous mandatory supervisory actions become immediately applicable to an undercapitalized institution, including, but not limited to, increased monitoring by regulators and restrictions on growth, capital distributions and expansion. “Significantly undercapitalized” and “critically undercapitalized” institutions are subject to more extensive mandatory regulatory actions. The Office of Thrift Supervision could also take any one of a number of discretionary supervisory actions, including the issuance of a capital directive and the replacement of senior executive officers and directors.

Loans to One Borrower. Federal law provides that savings institutions are generally subject to the limits on loans to one borrower applicable to national banks. Subject to certain exceptions, a savings institution may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of its unimpaired capital and surplus. An additional amount may be lent, equal to 10% of unimpaired capital and surplus, if secured by specified readily-marketable collateral.

Standards for Safety and Soundness. As required by statute, the federal banking agencies have adopted Interagency Guidelines prescribing Standards for Safety and Soundness. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the Office of Thrift Supervision determines that a savings institution fails to meet any standard prescribed by the guidelines, the Office of Thrift Supervision may require the institution to submit an acceptable plan to achieve compliance with the standard.

Limitation on Capital Distributions. Office of Thrift Supervision regulations impose limitations upon all capital distributions by a savings institution, including cash dividends, payments to repurchase its shares and payments to stockholders of another institution in a cash-out merger. Under the regulations, an application to and the prior approval of the Office of Thrift Supervision is required before any capital distribution if the institution does not meet the criteria for “expedited treatment” of applications under Office of Thrift Supervision regulations (i.e., generally, examination and Community Reinvestment Act ratings in the two top categories), the total capital distributions for the calendar year exceed net income for that year plus the amount of retained net income for the preceding two years, the institution would be undercapitalized following the distribution or the distribution would otherwise be contrary to a statute, regulation or agreement with the Office of Thrift Supervision. If an application is not required, the institution must still provide prior notice to the Office of Thrift Supervision of the capital distribution if, like Newport Federal, it is a subsidiary of a holding company. If Newport Federal’s capital were ever to fall below its regulatory requirements or the Office of Thrift Supervision notified it that it was in need of increased supervision, its ability to make capital distributions could be restricted. In addition, the Office of Thrift Supervision could prohibit a proposed capital distribution that would otherwise be permitted by the regulation, if the agency determines that such distribution would constitute an unsafe or unsound practice.

Qualified Thrift Lender Test. Federal law requires savings institutions to meet a qualified thrift lender test. Under the test, a savings association is required to either qualify as a “domestic building and loan association” under the Internal Revenue Code or maintain at least 65% of its “portfolio assets” (total assets less: (i) specified liquid assets up to 20% of total assets; (ii) intangibles, including goodwill; and (iii) the value of property used to conduct business) in certain “qualified thrift investments” (primarily residential mortgages and related investments, including certain mortgage-backed securities) in at least 9 months out of each 12 month period.

A savings institution that fails the qualified thrift lender test is subject to certain operating restrictions and may be required to convert to a bank charter. Recent legislation has expanded the extent to which education loans, credit card loans and small business loans may be considered “qualified thrift investments.” As of December 31, 2005, Newport Federal maintained 98.5% of its portfolio assets in qualified thrift investments and, therefore, met the qualified thrift lender test.

Transactions with Related Parties. Newport Federal’s authority to engage in transactions with “affiliates” is limited by Office of Thrift Supervision regulations and Sections 23A and 23B of the Federal Reserve Act as implemented by the Federal Reserve Board’s Regulation W. The term “affiliates” for these purposes generally means any company that controls or is under common control with an institution. Newport Bancorp and any non-savings institution subsidiaries would be affiliates of Newport Federal. In general, transactions with affiliates must be on terms that are as favorable to the institution as comparable transactions with non-affiliates. In addition, certain types of transactions are restricted to 10% of an institution’s capital and surplus with any one affiliate and 20% of capital and surplus with all affiliates. Collateral in specified amounts must usually be provided by affiliates in order to receive loans from an institution. In addition, savings institutions are prohibited from lending to any affiliate that is engaged in activities that are not permissible for bank holding companies and no savings institution may purchase the securities of any affiliate other than a subsidiary.

The Sarbanes-Oxley Act of 2002 generally prohibits a company from making loans to its executive officers and directors. However, that act contains a specific exception for loans by a depository institution to its executive officers and directors in compliance with federal banking laws. Under such laws, Newport Federal’s authority to extend credit to executive officers, directors and 10% stockholders (“insiders”), as well as entities such persons control, is limited. The law restricts both the individual and aggregate amount of loans Newport Federal may make to insiders based, in part, on Newport Federal’s capital position and requires certain board approval procedures to be followed. Such loans must be made on terms substantially the same as those offered to unaffiliated individuals and not involve more than the normal risk of repayment. There is an exception for loans made pursuant to a benefit or compensation program that is widely available to all employees of the institution and does not give preference to insiders over other employees. There are additional restrictions applicable to loans to executive officers.

Enforcement. The Office of Thrift Supervision has primary enforcement responsibility over federal savings institutions and has the authority to bring actions against the institution and all institution-affiliated parties, including stockholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors to institution of receivership or conservatorship. Civil penalties cover a wide range of violations and can amount to $25,000 per day, or even $1 million per day in especially egregious cases. The Federal Deposit Insurance Corporation has authority to recommend to the Director of the Office of Thrift Supervision that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director, the Federal Deposit Insurance Corporation has authority to take such action under certain circumstances. Federal law also establishes criminal penalties for certain violations.

Assessments. Federal savings banks are required to pay assessments to the Office of Thrift Supervision to fund its operations. The general assessments, paid on a semi-annual basis, are based upon the savings institution’s total assets, including consolidated subsidiaries, as reported in the institution’s latest quarterly thrift financial report, the institution’s financial condition and the complexity of its asset portfolio.

Insurance of Deposit Accounts. Newport Federal is a member of the Savings Association Insurance Fund. The Federal Deposit Insurance Corporation (“FDIC”) maintains a risk-based assessment system by which institutions are assigned to one of three categories based on their capitalization and one of three subcategories based on examination ratings and other supervisory information. An institution’s assessment rate depends upon the categories to which it is assigned. Assessment rates for Savings Association Insurance Fund member institutions are determined semi-annually by the FDIC and currently range from zero basis points of assessable deposits for the healthiest institutions to 27 basis points of assessable deposits for the riskiest.

The FDIC has authority to increase insurance assessments. A material increase in Savings Association Insurance Fund insurance premiums would likely have an adverse effect on the operating expenses and results of operations of Newport Federal. Management cannot predict what insurance assessment rates will be in the future.

In addition to the assessment for deposit insurance, institutions are required to make payments on bonds issued in the late 1980s by the Financing Corporation to recapitalize the predecessor to the Savings Association Insurance Fund. During the four quarters ended December 31, 2005, Financing Corporation payments for Savings Association Insurance Fund members averaged 1.89 basis points of assessable deposits.

The FDIC may terminate an institution’s insurance of deposits upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC or the Office of Thrift Supervision. The management of Newport Federal does not know of any practice, condition or violation that might lead to termination of deposit insurance.

The Federal Deposit Insurance Reform Act of 2005 (the “Act”), signed by the President on February 8, 2006, revised the laws governing the federal deposit insurance system. The Act provides for the consolidation of the Bank and Savings Association Insurance Funds into a combined “Deposit Insurance Fund.”

Under the Act, insurance premiums are to be determined by the FDIC based on a number of factors, primarily the risk of loss that insured institutions pose to the Deposit Insurance Fund. The legislation eliminates the current minimum 1.25% reserve ratio for the insurance funds, the mandatory assessments when the ratio fall below 1.25% and the prohibition on assessing the highest quality banks when the ratio is above 1.25%. The Act provides the FDIC with flexibility to adjust the new insurance fund’s reserve ratio between 1.15% and 1.5%, depending on projected losses, economic changes and assessment rates at the end of a calendar year.

The Act increased deposit insurance coverage limits from $100,000 to $250,000 for certain types of Individual Retirement Accounts, 401(k) plans and other retirement savings accounts. While it preserved the $100,000 coverage limit for individual accounts and municipal deposits, the FDIC was furnished with the discretion to adjust all coverage levels to keep pace with inflation beginning in 2010. Also, institutions that become undercapitalized will be prohibited from accepting certain employee benefit plan deposits.

The consolidation of the Bank and Savings Association Insurance Funds must occur no later than the first day of the calendar quarter that begins 90-days after the date of the Act’s enactment, i.e., July 1, 2006. The Act also states that the FDIC must promulgate final regulations implementing the remainder of its provisions not later than 270 days after its enactment.

At this time, management cannot predict the effect, if any, that the Act will have on insurance premiums paid by Newport Federal.

Federal Home Loan Bank System. Newport Federal is a member of the Federal Home Loan Bank System, which consists of (12) regional Federal Home Loan Banks. The Federal Home Loan Bank provides a central credit facility primarily for member institutions. Newport Federal, as a member of the Federal Home Loan Bank of Boston, is required to acquire and hold shares of capital stock in that Federal Home Loan Bank. Newport Federal was in compliance with this requirement with an investment in Federal Home Loan Bank stock at December 31, 2005 of $50.1 million.

The Federal Home Loan Banks are required to provide funds for the resolution of insolvent thrifts in the late 1980s and to contribute funds for affordable housing programs. These requirements could reduce the amount of dividends that the Federal Home Loan Banks pay to their members and could also result in the Federal Home Loan Banks imposing a higher rate of interest on advances to their members. If dividends were reduced, or interest on future Federal Home Loan Bank advances increased, our net interest income would likely also be reduced.

Community Reinvestment Act. Under the Community Reinvestment Act, as implemented by Office of Thrift Supervision regulations, a savings association has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The Community Reinvestment Act does not establish specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the Community Reinvestment Act. The Community Reinvestment Act requires the Office of Thrift Supervision, in connection with its examination of a savings association, to assess the institution’s record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution.

The Community Reinvestment Act requires public disclosure of an institution’s rating and requires the Office of Thrift Supervision to provide a written evaluation of an association’s Community Reinvestment Act performance utilizing a four-tiered descriptive rating system. Each of Newport Federal and Westerly Savings Bank received an “outstanding” rating as a result of their most recent Community Reinvestment Act assessment.

Other Regulations

Interest and other charges collected or contracted for by Newport Federal are subject to state usury laws and federal laws concerning interest rates. Newport Federal’s operations are also subject to federal laws applicable to credit transactions, such as the:

•	Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•	Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;

•	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and

•	rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The operations of Newport Federal also are subject to the:

•	Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•	Electronic Funds Transfer Act and Regulation E promulgated thereunder, which governs automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services; and

•	Check Clearing for the 21st Century Act (also known as “Check 21”), which, effective October 28, 2004, gave “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check.

•	Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (referred to as the “USA PATRIOT Act”), which significantly expanded the responsibilities of financial institutions, including savings and loan associations, in preventing the use of the U.S. financial system to fund terrorist activities. Among other provisions, it required financial institutions operating in the United States to develop new anti-money laundering compliance programs, due diligence policies and controls to ensure the detection and reporting of money laundering. Such required compliance programs are intended to supplement existing compliance requirements, also applicable to financial institutions, under the Bank Secrecy Act and the Office of Foreign Assets Control Regulations.

•	The Gramm-Leach-Bliley Act placed limitations on the sharing of consumer financial information with unaffiliated third parties. Specifically, the Gramm-Leach-Bliley Act required all financial institutions offering financial products or services to retail customers to provide such customers with the financial institution’s privacy policy and provide such customers the opportunity to “opt out” of the sharing of personal financial information with unaffiliated third parties.

Holding Company Regulation

General. Newport Bancorp will be a nondiversified unitary savings and loan holding company within the meaning of federal law. Under prior law, a unitary savings and loan holding company was not generally restricted as to the types of business activities in which it may engage, provided that the Bank continued to be a qualified thrift lender. See “Regulation of Federal Savings Associations Regulation–Qualified Thrift Lender Test.” The Gramm-Leach-Bliley Act of 1999 provided that no company may acquire control of a savings institution after May 4, 1999 unless it engages only in the activities permitted for financial holding companies under the law or for multiple savings and loan holding companies as described below. Further, the Gramm-Leach-Bliley Act specifies that existing savings and loan holding companies may only engage in such activities. Upon any non-supervisory acquisition by Newport Bancorp of another savings institution or savings bank that meets the qualified thrift lender test and is deemed to be a savings institution by the OTS, Newport Bancorp would become a multiple savings and loan holding company (if the acquired institution is held as a separate subsidiary) and would generally be limited to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, subject to the prior approval of the OTS, and certain activities authorized by OTS regulation. However, the OTS has issued an interpretation concluding that multiple savings and loan holding companies may also engage in activities permitted for financial holding companies.

A savings and loan holding company is prohibited from, directly or indirectly, acquiring more than 5% of the voting stock of another savings institution or savings and loan holding company, without prior written approval of the OTS and from acquiring or retaining control of a depository institution that is not insured by the Federal Deposit Insurance Corporation. In evaluating applications by holding companies to acquire savings institutions, the OTS considers, among other things, the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on the risk to the deposit insurance funds, the convenience and needs of the community and competitive factors.

The OTS may not approve any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions: (i) the approval of interstate supervisory acquisitions by savings and loan holding companies; and (ii) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

Although savings and loan holding companies are not currently subject to specific capital requirements or specific restrictions on the payment of dividends or other capital distributions, federal regulations do prescribe such restrictions on subsidiary savings institutions as described below. Newport Federal must notify the OTS 30 days before declaring any dividend to Newport Bancorp. In addition, the financial impact of a holding company on its subsidiary institution is a matter that is evaluated by the OTS and the agency has authority to order cessation of activities or divestiture of subsidiaries deemed to pose a threat to the safety and soundness of the institution.

Acquisition of Control. Under the federal Change in Bank Control Act, a notice must be submitted to the Office of Thrift Supervision if any person (including a company), or group acting in concert, seeks to acquire “control” of a savings and loan holding company or savings association. An acquisition of “control” can occur upon the acquisition of 10% or more of the voting stock of a savings and loan holding company or savings institution or as otherwise defined by the Office of Thrift Supervision. Under the Change in Bank Control Act, the Office of Thrift Supervision has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the anti-trust effects of the acquisition. Any company that so acquires control would then be subject to regulation as a savings and loan holding company.

Federal Securities Laws

Newport Bancorp has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, for the registration of the common stock to be issued pursuant to the offering. Upon completion of the offering, Newport Bancorp common stock will continue to be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Newport Bancorp will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934, as amended.

The registration, under the Securities Act of 1933, as amended, of the shares of common stock to be issued in the offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of Newport Bancorp may be resold without registration. Shares purchased by an affiliate of Newport Bancorp will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933, as amended. If Newport Bancorp meets the current public information requirements of Rule 144, each affiliate of Newport Bancorp that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of Newport Bancorp or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, Newport Bancorp may permit affiliates to have their shares registered for sale under the Securities Act of 1933, as amended.

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 addresses, among other issues, corporate governance, auditing and accounting, executive compensation, and enhanced and timely disclosure of corporate information. As directed by the Sarbanes-Oxley Act of 2002, Newport Bancorp’s Chief Executive Officer and Chief Financial Officer each will be required to certify that Newport Bancorp’s quarterly and annual reports do not contain any untrue statement of a material fact. The rules adopted by the Securities and Exchange Commission under the Sarbanes-Oxley Act of 2002 have several requirements, including having these officers certify that: they are responsible for establishing, maintaining and regularly evaluating the effectiveness of our internal controls; they have made certain disclosures to our auditors and the audit committee of the board of directors about our internal controls; and they have included information in our quarterly and annual reports about their evaluation and whether there have been significant changes in our internal controls or in other factors that could significantly affect internal controls. Newport Bancorp will be subject to further reporting and audit requirements beginning with the year ending December 31, 2007 under the requirements of the Sarbanes-Oxley Act. Newport Bancorp will prepare policies, procedures and systems designed to comply with these regulations to ensure compliance with these regulations.

Federal and State Taxation

Federal Income Taxation

General. We report our income on a fiscal year basis using the accrual method of accounting. The federal income tax laws apply to us in the same manner as to other corporations with some exceptions, including particularly our reserve for bad debts discussed below. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to us. Our federal income tax returns have been either audited or closed under the statute of limitations through tax year 2002. For its 2005 fiscal year, Newport Federal’s maximum federal income tax rate was 34%.

Newport Bancorp and Newport Federal have entered into a tax allocation agreement. Because Newport Bancorp owns 100% of the issued and outstanding capital stock of Newport Federal, Newport Bancorp and Newport Federal are members of an affiliated group within the meaning of Section 1504(a) of the Internal Revenue Code, of which group Newport Bancorp is the common parent corporation. As a result of this affiliation, Newport Federal may be included in the filing of a consolidated federal income tax return with Newport Bancorp and, if a decision to file a consolidated tax return is made, the parties agree to compensate each other for their individual share of the consolidated tax liability and/or any tax benefits provided by them in the filing of the consolidated federal income tax return.

Bad Debt Reserves. For fiscal years beginning before June 30, 1996, thrift institutions that qualified under certain definitional tests and other conditions of the Internal Revenue Code were permitted to use certain favorable provisions to calculate their deductions from taxable income for annual additions to their bad debt reserve. A reserve could be established for bad debts on qualifying real property loans, generally secured by interests in real property improved or to be improved, under the percentage of taxable income method or the experience method. The reserve for nonqualifying loans was computed using the experience method. Federal legislation enacted in 1996 repealed the reserve method of accounting for bad debts and the percentage of taxable income method for tax years beginning after 1995 and require savings institutions to recapture or take into income certain portions of their accumulated bad debt reserves. Approximately $1.0 million of our accumulated bad debt reserves would not be recaptured into taxable income unless Newport Federal makes a “non-dividend distribution” to Newport Bancorp as described below.

Distributions. If Newport Federal makes “non-dividend distributions” to Newport Bancorp, the distributions will be considered to have been made from Newport Federal’s unrecaptured tax bad debt reserves, including the balance of its reserves as of December 31, 1987, to the extent of the “non-dividend distributions,” and then from Newport Federal’s supplemental reserve for losses on loans, to the extent of those reserves, and an amount based on the amount distributed, but not more than the amount of those reserves, will be included in Newport Federal’s taxable income. Non-dividend distributions include distributions in excess of Newport Federal’s current and accumulated earnings and profits, as calculated for federal income tax purposes, distributions in redemption of stock, and distributions in partial or complete liquidation. Dividends paid out of Newport Federal’s current or accumulated earnings and profits will not be so included in Newport Federal’s taxable income.

The amount of additional taxable income triggered by a non-dividend is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Therefore, if Newport Federal makes a non-dividend distribution to Newport Bancorp, approximately one and one-half times the amount of the distribution not in excess of the amount of the reserves would be includable in income for federal income tax purposes, assuming a 34% federal corporate income tax rate. Newport Federal does not intend to pay dividends that would result in a recapture of any portion of its bad debt reserves.

State Taxation

Rhode Island Taxation. Newport Federal is subject to Rhode Island’s Corporation Business Tax at the rate of 9% on its taxable income, before net operating loss deductions and special deductions for federal income tax purposes. Newport Bancorp will be required to file Rhode Island income tax returns because it will be doing business in Rhode Island. For this purpose, “taxable income” generally means federal taxable income subject to certain adjustments (including addition of interest income on state and municipal obligations).

The Conversion and Stock Offering

The board of directors of Newport Federal Savings Bank has approved the plan of conversion. The Office of Thrift Supervision also has conditionally approved the plan of conversion; however, such approval does not constitute a recommendation or endorsement of the plan of conversion by such agency.

General

On June 7, 2005, the board of directors of Newport Federal unanimously adopted the plan of conversion, and on March 9, 2006, the Board unanimously adopted amendments to the Plan of Conversion pursuant to which Newport Federal will convert from a federally chartered mutual savings bank to a federally chartered stock savings bank and become a wholly owned subsidiary of Newport Bancorp, a newly formed Maryland corporation. Newport Bancorp will offer 100% of its common stock to qualifying depositors of Newport Federal and Westerly Savings Bank in a subscription offering and, if necessary, to members of the general public through a community offering and/or a syndicate of registered broker-dealers. The completion of the offering depends on market conditions and other factors beyond our control. We can give no assurance as to the length of time that will be required to complete the sale of the common stock. If we experience delays, significant changes may occur in the appraisal of Newport Federal, which would require a change in the offering range. A change in the offering range would result in a change in the net proceeds realized by Newport Bancorp from the sale of the common stock. If the offering is terminated, Newport Federal would be required to charge all offering expenses against current income. The Office of Thrift Supervision approved our plan of conversion, subject to the fulfillment of certain conditions.

The plan of conversion and stock offering also provides for the establishment of NewportFed Charitable Foundation and our funding of the foundation with shares of our common stock equal to 8% of the shares sold in connection with the conversion. The establishment of NewportFed Charitable Foundation is subject to a separate vote of Newport Federal’s members. The special meeting of Newport Federal’s members has been called for this purpose on                     , 2006.

The following is a brief summary of the pertinent aspects of the offering. A copy of the plan of conversion is available from Newport Federal upon request and is available for inspection at the offices of Newport Federal and at the Office of Thrift Supervision. The plan of conversion is also filed as an exhibit to the registration statement that we have filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Reasons for the Conversion

The primary reasons for the conversion and related stock offering are to:

•	increase the capital of Newport Federal to support future lending and operational growth;

•	enhance profitability and earnings through reinvesting and leveraging the proceeds, primarily through traditional funding and lending activities;

•	support future branching activities and/or the acquisition of financial services companies;

•	implement equity compensation plans to retain and attract qualified directors, officers and staff to enhance the current incentive-based compensation program; and

•	be able to increase our philanthropic endeavors to the communities we serve through the formation and funding of NewportFed Charitable Foundation.

As a stock holding company, Newport Bancorp will have greater flexibility than Newport Federal now has in structuring mergers and acquisitions, including the consideration paid in a transaction. Our current mutual savings bank structure, by its nature, limits our ability to offer any common stock as consideration in a merger or acquisition. Our new stock holding company structure will enhance our ability to compete with other bidders when acquisition opportunities arise by better enabling us to offer stock or cash consideration, or a combination of the two. We currently do not have any agreement or understanding as to any specific acquisition.

Effects of Conversion to Stock Form

General. Each depositor in a mutual savings bank has both a deposit account in the institution and a pro rata ownership interest in the net worth of the institution based upon the balance in his or her account. However, this ownership interest is tied to the depositor’s account and has no value separate from such deposit account. Furthermore, this ownership interest may only be realized in the unlikely event that the institution is liquidated. In such event, the depositors of record at that time, as owners, would be able to share in any residual surplus and reserves after payment of other claims, including claims of depositors to the amounts of their deposits. Any depositor who opens a deposit account obtains a pro rata ownership interest in the net worth of the institution without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all of the balance in the account but nothing for his or her ownership interest in the net worth of the institution, which is lost to the extent that the balance in the account is reduced.

When a mutual bank converts to stock form, depositors lose all rights to the net worth of the mutual savings bank, except the right to claim a pro rata share of funds representing the liquidation account established in connection with the conversion. Additionally, permanent nonwithdrawable capital stock is created and offered to depositors which represents the ownership of the institution’s net worth. The common stock of Newport Bancorp is separate and apart from deposit accounts and cannot be and is not insured by the Federal Deposit Insurance Corporation or any other governmental agency. Certificates are issued to evidence ownership of the permanent stock. The stock certificates are transferable, and therefore the stock may be sold or traded if a purchaser is available with no effect on any deposit account the seller may hold in the institution.

No assets of Newport Bancorp will be distributed in connection with the conversion other than the payment of those expenses incurred in connection with the conversion.

Continuity. While the conversion is being accomplished, the normal business of Newport Federal will continue without interruption, including being regulated by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. After conversion, Newport Federal will continue to provide services for depositors and borrowers under current policies by its present management and staff.

The directors of Newport Bancorp at the time of the conversion will serve as directors of Newport Bancorp after the conversion. The directors of Newport Bancorp will be composed of individuals who served on the Board of Directors of Newport Federal. All officers of Newport Federal at the time of conversion will retain their positions after the conversion.

Deposit Accounts and Loans. Newport Federal’s deposit accounts, account balances and existing Federal Deposit Insurance Corporation insurance coverage of deposit accounts will not be affected by the conversion. Furthermore, the conversion will not affect the loan accounts, loan balances or obligations of borrowers under their individual contractual arrangements with Newport Federal.

Effect on Voting Rights. Voting rights in Newport Federal, as a mutual savings bank, belong to its depositor members. After the conversion, depositors will no longer have voting rights in Newport Federal and, therefore, will no longer be able to elect directors of Newport Federal or control its affairs. Instead, Newport Bancorp, as the sole stockholder of Newport Federal, will possess all voting rights in Newport Federal. The holders of the common stock of Newport Bancorp will possess all voting rights in Newport Bancorp. Depositors of Newport Federal will not have voting rights after the conversion except to the extent that they become stockholders of Newport Bancorp by purchasing common stock.

Liquidation Account. In the unlikely event of a complete liquidation of Newport Federal prior to the conversion, each depositor in Newport Federal would receive a pro rata share of any assets of Newport Federal remaining after payment of claims of all creditors, including the claims of all depositors up to the withdrawal value of their accounts. Each depositor would receive a pro rata share of the remaining assets in the same proportion as the value of his or her deposit account to the total value of all deposit accounts in Newport Federal at the time of liquidation.

After the conversion, holders of withdrawable deposits in Newport Federal, including certificates of deposit, will not be entitled to share in any residual assets upon liquidation of Newport Federal. However, under applicable regulations, Newport Federal will, at the time of the conversion, establish a liquidation account in an amount equal to its total equity as of the date of the latest statement of financial condition contained in the final prospectus relating to the conversion.

Newport Federal will maintain the liquidation account after the conversion for the benefit of eligible account holders and supplemental eligible account holders who retain their savings accounts in Newport Federal. Each eligible account holder and supplemental account holder will, with respect to each deposit account held, has a related inchoate interest in a sub-account portion of the liquidation account balance.

The initial sub-account balance for a savings account held by an eligible account holder or a supplemental eligible account holder will be determined by multiplying the opening balance in the liquidation account by a fraction of which the numerator is the amount of the holder’s “qualifying deposit” in the deposit account and the denominator is the total amount of the “qualifying deposits” of all eligible or supplemental eligible account holders. The initial subaccount balance will not be increased, but it will be decreased as provided below.

If the deposit balance is any deposit account of an eligible account holder or supplemental account holder at the close of business on any annual closing day of Newport Federal (which is December 31) after May 31, 2004 or March 31, 2006, is less than the lesser of the deposit balance in a deposit account at the close of business on any other annual closing date after May 31, 2004 or March 31, 2006, or the amount of the “qualifying deposit” in a savings account on May 31, 2004 or March 31, 2006, then the subaccount balance for a savings account will be adjusted by reducing the subaccount balance in an amount proportionate to the reduction in the savings balance. Once reduced, the subaccount balance will not be subsequently increased, notwithstanding any increase in the savings balance of the related savings account. If any savings account is closed, the related subaccount balance will be reduced to zero.

Upon a complete liquidation of Newport Federal, each eligible account holder and supplemental account holder will be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current adjusted subaccount balance(s) for deposit account(s) held by the holder before any liquidation distribution may be made to stockholders. No merger, consolidation, bulk purchase of assets with assumptions of savings accounts and other liabilities or similar transactions with another federally insured institution in which Newport Federal is not the surviving institution will be considered to be a complete liquidation. In any of these transactions, the liquidation account will be assumed by the surviving institution.

In the unlikely event Newport Federal is liquidated after the conversion, depositors will be entitled to full payment of their deposit accounts before any payment is made to Newport Bancorp or Newport Federal.

There are no plans to liquidate either Newport Federal or Newport Bancorp in the future.

Material Income Tax Consequences

In connection with the conversion, we have received an opinion of counsel with respect to federal tax laws that no gain or loss will be recognized by account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued. We believe that the tax opinion summarized below addresses all material federal income tax consequences that are generally applicable to persons receiving subscription rights.

Muldoon Murphy & Aguggia LLP has issued an opinion to us that, for federal income tax purposes:

•	the conversion of Newport Federal from the mutual to the stock form of organization will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code, and no gain or loss will be recognized by account holders and no gain or loss will be recognized by Newport Federal by reason of such conversion;

•	no gain or loss will be recognized by Newport Bancorp upon the sale of shares of common stock in the offering;

•	it is more likely than not that the fair market value of the non-transferable subscription rights to purchase shares of common stock of Newport Bancorp to be issued to eligible account holders, supplemental eligible account holders and other members is zero and, accordingly, that no income will be realized by eligible account holders, supplemental eligible account holders and other members upon the issuance to them of the subscription rights or upon the exercise of the subscription rights; and

•	it is more likely than not that the tax basis to the holders of shares of common stock purchased in the stock offering pursuant to the exercise of the subscription rights will be the amount paid therefor, and that the holding period for such shares of common stock will begin on the date of completion of the stock offering.

The statements set forth in the first and second bullet points above are based on the position that the subscription rights do not have any market value at the time of distribution or at the time they are exercised. Whether subscription rights have a market value for federal income tax purposes is a question of fact, depending upon all relevant facts and circumstances. According to our counsel, the Internal Revenue Service will not issue rulings on whether subscription rights have a market value. Counsel has also advised us that they are unaware of any instance in which the Internal Revenue Service has taken the position that nontransferable subscription rights have a market value. Counsel also noted that the subscription rights will be granted at no cost to the recipients, will be nontransferable and of short duration, and will afford the recipients the right only to purchase our common stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of common stock.

Unlike a private letter ruling issued by the Internal Revenue Service, an opinion of counsel is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached in the opinion. If there is a disagreement, no assurance can be given that the conclusions reached in an opinion of counsel would be sustained by a court if contested by the Internal Revenue Service.

Newport Federal has also received an opinion from Wolf & Company, PC, that, assuming the conversion does not result in any federal income tax liability to Newport Federal, its account holders, or Newport Bancorp, implementation of the plan of conversion will not result in any Rhode Island income tax liability to those entities or persons.

The opinion of Muldoon Murphy & Aguggia LLP and Wolf & Company, PC, are filed as exhibits to the registration statement that we have filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Subscription Offering and Subscription Rights

Under the plan of conversion, we have granted rights to subscribe for Newport Bancorp common stock to the following persons in the following order of priority:

•	Persons with deposits in Newport Federal or Westerly Savings Bank with balances aggregating $50 or more (“qualifying deposits”) as of the close of business on May 31, 2004 (“eligible account holders”). For this purpose, deposit accounts include all savings, time and demand accounts.

•	Our employee stock ownership plan.

•	Persons with qualifying deposits in Newport Federal as of March 31, 2006 (“supplemental eligible account holders”), other than our officers, directors and their associates.

•	Depositors of Newport Federal as of [Voting Record Date], who are not eligible or supplemental eligible account holders (“other members”).

The amount of common stock that any person may purchase will depend on the availability of the common stock after satisfaction of all subscriptions having prior rights in the subscription offering and to the maximum and minimum purchase limitations set forth in the plan of conversion. See “—Limitations on Purchases of Shares.” All persons on a joint account will be counted as a single depositor for purposes of determining the maximum amount that may be subscribed for by owners of a joint account.

We will strive to identify your ownership in all accounts, but cannot guarantee we will identify all accounts in which you have an ownership interest.

Category 1: Eligible Account Holders. Subject to the purchase limitations as described below under “—Limitations on Purchases of Shares,” each eligible account holder has the right to subscribe for up to the greater of:

•	$150,000 of common stock (which equals 15,000 shares);

•	one-tenth of 1% of the total offering of common stock; or

•	15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be sold by a fraction of which the numerator is the amount of qualifying deposits of the eligible account holder and the denominator is the total amount of qualifying deposits of all eligible account holders. The balance of qualifying deposits of all eligible account holders was $168.8 million.

If there are insufficient shares to satisfy all subscriptions by eligible account holders, shares first will be allocated so as to permit each subscribing eligible account holder, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total qualifying deposits of all remaining eligible account holders whose subscriptions remain unfilled. Subscription rights of eligible account holders who are also executive officers or directors of Newport Federal or their associates will be subordinated to the subscription rights of other eligible account holders to the extent attributable to increased deposits in Newport Federal in the one year period preceding May 31, 2004.

To ensure a proper allocation of stock, each eligible account holder must list on his or her stock order form all deposit accounts in which such eligible account holder had an ownership interest at May 31, 2004. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

Category 2: Tax-Qualified Employee Benefit Plans. Our tax-qualified employee benefit plans have the right to purchase up to 10.0% of the shares of common stock sold in the offering and contributed to the charitable foundation. As a tax-qualified employee benefit plan, our employee stock ownership plan intends to purchase 8.0% of the shares sold in the offering and contributed to the charitable foundation. Subscriptions by the employee stock ownership plan will not be aggregated with shares of common stock purchased by any other participants in the offering, including subscriptions by our officers and directors, for the purpose of applying the purchase limitations in the plan of conversion. If eligible account holders subscribe for all of the shares being sold, no shares will be available for our tax-qualified employee benefit plans. However, if we increase the number of shares offered above the maximum of the offering range, the employee stock ownership plan will have a first priority right to purchase any shares exceeding that amount up to 10.0% of the common stock issued in the offering. If the plan’s subscription is not filled in its entirety, the employee stock ownership plan may purchase shares in the open market or may purchase shares directly from us with the approval of the Office of Thrift Supervision.

Category 3: Supplemental Eligible Account Holders. Subject to the purchase limitations as described below under “—Limitations on Purchases of Shares,” each supplemental eligible account holder has the right to subscribe for up to the greater of:

•	$150,000 of common stock (which equals 15,000 shares);

•	one-tenth of 1% of the total offering of common stock; or

•	15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be sold by a fraction of which the numerator is the amount of qualifying deposits of the supplemental eligible account holder and the denominator is the total amount of qualifying deposits of all supplemental eligible account holders. The balance of qualifying deposits of all supplemental eligible account holders was $ million.

If eligible account holders and the employee stock ownership plan subscribe for all of the shares being sold, no shares will be available for supplemental eligible account holders. If shares are available for supplemental eligible account holders but there are insufficient shares to satisfy all subscriptions by supplemental eligible account holders, shares first will be allocated so as to permit each subscribing supplemental eligible account holder, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing supplemental eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total qualifying deposits of all remaining supplemental eligible account holders whose subscriptions remain unfilled.

To ensure a proper allocation of stock, each supplemental eligible account holder must list on his or her stock order form all deposit accounts in which such supplemental eligible account holder had an ownership interest at May 31, 2004. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

Category 4: Other Members. Subject to the purchase limitations as described below under “—Limitations on Purchases of Shares,” each other member has the right to purchase up to the greater of $200,000 of common stock (which equals 20,000 shares) or one-tenth of 1% of the total offering of common stock. If eligible account holders, the employee stock ownership plan and supplemental eligible account holders subscribe for all of the shares being sold, no shares will be available for other members. If shares are available for other members but there are not sufficient shares to satisfy all subscriptions by other members, shares first will be allocated so as to permit each subscribing other member, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing other members in the proportion that each other member’s subscription bears to the total subscriptions of all such subscribing other members whose subscriptions remain unfilled.

To ensure a proper allocation of stock, each other member must list on his or her stock order form all deposit accounts in which such other member had an ownership interest at May 31, 2004. Failure to list an account or providing incorrect information could result in the loss of all or part of a subscriber’s stock allocation.

Expiration Date for the Subscription Offering. The subscription offering, and all subscription rights under the plan of conversion, will terminate at 12:00 Noon, Eastern time, on [Expiration Date]. We will not accept orders for common stock in the subscription offering received after that time. We will make reasonable attempts to provide a prospectus and related offering materials to holders of subscription rights; however, all subscription rights will expire on the expiration date whether or not we have been able to locate each person entitled to subscription rights.

Office of Thrift Supervision regulations require that we complete the sale of common stock within 45 days after the close of the subscription offering. If the sale of the common stock is not completed within that period, all funds received will be returned promptly with interest at our passbook rate and all withdrawal authorizations will be canceled unless we receive approval of the Office of Thrift Supervision to extend the time for completing the offering. If regulatory approval of an extension of the time period has been granted, we will notify all subscribers of the extension and of the duration of any extension that has been granted, and subscribers will have the right to modify or rescind their purchase orders. If we do not receive an affirmative response from a subscriber to any resolicitation, the subscriber’s order will be rescinded and all funds received will be returned promptly with interest, or withdrawal authorizations will be canceled. No single extension can exceed 90 days.

Persons in Non-Qualified States. We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock under the plan of conversion reside. However, we are not required to offer stock in the subscription offering to any person who resides in a foreign country or who resides in a state of the United States in which (1) only a small number of persons otherwise eligible to subscribe for shares of common stock reside; (2) the granting of subscription rights or the offer or sale of shares to such person would require that we or our officers or directors register as a broker, dealer, salesman or selling agent under the securities laws of the state, or register or otherwise qualify the subscription rights or common stock for sale or qualify as a foreign corporation or file a consent to service of process; or (3) we determine that compliance with that state’s securities laws would be impracticable for reasons of cost or otherwise.

Restrictions on Transfer of Subscription Rights and Shares. Subscription rights are nontransferable. You may not transfer, or enter into any agreement or understanding to transfer, the legal or beneficial ownership of your subscription rights issued under the plan of conversion or the shares of common stock to be issued upon exercise of your subscription rights. Your subscription rights may be exercised only by you and only for your own account. If you exercise your subscription rights, you will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding regarding the sale or transfer of such shares. Federal regulations also prohibit any person from offering, or making an announcement of an offer or intent to make an offer, to purchase such subscription rights or shares of common stock before the completion of the offering.

If you sell or otherwise transfer your rights to subscribe for common stock in the subscription offering or subscribe for common stock on behalf of another person, you may forfeit those rights and face possible further sanctions and penalties imposed by the Office of Thrift Supervision or another agency of the U.S. Government. We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights and will not honor orders known by us to involve the transfer of such rights.

Community Offering

To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, we may offer shares in a community offering to the following persons in the following order of priority:

•	Natural persons and trusts of natural persons who are residents of Newport and Washington Counties in Rhode Island; and

•	Other persons to whom we deliver a prospectus.

We will consider persons residing in one of the specified counties if they occupy a dwelling in the county and establish an ongoing physical presence in the county that is not merely transitory in nature. We may utilize depositor or loan records or other evidence provided to us to make a determination as to whether a person is a resident in one of the specified counties. In all cases, the determination of residence status will be made by us in our sole discretion.

Purchasers in the community offering are eligible to purchase up to $150,000 of common stock (which equals 15,000 shares). If shares are available for preferred subscribers in the community offering but there are insufficient shares to satisfy all orders, the available shares will be allocated first to each preferred subscriber whose order we accept in an amount equal to the lesser of 100 shares or the number of shares ordered by each such subscriber, if possible. After that, unallocated shares will be allocated among the remaining preferred subscribers whose orders remain unsatisfied in the same proportion that the unfilled order of each such subscriber bears to the total unfilled orders of all such subscribers. If, after filling the orders of preferred subscribers in the community offering, shares are available for other subscribers in the community offering but there are insufficient shares to satisfy all orders, shares will be allocated in the same manner as for preferred subscribers.

The community offering, if held, may commence concurrently with or subsequent to the subscription offering and will terminate no later than 45 days after the close of the subscription offering unless extended by us, with approval of the Office of Thrift Supervision. If we receive regulatory approval for an extension, all subscribers will be notified of the extension and of the duration of any extension that has been granted, and will have the right to confirm, increase, decrease or rescind their orders. If we do not receive an affirmative response from a subscriber to any resolicitation, the subscriber’s order will be rescinded and all funds received will be promptly returned with interest.

The opportunity to subscribe for shares of common stock in the community offering is subject to our right to reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

Syndicated Community Offering or Underwritten Public Offering

The plan of conversion provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Sandler O’Neill & Partners, L.P., acting as our agent. In such capacity, Sandler O’Neill & Partners, L.P. may form a syndicate of other brokers-dealers who are NASD member firms. Alternatively, we may sell any remaining shares in an underwritten public offering. Neither Sandler O’Neill nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering; however, Sandler O’Neill & Partners, L.P. has agreed to use its best efforts in the sale of shares in any syndicated community offering. We have not selected any particular broker-dealers to participate in a syndicated community offering and will not do so until prior to the commencement of the syndicated community offering. The syndicated community offering would terminate no later than 45 days after the expiration of the subscription offering, unless extended by us, with approval of the Office of Thrift Supervision. See “—Community Offering” above for a discussion of rights of subscribers in the event an extension is granted.

The opportunity to subscribe for shares of common stock in the syndicated community offering or underwritten public offering is subject to our right in our sole discretion to accept or reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

Common stock sold in the syndicated community offering also will be sold at the $10.00 per share purchase price. Purchasers in the syndicated community offering are eligible to purchase up to $150,000 of common stock (which equals 15,000 shares). Orders for common stock in the syndicated community offering will be filled first to a maximum of 2% of the total number of shares sold in the offering and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all orders have been filled. However, no fractional shares will be issued. We may begin the syndicated community offering or underwritten public offering at any time following the commencement of the subscription offering.

If we are unable to find purchasers from the general public for all unsubscribed shares, we will make other purchase arrangements, if feasible. Other purchase arrangements must be approved by the Office of Thrift Supervision and may provide for purchases for investment purposes by directors, officers, their associates and other persons in excess of the limitations provided in the plan of conversion and in excess of the proposed director and executive officer purchases discussed earlier, although no such purchases are currently intended. If other purchase arrangements cannot be made, we may: terminate the stock offering and promptly return all funds; promptly return all funds, set a new offering range and give all subscribers the opportunity to place a new order for shares of Newport Bancorp common stock; or take such other actions as may be permitted by the Office of Thrift Supervision and the Securities and Exchange Commission.

Plan of Distribution and Marketing Arrangements

Offering materials have been initially distributed to certain persons by mail, with additional copies made available through our conversion center and Sandler O’Neill & Partners, L.P. All prospective purchasers are to send payment directly to Newport Federal, where such funds will be held in a segregated savings account and not released until the offering is completed or terminated.

We have engaged Sandler O’Neill & Partners, L.P., a broker-dealer registered with the NASD, as a financial and marketing advisor in connection with the offering of our common stock. In its role as financial and marketing advisor, Sandler O’Neill & Partners, L.P. will assist us in the offering as follows:

(1)	consulting as to the securities marketing implications of any aspect of the plan of conversion or related corporate documents;

(2)	reviewing with our board of directors the financial impact of the offering on us based upon the independent appraiser’s appraisal of the common stock;

(3)	reviewing all offering documents, including the prospectus, stock order forms and related offering materials (we are responsible for the preparation and filing of such documents);

(4)	assisting in the design and implementation of a marketing strategy for the offering;

(5)	as necessary, assisting us in scheduling and preparing for meetings with potential investors and broker-dealers in connection with the offering; and

(6)	providing such other general advice and assistance as may be requested to promote the successful completion of the conversion.

For these services, Sandler O’Neill & Partners, L.P. will receive a fee of 1% of the aggregate dollar amount of the common stock sold in the subscription and community offerings, excluding shares sold to the employee stock ownership plan, purchased by our officers, employees and directors and their immediate families and shares issued to the charitable foundation. We have made an advance payment to Sandler O’Neill & Partners, L.P. of $50,000. If there is a syndicated community offering, Sandler O’Neill will receive a management fee of 1.0% of the aggregate dollar amount of the common stock sold in the syndicated community offering and other broker dealers will receive compensation for shares sold by them in the syndicated community offering. The fee to be paid to other broker-dealers in connection with shares sold by them in the syndicated community offering will be determined at the time of the syndicated community offering and will be in accordance with market and competitive practices at such time. The total fees paid to Sandler O’Neill and other NASD member firms in the syndicated community offering will not exceed 6.5% of the aggregate dollar amount of the common stock sold in the syndicated community offering.

We also will reimburse Sandler O’Neill for its legal fees and expenses associated with its marketing effort, up to a maximum of $50,000. If the plan of conversion is terminated or if Sandler O’Neill terminates its agreement with us in accordance with the provisions of the agreement, Sandler O’Neill will only receive reimbursement of its reasonable out-of-pocket expenses. We will indemnify Sandler O’Neill against liabilities and expenses (including legal fees) incurred in connection with certain claims or liabilities arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933, as amended.

We have also engaged Sandler O’Neill to act as conversion agent in connection with the offering. In its role as conversion agent, Sandler O’Neill will assist us in the offering as follows: (1) consolidation of accounts and vote calculation; (2) design and stenciling of proxy, order and/or request forms; (3) organization and supervision of the conversion center; (4) proxy solicitation and special meeting services; and (5) subscription services. For these services, Sandler O’Neill will receive a fee of $10,000 and reimbursement for its reasonable out-of-pocket expenses. We have made an advance payment of $5,000 to Sandler O’Neill for these services.

Sandler O’Neill has not prepared any report or opinion constituting a recommendation or advice to us or to persons who subscribe for common stock, nor has it prepared an opinion as to the fairness to us of the purchase price or the terms of the common stock to be sold. Sandler O’Neill expresses no opinion as to the prices at which common stock to be issued may trade.

Our directors and executive officers may participate in the offering by answering questions about our business. Trained employees may participate in the offering in ministerial capacities, such as providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. Questions of prospective purchasers regarding the offering process will be directed to registered representatives of Sandler O’Neill & Partners, L.P. We will rely on Rule 3a4-1 of the Securities Exchange Act of 1934, as amended, so as to permit officers, directors and employees to participate in the sale of the common stock. No officer, director or employee will be compensated for his or her participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the common stock.

Procedure for Purchasing Shares in the Subscription and Community Offerings

Use of Order Forms. To purchase shares in the subscription offering, you must submit a properly completed and executed order form to us by 12:00 noon, Eastern time, on [Expiration Date]. Your order form must be accompanied by full payment for all of the shares subscribed for or include appropriate authorization in the space provided on the order form for withdrawal of full payment from a deposit account with Newport Federal. To purchase shares in the community offering, you must submit a properly completed and executed order form to us, accompanied by the required payment for each share subscribed for, before the community offering terminates, which may be on, or at any time after, the end of the subscription offering. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order forms will be final.

To ensure that your stock purchase eligibility and priority are properly identified, you must list all accounts on the order form, giving all names in each account and the account number. We will strive to identify your ownership in all accounts, but cannot guarantee we will identify all accounts in which you have an ownership interest. Failure to list all of your accounts may result in fewer shares being allocated to you than if all of our accounts were listed.

We need not accept order forms that are received after the expiration of the subscription offering or community offering, as the case may be, or that are executed defectively or that are received without full payment or without appropriate withdrawal instructions. In addition, we are not obligated to accept orders submitted on photocopied or facsimilied stock order forms. We have the right to waive or permit the correction of incomplete or improperly executed order forms, but do not represent that we will do so. Under the plan of conversion, our interpretation of the terms and conditions of the plan of conversion and of the order form will be final. Once received, an executed order form may not be modified, amended or rescinded without our consent unless the offering has not been completed within 45 days after the end of the subscription offering, unless extended.

The reverse side of the order form contains a regulatorily mandated certification form. We will not accept order forms where the certification form is not executed. By executing and returning the certification form, you will be certifying that you received this prospectus and acknowledging that the common stock is not a deposit account and is not insured or guaranteed by the federal government. You also will be acknowledging that you received disclosure concerning the risks involved in this offering. The certification form could be used as support to show that you understand the nature of this investment.

To ensure that each purchaser in the subscription and community offering receives a prospectus at least 48 hours before the end of the subscription and community offering, as required by Rule 15c2-8 under the Securities Exchange Act of 1934, as amended, no prospectus will be mailed any later than five days before that date or hand delivered any later than two days before that date. Execution of the order form will confirm receipt or delivery under Rule 15c2-8. Order forms will be distributed only when preceded or accompanied by a prospectus.

Payment for Shares. Payment for subscriptions may be made by check, bank draft or money order, or by authorization of withdrawal from deposit accounts maintained with Newport Federal. Subscription funds will be held by Newport Federal or, at our discretion, in an escrow account at an independent insured depository institution. Appropriate means by which withdrawals may be authorized are provided on the order form. No wire transfers or third party checks will be accepted. Interest will be paid on payments made by check, bank draft or money order at our passbook rate from the date payment is received at the conversion center until the completion or termination of the offering. Payment in cash will not be accepted unless the cash is converted into a bank check or money order. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rates until completion or termination of the offering, unless the certificate matures after the date of receipt of the order form but before closing or termination of the offering, in which case funds will earn interest at the passbook rate from the date of maturity until the offering is completed or terminated, but a hold will be placed on the funds, making them unavailable to the depositor until completion or termination of the offering. When the offering is completed, the funds received in the offering will be used to purchase the shares of common stock ordered. The shares of common stock issued in the offering cannot and will not be insured by the Federal Deposit Insurance Corporation or any other government agency. If the offering is not consummated for any reason, all funds submitted will be promptly refunded with interest as described above.

If a subscriber authorizes us to withdraw the amount of the purchase price from his or her deposit account, we will do so as of the completion of the offering, though the account must contain the full amount necessary for payment at the time the subscription order is received. We will waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time funds are actually transferred under the authorization, the certificate will be canceled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at our passbook rate.

The employee stock ownership plan will not be required to pay for the shares subscribed for at the time it subscribes, but rather may pay for shares of common stock subscribed for upon the completion of the offering; provided that there is in force from the time of its subscription until the completion of the offering a loan commitment from an unrelated financial institution or from us to lend to the employee stock ownership plan, at that time, the aggregate purchase price of the shares for which it subscribed.

We may, in our sole discretion, permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for such shares of common stock for which they subscribe in the community offering at any time prior to the 48 hours before the completion of the offering. This payment may be made by wire transfer.

Our individual retirement accounts (“IRAs”) do not permit investment in common stock. A depositor interested in using his or her IRA funds to purchase common stock must do so through a self-directed IRA. Since we do not offer those accounts, we will allow a depositor to make a trustee-to-trustee transfer of the IRA funds to a trustee offering a self-directed IRA program with the agreement that the funds will be used to purchase our common stock in the offering. There will be no early withdrawal or Internal Revenue Service interest penalties for such transfers. The new trustee would hold the common stock in a self-directed account in the same manner as we now hold the depositor’s IRA funds. An annual administrative fee may be payable to the new trustee. Depositors interested in using funds in an IRA with us to purchase common stock should contact the conversion center as soon as possible so that the necessary forms may be forwarded for execution and returned before the subscription offering ends. In addition, federal laws and regulations require that officers, directors and 10% stockholders who use self-directed IRA funds to purchase shares of common stock in the subscription offering, make purchases for the exclusive benefit of IRAs.

How We Determined the Offering Range and the $10.00 Purchase Price

Federal regulations require that the aggregate purchase price of the securities sold in connection with the offering be based upon our estimated pro forma value, as determined by an independent appraisal. We have retained RP Financial, LC., which is experienced in the evaluation and appraisal of business entities, to prepare the independent appraisal. RP Financial will receive fees totaling $25,000 for its appraisal services, plus out-of-pocket expenses for its initial final appraisal, and $5,000 per appraisal update. We have agreed to indemnify RP Financial and its employees and affiliates for certain costs and expenses, including reasonable legal fees arising out of, related to, or based upon the offering and due to any misstatement or untrue statement or intentional omission by Newport Federal.

RP Financial prepared the appraisal taking into account the pro forma impact of the offering. For its analysis, RP Financial undertook substantial investigations to learn about our business and operations. We supplied financial information, including annual financial statements, information on the composition of assets and liabilities, and other financial schedules. In addition to this information, RP Financial reviewed our stock issuance application as filed with the Office of Thrift Supervision and our registration statement as filed with the Securities and Exchange Commission. Furthermore, RP Financial visited our facilities and had discussions with our management. RP Financial did not perform a detailed individual analysis of the separate components of our assets and liabilities. We did not impose any limitations on RP Financial in connection with its appraisal.

In connection with its appraisal, RP Financial reviewed the following factors, among others:

•	our present and projected operating results and financial condition;

•	the economic and demographic conditions of our primary market area;

•	pertinent historical financial and other information relating to Newport Federal;

•	a comparative evaluation of our operating and financial statistics with those of other thrift institutions;

•	the proposed price per share;

•	the aggregate size of the offering of common stock;

•	the impact of the conversion on our capital position and earnings potential; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

Consistent with Office of Thrift Supervision appraisal guidelines, RP Financial’s analysis utilized three selected valuation procedures, the price/tangible book method, the price/core earnings method, and the price/assets method, all of which are described in its report. RP Financial’s appraisal report is filed as an exhibit to the registration statement that we have filed with the Securities and Exchange Commission. See “Where You Can Find More Information.” RP Financial placed the greatest emphasis on the price/core earnings and price/tangible book methods in estimating pro forma market value. RP Financial compared the pro forma price/tangible book and price/core earnings ratios for Newport Bancorp to the same ratios for a peer group of comparable companies. The peer group included companies with:

•	average assets of $574 million;

•	average non-performing assets of 0.13% of total assets;

•	average loans of 64.3% of total assets;

•	average equity of 10.9% of total assets; and

•	average net income of 0.82% of average assets.

On the basis of the analysis in its report, RP Financial has advised us that, in its opinion, as of March 3, 2006, our estimated pro forma market value, including shares contributed to the NewportFed Charitable Foundation, was within the valuation range of $31,875,000 and $43,125,000 with a midpoint of $37,500,000.

The following table presents a summary of selected pricing ratios for Newport Bancorp, for the peer group companies and for all publicly traded thrifts. Compared to the average pricing ratios of the peer group, Newport Bancorp’s pro forma pricing ratios at the maximum of the offering range indicated a premium of 125.2% on a price-to-earnings basis and a discount of 47.4% on a price-to-tangible book value basis.

	Price to Earnings Multiple (1)		Price to Book Value Ratio (2)	Price to Tangible Book Value Ratio (2)
Newport Bancorp (pro forma):
Minimum	37.63	x	73.48%	73.48%
Midpoint	42.51		78.00	78.00
Maximum	47.02		81.83	81.83
Maximum, as adjusted	51.80		85.40	85.40
Peer Group:
Average	18.88	x	140.81%	148.38%
Median	15.06		139.16	144.24
All fully-converted, publicly-traded thrifts:
Average	19.68	x	152.97%	172.45%
Median	17.22		142.26	165.01

(1)	Ratios are based on earnings for year ended December 31, 2005 and share prices as of March 3, 2006.

(2)	Ratios are based on book value as of December 31, 2005 and share prices as of March 3, 2006.

The price-to-earnings multiples set forth in the above table do not reflect the recognition of compensation expense in connection with stock options. New accounting guidance issued by the Financial Accounting Standards Board in December 2004 requires the recognition of compensation expense related to stock options outstanding based upon the fair value of such awards at the date of grant over the period that such awards are earned. The implementation of this accounting guidance will have a significant impact on pricing ratios of Newport Bancorp once it adopts a stock option plan and issues stock options and will likely have a significant impact on the peer group companies as well. The pro forma information presented under “Pro Forma Data” reflects an estimated expense for the equity plan that may be adopted by Newport Bancorp and the resulting effect on the pro forma price-to-earnings multiples for Newport Bancorp.

Our board of directors reviewed RP Financial’s appraisal report, including the methodology and the assumptions used by RP Financial, and determined that the valuation range was reasonable and adequate. Assuming that the shares are sold at $10.00 per share in the conversion, the estimated number of shares would be between 3,187,500 at the minimum of the valuation range and 4,312,500 at the maximum of the valuation range, with a midpoint of 3,750,000 which amount includes shares contributed to the foundation. The purchase price of $10.00 per share was determined by us, taking into account, among other factors, the requirement under Office of Thrift Supervision regulations that the common stock be offered in a manner that will achieve the widest distribution of the stock and desired liquidity in the common stock after the offering.

Since the outcome of the offering relates in large measure to market conditions at the time of sale, it is not possible for us to determine the exact number of shares that we will issue at this time. The offering range may be amended, with the approval of the Office of Thrift Supervision, if necessitated by developments following the date of the appraisal in, among other things, market conditions, our financial condition or operating results, regulatory guidelines or national or local economic conditions.

If, upon completion of the subscription offering, at least the minimum number of shares are subscribed for, RP Financial, after taking into account factors similar to those involved in its prior appraisal, will determine its estimate of our pro forma market value as of the close of the subscription offering. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, RP Financial determines that our pro forma market value has increased, we may sell up to 4,562,625 shares without any further notice to you.

No shares will be sold unless RP Financial confirms that, to the best of its knowledge and judgment, nothing of a material nature has occurred that would cause it to conclude that the actual total purchase price of the shares on an aggregate basis was materially incompatible with its appraisal. If, however, the facts do not justify that statement, we may either: terminate the stock offering and promptly return all funds; set a new offering range, notify all subscribers and give them the opportunity to place a new order for shares of Newport Bancorp common stock; or take such other actions as may be permitted by the Office of Thrift Supervision. If the offering is terminated all subscriptions will be cancelled and subscription funds will be returned promptly with interest, and holds on funds authorized for withdrawal from deposit accounts will be released or reduced. If RP Financial establishes a new valuation range, it must be approved by the Office of Thrift Supervision.

In formulating its appraisal, RP Financial relied upon the truthfulness, accuracy and completeness of all documents we furnished to it. RP Financial also considered financial and other information from regulatory agencies, other financial institutions, and other public sources, as appropriate. While RP Financial believes this information to be reliable, RP Financial does not guarantee the accuracy or completeness of the information and did not independently verify the financial statements and other data provided by us nor independently value our assets or liabilities. The appraisal is not intended to be, and must not be interpreted as, a recommendation of any kind as to the advisability of purchasing shares of common stock. Moreover, because the appraisal must be based on many factors that change periodically, there is no assurance that purchasers of shares in the offering will be able to sell shares after the offering at prices at or above the purchase price.

Copies of the appraisal report of RP Financial, including any amendments to the report, and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at our main office and the other locations specified under “Where You Can Find More Information.”

Limitations on Purchases of Shares

In addition to the purchase limitations described above under “—Subscription Offering and Subscription Rights,” “—Community Offering” and “—Syndicated Community Offering or Underwritten Public Offering,” the plan of conversion provides for the following purchase limitations:

•	Except for our tax-qualified employee benefit plans, no person, either alone or together with associates of or persons acting in concert with such person, may purchase in the aggregate more than $300,000 of the common stock, or 30,000 shares sold in the offerings, subject to increase as described below.

•	Our tax-qualified employee benefit plans are entitled to purchase up to 10.0% of the shares sold in the conversion and contributed to the charitable foundation. As a tax-qualified employee benefit plan, our employee stock ownership plan intends to purchase 8.0% of the shares sold in the conversion and contributed to the charitable foundation.

•	Each subscriber must subscribe for a minimum of 25 shares.

•	Our directors and executive officers, together with their associates, may purchase in the aggregate up to 30% of the common stock sold in the offering.

We may, in our sole discretion, increase the individual or aggregate purchase limitation to up to 5% of the shares of common stock sold in the offering. We do not intend to increase the maximum purchase limitation unless market conditions warrant. If we decide to increase the purchase limitations, persons who subscribed for the maximum number of shares of common stock will be given the opportunity to increase their subscriptions accordingly, subject to the rights and preferences of any person who has priority subscription rights. We, in our discretion, also may give other large subscribers the right to increase their subscriptions.

If we decide to increase the purchase limitations, persons who subscribed for the maximum number of shares of common stock will be given the opportunity to increase their subscriptions accordingly, subject to the rights and preferences of any person who has priority subscription rights. We, in our sole discretion, also may give other large subscribers the right to increase their subscriptions.

The plan of conversion defines “acting in concert” to mean knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not by an express agreement or understanding; or a combination or pooling of voting or other interests in the securities of an issuer for a common purpose under any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. In general, a person who acts in concert with another party will also be deemed to be acting in concert with any person who is also acting in concert with that other party. We may presume that certain persons are acting in concert based upon, among other things, joint account relationships and the fact that persons may have filed joint Schedules 13D or 13G with the Securities and Exchange Commission with respect to other companies. For purposes of the plan of conversion, our directors are not deemed to be acting in concert solely by reason of their Board membership.

The plan of conversion defines “associate,” with respect to a particular person, to mean:

•	a corporation or organization other than Newport Bancorp or Newport Federal or a majority-owned subsidiary of Newport Bancorp or Newport Federal of which a person is a senior officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities of such corporation or organization;

•	a trust or other estate in which a person has a substantial beneficial interest or as to which a person serves as a trustee or a fiduciary; and

•	any person who is related by blood or marriage to such person and who lives in the same home as such person or who is a director or senior officer of Newport Bancorp or Newport Federal or any of their subsidiaries.

For example, a corporation of which a person serves as an officer would be an associate of that person and, therefore, all shares purchased by the corporation would be included with the number of shares that the person could purchase individually under the aggregate purchase limitation described above. We have the right in our sole discretion to reject any order submitted by a person whose representations we believe to be false or who we otherwise believe, either alone or acting in concert with others, is violating or circumventing, or intends to violate or circumvent, the terms and conditions of the plan of conversion. Directors and officers are not treated as associates of each other solely by virtue of holding such positions. We have the sole discretion to determine whether prospective purchasers are “associates” or “acting in concert.”

Delivery of Certificates

Certificates representing the common stock sold in the offering will be mailed by our transfer agent to the persons whose subscriptions or orders are filled at the addresses of such persons appearing on the stock order form as soon as practicable following completion of the offering. We will hold certificates returned as undeliverable until claimed by the persons legally entitled to the certificates or otherwise disposed of in accordance with applicable law. Until certificates for common stock are available and delivered to subscribers, subscribers may not be able to sell their shares, even though trading of the common stock may have commenced.

Restrictions on Repurchase of Stock

Under Office of Thrift Supervision regulations, we may not for a period of one year from the date of the completion of the offering repurchase any of our common stock from any person, except (1) in an offer made to all stockholders to repurchase the common stock on a pro rata basis, approved by the Office of Thrift Supervision, (2) the repurchase of qualifying shares of a director, or (3) repurchases to fund restricted stock plans or tax-qualified employee stock benefit plans. Where extraordinary circumstances exist, the Office of Thrift Supervision may approve the open market repurchase of up to 5% of our common stock during the first year following the offering. To receive such approval, we must establish compelling and valid business purposes for the repurchase to the satisfaction of the Office of Thrift Supervision. Furthermore, repurchases of any common stock are prohibited if they would cause Newport Federal’s regulatory capital to be reduced below the amount required under the regulatory capital requirements imposed by the Office of Thrift Supervision.

Restrictions on Transfer of Shares After the Conversion Applicable to Officers and Directors

Common stock purchased in the offering will be freely transferable, except for shares purchased by our directors and executive officers.

Shares of common stock purchased by our directors and executive officers may not be sold for a period of one year following the offering, except upon the death of the stockholder or unless approved by the Office of Thrift Supervision. Shares purchased by these persons in the open market after the offering will be free of this restriction. Shares of common stock issued to directors and executive officers will bear a legend giving appropriate notice of the restriction and, in addition, we will give appropriate instructions to our transfer agent with respect to the restriction on transfers. Any shares issued to directors and executive officers as a stock dividend, stock split or otherwise with respect to restricted common stock will be similarly restricted.

Persons affiliated with us, including our directors and executive officers, received subscription rights based only on their deposits with Newport Federal as account holders. Any purchases made by persons affiliated with us for the explicit purpose of meeting the minimum of the offering must be made for investment purposes only, and not with a view towards redistribution. Furthermore, as set forth above, Office of Thrift Supervision regulations restrict sales of common stock purchased in the offering by directors and executive officers for a period of one year following the offering.

Purchases of outstanding shares of our common stock by directors, officers, or any person who becomes an executive officer or director after adoption of the plan of conversion, and their associates, during the three-year period following the offering may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to the purchase of stock under stock benefit plans.

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, for the registration of the common stock to be issued in the offering and contributed to the charitable foundation. This registration does not cover the resale of the shares. Shares of common stock purchased by persons who are not affiliates of us may be resold without registration. Shares purchased by an affiliate of us will have resale restrictions under Rule 144 of the Securities Act. If we meet the current public information requirements of Rule 144, each affiliate of ours who complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of certain other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of our outstanding shares or the average weekly volume of trading in the shares during the preceding four calendar weeks. We may make future provision to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances.

Interpretation, Amendment and Termination

To the extent permitted by law, all interpretations by us of the plan of conversion will be final; however, such interpretations have no binding effect on the Office of Thrift Supervision. The plan of conversion provides that, if deemed necessary or desirable, we may substantively amend the plan of conversion as a result of comments from regulatory authorities or otherwise.

Completion of the offering requires the sale of all shares of the common stock within 90 days following approval of the plan of conversion by the Office of Thrift Supervision, unless an extension is granted by the Office of Thrift Supervision. If this condition is not satisfied, the plan of conversion will be terminated and we will continue our business as a federal mutual savings bank. We may terminate the plan of conversion at any time.

NewportFed Charitable Foundation

General

In furtherance of our commitment to our local community, the plan of conversion provides that we will establish a charitable foundation in connection with the conversion. We have established NewportFed Charitable Foundation as a non-stock Delaware corporation to serve as the charitable foundation. The foundation will be funded with Newport Bancorp common stock as described below. By further enhancing our visibility and reputation in our local community, we believe that the foundation will enhance the long-term value of our community banking franchise. We believe the conversion presents us with a unique opportunity to provide a substantial and continuing benefit to our community and to receive the associated tax benefits, without any cash outlay by us.

Purpose of the Charitable Foundation

We emphasize community lending and community activities. NewportFed Charitable Foundation is being formed to complement, not to replace, our existing community activities. Although we intend to continue to emphasize community lending and community activities following the conversion, such activities are not our sole corporate purpose. NewportFed Charitable Foundation will be dedicated completely to community activities and the promotion of charitable causes, and may be able to support such activities in manners that are not presently available to us. We believe that NewportFed Charitable Foundation will enable us to assist the communities within our market areas in areas beyond community development and lending and will enhance our current activities under the Community Reinvestment Act.

We further believe that the funding of NewportFed Charitable Foundation with our common stock will allow our community to share in our potential growth and success long after the conversion. NewportFed Charitable Foundation will accomplish that goal by providing for continued ties between our community and us, thereby forming a partnership within the communities in which we operate.

We do not expect the contribution to NewportFed Charitable Foundation to take the place of our traditional community lending and charitable activities. For the years ended December 31, 2005 and December 31, 2004, we contributed $90,000 and $75,000, respectively, to community organizations. We expect to continue making charitable contributions and donations within our community. In connection with the closing of the offering, we intend to contribute to NewportFed Charitable Foundation a number of shares of our common stock that will result in the foundation owning 7.4% of our outstanding shares of common stock. At the midpoint of the offering range we would contribute 300,000 shares of Newport Bancorp common stock.

Structure of the Charitable Foundation

NewportFed Charitable Foundation will be incorporated under Delaware law as a non-stock corporation. The Certificate of Incorporation of NewportFed Charitable Foundation will provide that NewportFed Charitable Foundation is organized exclusively for charitable purposes as set forth in Section 501(c)(3) of the Internal Revenue Code. The Certificate of Incorporation will further provide that no part of the net earnings of the foundation will inure to the benefit of, or be distributable to, its directors, officers or members.

We have selected              of our employee directors and              of our non-employee directors to serve on the initial board of directors of the foundation. The employee directors who will serve as directors of the foundation are              and the non-employee directors are             . We also will select one additional person to serve on the foundation’s board of directors who will not be one of our officers, directors or employees. As required by Office of Thrift Supervision regulations, this other director will have experience with local charitable organizations and grant making. While there are no plans to change the size of the initial board of directors during the year following the completion of the conversion, following the first anniversary of the conversion, the foundation may alter the size and composition of its board of directors. For five years after the conversion, one seat on the foundation’s board of directors will be reserved for a person from our local community who has experience with local community charitable organizations and grant making and who is not one of our officers, directors or employees, and one seat on the foundation’s board of directors will be reserved for one of our directors. It is currently not anticipated that directors of the foundation will receive compensation for their service.

The board of directors of NewportFed Charitable Foundation will be responsible for establishing its grant and donation policies, consistent with the purposes for which it was established. As directors of a nonprofit corporation, directors of NewportFed Charitable Foundation will always be bound by their fiduciary duty to advance the foundation’s charitable goals, to protect its assets and to act in a manner consistent with the charitable purposes for which the foundation is established. The directors of NewportFed Charitable Foundation also will be responsible for directing the activities of the foundation, including the management and voting of our common stock held by the foundation. However, as required by Office of Thrift Supervision regulations, all shares of common stock held by NewportFed Charitable Foundation must be voted in the same ratio as all other shares of the common stock on all proposals considered by our stockholders.

NewportFed Charitable Foundation’s place of business will be located at our administrative offices. The board of directors of NewportFed Charitable Foundation will appoint such officers and employees as may be necessary to manage its operations, although no employees are expected to be hired. To the extent applicable, we will comply with the affiliates restrictions set forth in Sections 23A and 23B of the Federal Reserve Act and the Office of Thrift Supervision regulations governing transactions between us and the foundation.

NewportFed Charitable Foundation will receive working capital from: (1) any dividends that may be paid on our common stock in the future; (2) within the limits of applicable federal and state laws, loans collateralized by the common stock; or (3) the proceeds of the sale of any of the common stock in the open market from time to time. As a private foundation under Section 501(c)(3) of the Internal Revenue Code, NewportFed Charitable Foundation will be required to distribute annually in grants or donations a minimum of 5% of the average fair market value of its net investment assets. One of the conditions imposed on the gift of common stock by us is that the amount of common stock that may be sold by NewportFed Charitable Foundation in any one year shall not exceed 5% of the average market value of the assets held by NewportFed Charitable Foundation, except where the board of directors of the foundation determines that the failure to sell an amount of common stock greater than such amount would result in a long-term reduction of the value of its assets and/or would otherwise jeopardize its capacity to carry out its charitable purposes.

Tax Considerations

Our independent tax advisor has advised us that an organization created for the above purposes should qualify as a Section 501(c)(3) exempt organization under the Internal Revenue Code and would be classified as a private foundation. NewportFed Charitable Foundation will submit a timely request to the Internal Revenue Service to be recognized as an exempt organization. As long as NewportFed Charitable Foundation files its application for tax-exempt status within 15 months from the date of its organization, and provided the Internal Revenue Service approves the application, its effective date as a Section 501(c)(3) organization will be the date of its organization. Our independent tax advisor, however, has not rendered any advice on whether NewportFed Charitable Foundation’s tax exempt status will be affected by the regulatory requirement that all shares of our common stock held by NewportFed Charitable Foundation must be voted in the same ratio as all other outstanding shares of common stock voted on all proposals considered by our stockholders.

We are authorized under federal law to make charitable contributions. We believe that the conversion presents a unique opportunity to establish and fund a charitable foundation given the substantial amount of additional capital being raised. In making such a determination, we considered the dilutive impact of the contribution of common stock to NewportFed Charitable Foundation on the amount of common stock to be sold in the conversion. See “Capitalization,” “Regulatory Capital Compliance,” and “Comparison of Independent Valuation and Pro Forma Financial Information With and Without the Foundation.” The amount of the contribution will not adversely impact our financial condition. We therefore believe that the amount of the charitable contribution is reasonable given our pro forma capital position and does not raise safety and soundness concerns.

We have received an opinion from our independent tax advisor that our contribution of our stock to NewportFed Charitable Foundation should not constitute an act of self-dealing and that we should be entitled to a deduction under federal law in the amount of the fair market value of the stock at the time of the contribution, less the nominal amount that NewportFed Charitable Foundation is required to pay us for such stock. Under the Internal Revenue Code, we are permitted to deduct only an amount equal to 10% of our annual taxable income in any one year. We are permitted under the Internal Revenue Code to carry the excess contribution over the five-year period following the contribution to NewportFed Charitable Foundation. We estimate that substantially all of the contribution should be deductible under federal law over the six-year period. Rhode Island law does not provide a similar deduction. However, we do not have any assurance that the Internal Revenue Service will grant tax-exempt status to the foundation. Furthermore, even if the contribution is deductible under federal law, we may not have sufficient earnings to be able to use the deduction in full. We do not expect to make any further contributions to NewportFed Charitable Foundation within the first five years following the initial contribution, unless such contributions would be deductible under the Internal Revenue Code. Any such decisions would be based on an assessment of, among other factors, our financial condition at that time, the interests of our stockholders and depositors, and the financial condition and operations of the foundation.

Although we have received an opinion from our independent tax advisor that we should be entitled to a deduction under federal law for the charitable contribution, there can be no assurances that the Internal Revenue Service will recognize NewportFed Charitable Foundation as a Section 501(c)(3) exempt organization or that the deduction will be permitted. In such event, our contribution to NewportFed Charitable Foundation would be expensed without tax benefit, resulting in a reduction in earnings in the year in which the Internal Revenue Service makes such a determination. See “Risk Factors—Risks Related to the Formation of the Charitable Foundation—Our contribution to Newport Foundation may not be tax deductible, which could hurt our profits.”

As a private foundation, earnings and gains, if any, from the sale of common stock or other assets are exempt from federal and state income taxation. However, investment income, such as interest, dividends and capital gains, is generally taxed at a rate of 2.0%. NewportFed Charitable Foundation will be required to file an annual return with the Internal Revenue Service within four and one-half months after the close of its fiscal year. NewportFed Charitable Foundation will be required to make its annual return available for public inspection. The annual return for a private foundation includes, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the foundation’s managers and a concise statement of the purpose of each grant.

Regulatory Conditions Imposed on the Charitable Foundation

Office of Thrift Supervision regulations will impose the following conditions on the establishment of NewportFed Charitable Foundation:

•	the Office of Thrift Supervision can examine the foundation;

•	the foundation must comply with all supervisory directives imposed by the Office of Thrift Supervision;

•	the foundation must provide annually to the Office of Thrift Supervision a copy of the annual report that the foundation submits to the Internal Revenue Service;

•	the foundation must operate according to written policies adopted by its board of directors, including a conflict of interest policy;

•	the foundation may not engage in self-dealing and must comply with all laws necessary to maintain its tax-exempt status under the Internal Revenue Code; and

•	the foundation must vote its shares in the same ratio as all of the other shares voted on each proposal considered by our stockholders.

In addition, within six months of completing the conversion, NewportFed Charitable Foundation must submit to the Office of Thrift Supervision a three-year operating plan.

Restrictions on Acquisition of Newport Bancorp

and Newport Federal Savings Bank

General

Newport Federal’s plan of conversion provides for the conversion of Newport Federal from the mutual to the stock form of organization and, as part of the conversion, the adoption of a new federal stock charter and bylaws by Newport Federal’s members. The plan of conversion also provides for the concurrent formation of a holding company. As described below and elsewhere in this document, certain provisions in Newport Bancorp’s articles of incorporation and bylaws may have anti-takeover effects. In addition, provisions in Newport Federal’s federal stock charter and bylaws may also have anti-takeover effects. Finally, Maryland corporate law and regulatory restrictions may make it difficult for persons or companies to acquire control of either Newport Bancorp or Newport Federal.

Restrictions in Newport Bancorp’s Articles of Incorporation and Bylaws

Newport Bancorp’s articles of incorporation and bylaws contain provisions that could make more difficult an acquisition of Newport Bancorp by means of a tender offer, proxy contest or otherwise. Some provisions will also render the removal of the incumbent board of directors or management of Newport Bancorp more difficult. These provisions may have the effect of deterring a future takeover attempt that is not approved by the directors of Newport Bancorp, but which Newport Bancorp stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have the opportunity to do so. The following description of these provisions is only a summary and does not provide all of the information contained in Newport Bancorp’s articles of incorporation and bylaws. See “Where You Can Find More Information” for where to obtain a copy of these documents.

Business Combinations with Interested Stockholders. The articles of incorporation require the approval of the holders of at least 80% of Newport Bancorp’s outstanding shares of voting stock entitled to vote to approve certain “business combinations” with an “interested stockholder.” This supermajority voting requirement will not apply in cases where the proposed transaction has been approved by a majority of those members of Newport Bancorp’s board of directors who are unaffiliated with the interested stockholder and who were directors before the time when the interested stockholder became an interested stockholder or if the proposed transaction meets certain conditions that are designed to afford the stockholders a fair price in consideration for their shares. In each such case, where stockholder approval is required, the approval of only a majority of the outstanding shares of voting stock is sufficient.

The term “interested stockholder” includes any individual, group acting in concert, corporation, partnership, association or other entity (other than Newport Bancorp or its subsidiary) who or which is the beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of voting stock of Newport Bancorp.

A “business combination” includes:

•	any merger or consolidation of Newport Bancorp or any of its subsidiaries with any interested stockholder or affiliate of an interested stockholder or any corporation which is, or after such merger or consolidation would be, an affiliate of an interested stockholder;

•	any sale or other disposition to or with any interested stockholder of 25% or more of the assets of Newport Bancorp or combined assets of Newport Bancorp and its subsidiaries;

•	the issuance or transfer to any interested stockholder or its affiliate by Newport Bancorp (or any subsidiary) of any securities of Newport Bancorp (or any subsidiary) in exchange for cash, securities or other property the value of which equals or exceeds 25% of the fair market value of the common stock of Newport Bancorp;

•	the adoption of any plan for the liquidation or dissolution of Newport Bancorp proposed by or on behalf of any interested stockholder or its affiliate; and

•	any reclassification of securities, recapitalization, merger or consolidation of Newport Bancorp with any of its subsidiaries which has the effect of increasing the proportionate share of common stock or any class of equity or convertible securities of Newport Bancorp or subsidiary owned directly or indirectly, by an interested stockholder or its affiliate.

Limitation on Voting Rights. The articles of incorporation of Newport Bancorp provide that in no event shall any person, who directly or indirectly beneficially owns in excess of 10% of the then-outstanding shares of common stock as of the record date for the determination of stockholders entitled or permitted to vote on any matter (the “10% limit”), be entitled or permitted to any vote in respect of the shares held in excess of the 10% limit. Beneficial ownership is determined pursuant to the federal securities laws and includes, but is not limited to, shares as to which any person and his or her affiliates (1) have the right to acquire upon the exercise of conversion rights, exchange rights, warrants or options and (2) have or share investment or voting power (but shall not be deemed the beneficial owner of any voting shares solely by reason of a revocable proxy granted for a particular meeting of stockholders, and that are not otherwise beneficially, or deemed by Newport Bancorp to be beneficially, owned by such person and his or her affiliates). The foregoing restriction does not apply to any director or officer acting solely in their capacities as directors and officers, or any employee benefit plans of Newport Bancorp or any subsidiary or a trustee of a plan.

Evaluation of Offers. The articles of incorporation of Newport Bancorp provide that its board of directors, when evaluating a transaction that would or may involve a change in control of Newport Bancorp (including a tender or exchange offer, merger or consolidation or sale of all or substantially all of the assets of Newport Bancorp) may, in connection with the exercise of its judgment in determining what is in the best interest of Newport Bancorp and its stockholders, give consideration to the following factors:

•	the economic effect, both immediate and long-term, upon Newport Bancorp’s stockholders, including stockholders, if any, choosing not to participate in the transaction;

•	the social and economic effect on the employees, depositors and customers of, and others dealing with, Newport Bancorp and its subsidiaries and on the communities in which Newport Bancorp and its subsidiaries operate or are located;

•	whether the proposal is acceptable based on the historical and current operating results or financial condition of Newport Bancorp;

•	whether a more favorable price could be obtained for Newport Bancorp’s stock or other securities in the future;

•	the reputation and business practices of the offeror and its management and affiliates as they would affect the employees;

•	the future value of the stock or any other securities of Newport Bancorp; and

•	any antitrust or other legal and regulatory issues that are raised by the proposal.

By having these standards in the articles of incorporation of Newport Bancorp, the board of directors may be in a stronger position to oppose such a transaction if the Board concludes that the transaction would not be in the best interest of Newport Bancorp, even if the price offered is significantly greater than the then market price of any equity security of Newport Bancorp.

Board of Directors. The articles of incorporation and bylaws of Newport Bancorp require the board of directors to be divided into three classes as nearly equal in number as possible and that the members of each class be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually. Any vacancy occurring in the board of directors, however caused, may be filled by an affirmative vote of the majority of the directors then in office, whether or not a quorum is present, and any director so chosen shall hold office only until the next annual meeting of stockholders at which directors are elected.

The bylaws of Newport Bancorp provide that to be eligible to serve on the board of directors a person must:

(1)	be no older than 70 years of age, except for those directors serving on the board as of the effective date of the bylaws;

(2)	reside, for at least one year before his or her nomination or appointment, in a county in which an office of Newport Bancorp or its subsidiary maintains a banking office or in an adjacent county;

(3)	not have been: (1) subject to a supervisory action by a financial regulatory agency that resulted in a cease and desist order; or (2) been convicted or been charged with the commission of a crime involving dishonesty or breach of trust that is punishable by a year or more in prison; and

(4)	not be either a director or officer of another financial institution that engages in business activities in the same market area as Newport Bancorp.

These provisions may prevent stockholders from nominating themselves or persons of their choosing for election to the board of directors.

The articles of incorporation of Newport Bancorp provide that any director may be removed by stockholders only for cause upon the affirmative vote of the holders of not less than 80% of the outstanding voting shares. The higher vote threshold will make it more difficult for stockholders to remove directors and replace them with their own nominees.

Special Meetings of Stockholders. The bylaws of Newport Bancorp contain a provision pursuant to which special meetings of the stockholders of Newport Bancorp may only be called by the Chairman, the President, the board of directors pursuant to a resolution adopted by a majority of the total number of directors which Newport Bancorp would have if there were no vacancies on the board of directors or the holders of not less than a majority of the capital stock of Newport Bancorp entitled to vote at a meeting.

Advance Notice Provisions for Stockholder Nominations and Proposals. Newport Bancorp’s bylaws establish an advance notice procedure for stockholders to nominate directors or bring other business before an annual meeting of stockholders of Newport Bancorp. A person may not be nominated for election as a director unless that person is nominated by or at the direction of the Newport Bancorp board of directors or by a stockholder who has given appropriate notice to Newport Bancorp before the meeting. Similarly, a stockholder may not bring business before an annual meeting unless the stockholder has given Newport Bancorp appropriate notice of its intention to bring that business before the meeting. Newport Bancorp’s secretary must receive notice of the nomination or proposal not less than 90 days before the annual meeting; provided, however, that if less than 100 days’ notice of prior public disclosure of the date of the meeting is given or made to the stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A stockholder who desires to raise new business must provide certain information to Newport Bancorp concerning the nature of the new business, the stockholder and the stockholder’s interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director must provide Newport Bancorp with certain information concerning the nominee and the proposing stockholder.

Advance notice of nominations or proposed business by stockholders gives Newport Bancorp’s board of directors time to consider the qualifications of the proposed nominees, the merits of the proposals and, to the extent deemed necessary or desirable by the board of directors, to inform stockholders and make recommendations about those matters.

Preferred Stock. The articles of incorporation authorize Newport Bancorp’s board of directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, conversion rates, and liquidation preferences. Although Newport Bancorp’s board of directors has no intention at the present time of doing so, it could issue a series of preferred stock that could, depending on its terms, impede a merger, tender offer or other takeover attempt. Newport Bancorp’s board of directors will make any determination to issue shares with those terms based on its judgment as to the best interests of Newport Bancorp and its stockholders.

Amendment of Governing Instruments. The articles of incorporation of Newport Bancorp generally may be amended by the holders of a majority of the shares entitled to vote; provided, however, that any amendment of Section C of Article Fifth (Limitation of Voting Common Stock), Sections A and C of Article Eighth (Removal of Directors), Sections F, J and L of Article Eighth (Amendment of Governing Instruments) and Article Ninth (Approval of Business Combinations), must be approved by the affirmative vote of the holders of at least 80% of the outstanding shares entitled to vote, except that the board of directors may amend the articles of incorporation without any action by the stockholders to increase or decrease the aggregate number of shares of capital stock. The bylaws of Newport Bancorp may be amended by the majority vote of the Board of Directors.

Restrictions in Maryland Corporate Law

Maryland law contains certain provisions, described below, which may be applicable to Newport Bancorp upon consummation of the conversion.

Control Share Acquisitions. The Maryland general corporation law provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights unless approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror or by the corporation’s officers or directors who are employees of the corporation. Control shares are shares of voting stock which, if aggregated with all other shares of stock previously acquired, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	20% or more but less than 33 1/3%;

•	33 1/3% or more but less than a majority; or

•	a majority of all voting power.

Control shares do not include shares of stock an acquiring person is entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition generally means the acquisition of, ownership of or the power to direct the exercise of voting power with respect to, control shares.

A person who has made or proposes to make a “control share acquisition,” under specified conditions, including an undertaking to pay expenses, may require the board of directors to call a special stockholders’ meeting to consider the voting rights of the shares. The meeting must be held within 50 days of the demand. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as permitted by the statute, the corporation generally may redeem any or all of the control shares, except those for which voting rights have previously been approved. This redemption of shares must be for fair value, determined without regard to the absence of voting rights as of the date of the last control share acquisition or of any stockholders’ meeting at which the voting rights of the shares are considered and not approved. If voting rights for “control shares” are approved at a stockholders’ meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the stock determined for purposes of appraisal rights may not be less than the highest price per share paid in the control share acquisition. The limitations and restrictions otherwise applicable to the exercise of dissenters’ rights do not apply in the context of a “control share acquisition.”

The control share acquisition statute does not apply to stock acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisition previously approved or exempted by a provision in the articles of incorporation or bylaws of the corporation.

Regulatory Restrictions

Office of Thrift Supervision Regulations. Regulations issued by the Office of Thrift Supervision provide that, for a period of three years following the date of the completion of the conversion, no person, acting singly or together with associates in a group of persons acting in concert, will directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of any equity security of Newport Bancorp without the prior written approval of the Office of Thrift Supervision. Where any person, directly or indirectly, acquires beneficial ownership of more than 10% of any class of any equity security of Newport Bancorp without the prior written approval of the Office of Thrift Supervision, the securities beneficially owned by such person in excess of 10% will not be voted by any person or counted as voting shares in connection with any matter submitted to the stockholders for a vote, and will not be counted as outstanding for purposes of determining the affirmative vote necessary to approve any matter submitted to the stockholders for a vote.

Change in Bank Control Act. The acquisition of 10% or more of the common stock outstanding may trigger the provisions of the Change in Bank Control Act. The Office of Thrift Supervision has also adopted a regulation under the Change in Bank Control Act which generally requires persons who at any time intend to acquire control of a federally chartered savings association, including a converted savings and loan association such as Newport Federal, to provide 60 days prior written notice and certain financial and other information to the Office of Thrift Supervision.

The 60-day notice period does not commence until the information is deemed to be substantially complete. Control for the purpose of this Act exists in situations in which the acquiring party has voting control of at least 25% of any class of Newport Bancorp’s voting stock or the power to direct the management or policies of Newport Bancorp. However, under Office of Thrift Supervision regulations, “control” is presumed to exist where the acquiring party has voting control of at least 10% of any class of Newport Bancorp’s voting securities if specified “control factors” are present. The statute and underlying regulations authorize the Office of Thrift Supervision to disapprove a proposed acquisition on certain specified grounds.

Description of Newport Bancorp Capital Stock

The common stock of Newport Bancorp will represent nonwithdrawable capital, will not be an account of any type, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

General

Newport Bancorp is authorized to issue 19,000,000 shares of common stock having a par value of $0.01 per share and 1,000,000 shares of preferred stock having a par value of $0.01 per share. Each share of Newport

Bancorp’s common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock, as required by the plan of conversion, all stock will be duly authorized, fully paid and nonassessable. Newport Bancorp will not issue any shares of preferred stock in the conversion.

Common Stock

Dividends. Newport Bancorp can pay dividends on its common stock if, after giving effect to the distribution, it would be able to pay its indebtedness as the indebtedness comes due in the usual course of business and its total assets exceed the sum of its liabilities and the amount needed, if Newport Bancorp were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of any holders of capital stock who have a preference in the event of dissolution. The holders of common stock of Newport Bancorp will be entitled to receive and share equally in dividends as may be declared by the board of directors of Newport Bancorp out of funds legally available for dividends. If Newport Bancorp issues preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock with respect to dividends. See “Our Dividend Policy” and “Regulation and Supervision.”

Voting Rights. After the conversion, the holders of common stock of Newport Bancorp will possess exclusive voting rights in Newport Bancorp. They will elect Newport Bancorp’s board of directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the board of directors. Except as discussed in “Comparison of Stockholders’ Rights,” each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If Newport Bancorp issues preferred stock, holders of Newport Bancorp preferred stock may also possess voting rights.

Liquidation. If there is any liquidation, dissolution or winding up of Newport Federal, Newport Bancorp, as the sole holder of Newport Federal’s capital stock, would be entitled to receive all of Newport Federal’s assets available for distribution after payment or provision for payment of all debts and liabilities of Newport Federal, including all deposit accounts and accrued interest. Upon liquidation, dissolution or winding up of Newport Bancorp, the holders of its common stock would be entitled to receive all of the assets of Newport Bancorp available for distribution after payment or provision for payment of all its debts and liabilities. If Newport Bancorp issues preferred stock, the preferred stock holders may have a priority over the holders of the common stock upon liquidation or dissolution.

Preemptive Rights; Redemption. Holders of the common stock of Newport Bancorp will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock cannot be redeemed.

Preferred Stock

Newport Bancorp will not issue any preferred stock in the conversion and it has no current plans to issue any preferred stock after the conversion. Preferred stock may be issued with designations, powers, preferences and rights as the board of directors may from time to time determine. The board of directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock will be Registrar and Transfer Company.

Registration Requirements

We have registered our common stock with the Securities and Exchange Commission under Section 12(g) of the Securities Exchange Act of 1934, as amended, and will not deregister our common stock for a period of at least three years following the offering. As a result of registration, the proxy and tender offer rules, insider trading reporting and restrictions, annual and periodic reporting and other requirements of that statute will apply.

Legal and Tax Opinions

The legality of our common stock has been passed upon for us by Muldoon Murphy & Aguggia LLP, Washington, D.C. The federal tax consequences of the stock offering have been opined upon by Muldoon Murphy & Aguggia LLP. Muldoon Murphy & Aguggia LLP has consented to the references to its opinions in this prospectus. Certain legal matters will be passed upon for Sandler O’Neill & Partners, L.P. by Elias, Matz, Tiernan & Herrick L.L.P.

Experts

The financial statements of Newport Federal Savings Bank as of December 31, 2005 and 2004, and for each of the years in the three year period ended December 31, 2005 included in this prospectus and in the registration statement have been audited by Wolf & Company, PC, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the registration statement (which report expresses an unqualified opinion), and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

RP Financial, LC. has consented to the summary in this prospectus of its report to us setting forth its opinion as to our estimated pro forma market value and to the use of its name and statements with respect to it appearing in this prospectus.

Where You Can Find More Information

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, that registers the common stock offered in the stock offering, including shares issued to the charitable foundation. This prospectus forms a part of the registration statement. The registration statement, including the exhibits, contains additional relevant information about us and our common stock. The rules and regulations of the Securities and Exchange Commission allow us to omit certain information included in the registration statement from this prospectus. You may read and copy the registration statement at the Securities and Exchange Commission’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Securities and Exchange Commission’s public reference rooms. The registration statement also is available to the public from commercial document retrieval services and at the Internet World Wide Website maintained by the Securities and Exchange Commission at “http://www.sec.gov.”

Newport Bancorp has filed an application for approval of the plan of conversion with the Office of Thrift Supervision. This prospectus omits certain information contained in the application. The application may be inspected, without charge, at the offices of the Office of Thrift Supervision, 1700 G Street, NW, Washington, D.C. 20552 and at the offices of the Regional Director of the Office of Thrift Supervision at the Northeast Regional Office of the Office of Thrift Supervision, Harborside Financial Center Plaza Five, Suite 1600, Jersey City, New Jersey 07311.

A copy of the plan of conversion and Newport Bancorp’s charter and bylaws are available without charge from Newport Federal Savings Bank.

The appraisal report of RP Financial, LC. has been filed as an exhibit to our registration statement and to our application to the Office of Thrift Supervision. Portions of the appraisal report were filed electronically with the Securities and Exchange Commission and are available on its website as described above. The entire appraisal report is available at the public reference room of the Securities and Exchange Commission and the offices of the Office of Thrift Supervision as described above.

I ndex to Financial Statements of

Newport Federal Savings Bank

* * *

All schedules are omitted as the required information either is not applicable or is included in the financial statements or related notes.

Separate financial statements for Newport Bancorp have not been included in this prospectus because Newport Bancorp, which has engaged only in organizational activities to date, has no significant assets, contingent or other liabilities, revenues or expenses.

[Letterhead of Wolf & Company, P.C.]

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee

Newport Federal Savings Bank

Newport, Rhode Island

We have audited the accompanying balance sheets of Newport Federal Savings Bank as of December 31, 2005 and 2004, and the related statements of income, changes in retained earnings and cash flows for each of the years in the three-year period ended December 31, 2005. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Newport Federal Savings Bank as of December 31, 2005 and 2004, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

/s/ Wolf & Company, P.C.

Boston, Massachusetts

February 17, 2006

NEWPORT FEDERAL SAVINGS BANK

BALANCE SHEETS

December 31, 2005 and 2004

	2005	2004
	(In Thousands)
ASSETS
Cash and due from banks	$1,695	$2,214
Short-term investments	3,219	9,738

Cash and cash equivalents	4,914	11,952
Certificates of deposit	3,000	5,500
Securities available for sale, at fair value	6,334	6,195
Securities held to maturity, at amortized cost	2,292	2,791
Federal Home Loan Bank stock, at cost	3,040	2,977
Loans	234,179	218,266
Allowance for loan losses	(1,853)	(1,655)

Loans, net	232,326	216,611

Banking premises and equipment, net	6,000	6,193
Accrued interest receivable	909	765
Deferred income taxes	739	553
Bank-owned life insurance	1,807	1,734
Other assets	1,026	732

	$262,387	$256,003

LIABILITIES AND RETAINED EARNINGS
Deposits	$192,581	$187,100
Short-term borrowings	6,233	1,250
Long-term borrowings	43,890	48,722
Accrued expenses and other liabilities	1,699	1,552

Total liabilities	244,403	238,624

Commitments and contingencies (Note 12)
Retained earnings	18,133	17,459
Accumulated other comprehensive loss	(149)	(80)

Total retained earnings	17,984	17,379

	$262,387	$256,003

See accompanying notes to financial statements.

NEWPORT FEDERAL SAVINGS BANK

STATEMENTS OF INCOME

Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003
	(In Thousands)
Interest and dividend income:
Interest and fees on loans	$13,240	$11,961	$12,133
Interest on securities	321	284	269
Dividends on Federal Home Loan Bank stock	131	83	74
Interest on certificates of deposit	117	129	95
Interest on short-term investments	73	44	143

Total interest and dividend income	13,882	12,501	12,714

Interest expense:
Interest on deposits	2,556	1,633	2,006
Interest on short-term borrowings	188	156	4
Interest on long-term borrowings	2,374	2,621	2,677

Total interest expense	5,118	4,410	4,687

Net interest income	8,764	8,091	8,027
Provision for loan losses	198	144	36

Net interest income, after provision for loan losses	8,566	7,947	7,991

Other income:
Customer service fees	1,392	1,598	1,555
Loss on sales of securities available for sale	—	(22)	—
Gains on sales of loans	99	141	351
Gain on sale of other real estate owned	—	56	—
Miscellaneous	234	231	168

Total other income	1,725	2,004	2,074

Operating expenses:
Salaries and employee benefits	4,606	4,439	4,174
Occupancy and equipment, net	1,178	1,111	1,055
Data processing	1,066	1,010	1,025
Professional fees	634	264	189
Marketing	681	559	535
Other general and administrative	687	776	661

Total operating expenses	8,852	8,159	7,639

Income before income taxes	1,439	1,792	2,426
Provision for income taxes	765	655	958

Net income	$674	$1,137	$1,468

See accompanying notes to financial statements.

NEWPORT FEDERAL SAVINGS BANK

STATEMENTS OF CHANGES IN RETAINED EARNINGS

Years Ended December 31, 2005, 2004 and 2003

	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
	(In Thousands)
Balance at December 31, 2002	$14,854	$4	$14,858

Comprehensive income:
Net income	1,468	—	1,468
Net unrealized gain/loss on securities available for sale	—	(57)	(57)

Total comprehensive income			1,411

Balance at December 31, 2003	16,322	(53)	16,269

Comprehensive income:
Net income	1,137	—	1,137
Net unrealized gain/loss on securities available for sale, net of reclassification adjustment for realized losses of $22,000	—	(27)	(27)

Total comprehensive income			1,110

Balance at December 31, 2004	17,459	(80)	17,379

Comprehensive income:
Net income	674	—	674
Net unrealized gain/loss on securities available for sale	—	(69)	(69)

Total comprehensive income			605

Balance at December 31, 2005	$18,133	$(149)	$17,984

See accompanying notes to financial statements.

NEWPORT FEDERAL SAVINGS BANK

STATEMENTS OF CASH FLOWS

Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003
	(In Thousands)
Cash flows from operating activities:
Net income	$674	$1,137	$1,468
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	198	144	36
Net accretion of securities	(17)	(20)	(55)
Amortization of net deferred loan fees	(217)	(185)	(233)
Depreciation and amortization of premises and equipment	582	592	547
Loss on sales of securities available for sale	—	22	—
Gain on sale of other real estate owned	—	(56)	—
Deferred income tax provision (benefit)	(186)	(79)	9
Increase in bank-owned life insurance	(73)	(73)	(61)
Net change in:
Accrued interest receivable	(144)	(15)	(34)
Other assets	(294)	(229)	(93)
Accrued expenses and other liabilities	147	336	(5)

Net cash provided by operating activities	670	1,574	1,579

Cash flows from investing activities:
Proceeds from maturities of certificates of deposits	2,500	2,000	—
Purchases of certificates of deposit	—	—	(500)
Activity in securities available for sale:
Sales	—	3,978	—
Purchases	(208)	(123)	(217)
Activity in securities held to maturity:
Principal payments received	516	580	1,935
Purchases	—	—	(2,946)
Purchase of bank-owned life insurance	—	—	(1,600)
Purchase of Federal Home Loan Bank stock	(63)	(507)	(100)
Loans purchased	—	(450)	(1,857)
Loan originations, net of principal payments	(15,696)	(24,214)	(12,544)
Proceeds from sale of other real estate owned	—	246	—
Additions to banking premises and equipment	(389)	(250)	(942)

Net cash used by investing activities	(13,340)	(18,740)	(18,771)

(continued)

See accompanying notes to financial statements.

NEWPORT FEDERAL SAVINGS BANK

STATEMENTS OF CASH FLOWS (Concluded)

Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003
	(In Thousands)
Cash flows from financing activities:
Net increase in deposits	5,481	16,110	7,730
Net increase in borrowings with maturities of three months or less	6,233	1,250	1,145
Proceeds from borrowings with maturities in excess of three months	1,000	6,990	5,615
Repayment of borrowings with maturities in excess of three months	(7,082)	(5,237)	(3,510)

Net cash provided by financing activities	5,632	19,113	10,980

Net change in cash and cash equivalents	(7,038)	1,947	(6,212)
Cash and cash equivalents at beginning of year	11,952	10,005	16,217

Cash and cash equivalents at end of year	$4,914	$11,952	$10,005

Supplementary information:
Interest paid on deposit accounts	$2,449	$1,586	$2,140
Interest paid on borrowings	2,530	2,721	2,672
Income taxes paid	805	897	897

See accompanying notes to financial statements.

NEWPORT FEDERAL SAVINGS BANK

NOTES TO FINANCIAL STATEMENTS

Years Ended December 31, 2005, 2004 and 2003

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Newport Federal Savings Bank (the “Bank”) provides a variety of financial services to individuals and small businesses through its offices in Newport and Washington County, Rhode Island. Its primary deposit products are savings, checking and term certificate accounts, and its primary lending products are residential and commercial mortgage loans.

Mergers and Acquisitions

Effective October 15, 2005, Westerly Savings Bank, a state-chartered savings bank headquartered in Westerly, Rhode Island, was merged with and into the Bank, in a transaction accounted for as a pooling of interests. Accordingly, the financial information for all periods presented has been restated to present the combined financial condition and results of operations as if the combination had been in effect for all periods presented. Separate financial information of Newport Federal Savings Bank and Westerly Savings Bank is as follows:

	January 1, 2005		Years Ended December 31,
	Through October 14, 2005		2004		2003
	Newport Federal	Westerly	Newport Federal	Westerly	Newport Federal	Westerly
	(In Thousands)
Net interest and dividend income	$4,998	$1,903	$5,846	$2,245	$5,752	$2,275
Provision for loan losses	180	18	120	24	—	36
Other income	1,248	213	1,688	316	1,619	455
Operating expenses	5,162	1,761	5,984	2,175	5,536	2,103
Income taxes	358	151	549	106	719	239
Net income	546	186	881	256	1,116	352

Segment reporting

Management evaluates the Bank’s performance and allocates resources based on a single segment concept. Accordingly, there are no separately identified operating segments for which discrete financial information is available. The Bank does not derive revenues from, or have assets located in, foreign countries, nor does it derive revenues from any single customer that represents 10% or more of the Bank’s total revenues.

NEWPORT FEDERAL SAVINGS BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Use of estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. A material estimate that is particularly susceptible to significant change in the near term relates to the determination of the allowance for loan losses.

Cash and cash equivalents

Cash and cash equivalents include cash and balances due from banks and short-term investments consisting of federal funds and interest-bearing deposits, all of which mature within ninety days.

Transfers of financial assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Certificates of deposit

Certificates of deposit mature within one year and are carried at cost which approximates fair value.

Securities

Securities available for sale are carried at fair value with unrealized gains and losses excluded from earnings and reported as a separate component of comprehensive income/loss. Securities held to maturity are reflected at amortized cost.

Purchase premiums and discounts are amortized to earnings by the interest method over the terms of the securities. Declines in the value of securities that are deemed to be other than temporary are reflected in earnings when identified. Gains and losses on disposition of securities are recorded on the trade date and are computed by the specific identification method.

NEWPORT FEDERAL SAVINGS BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Securities (concluded)

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition of the issuer, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Loans

The Bank grants mortgage, commercial and consumer loans to customers and a substantial portion of the loan portfolio consists of mortgage loans in Newport and Washington County, Rhode Island. The ability of the Bank’s debtors to honor their contracts is dependent upon the economy in general and the real estate and construction economic sectors.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

The accrual of interest on mortgage loans is discontinued at the time the loan is 90 days past due unless the credit is well-secured and in process of collection. Past due status is based on contractual terms of the loan. In all cases, loans are placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on non-accrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for loan losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

NEWPORT FEDERAL SAVINGS BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Allowance for loan losses (concluded)

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of general and unallocated loss components. For loans that are classified as impaired, an allowance is established when the collateral value of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating the general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Impairment is measured on a loan by loan basis by the fair value of the collateral.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures.

Mortgage servicing rights

The Bank sells loans in the secondary market both with servicing retained and servicing released. Servicing assets are not recognized as separate assets when rights are acquired through the sale of loans as such assets are not deemed to be material. Servicing income is recorded on the cash basis

NEWPORT FEDERAL SAVINGS BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Foreclosed assets

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operation and changes in the valuation allowance are included in other general and administrative expenses.

Banking premises and equipment

Land is carried at cost. Premises and equipment are stated at cost, less accumulated depreciation and amortization, computed on a straight-line method over the estimated useful lives of the assets or the terms of the leases, if shorter. Expected terms include lease option periods to the extent that the exercise of such options is reasonably assured.

Marketing costs

Marketing costs are expensed as incurred.

Pension plan

It is the Bank’s policy to fund pension costs in the year of accrual.

Income taxes

Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted accordingly through the provision for income taxes. The Bank’s base amount of its federal income tax reserve for loan losses is a permanent difference for which there is no recognition of a deferred tax liability. However, the loan loss allowance maintained for financial reporting purposes is a temporary difference with allowable recognition of a related deferred tax asset, if it is deemed realizable.

NEWPORT FEDERAL SAVINGS BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (concluded)

Comprehensive income/loss

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the retained earnings section of the balance sheet, such items, along with net income, are components of comprehensive income/loss.

2.	RESTRICTIONS ON CASH AND AMOUNTS DUE FROM BANKS

The Bank is required to maintain average balances on hand or with the Federal Reserve Bank. At December 31, 2005 and 2004, these reserve balances amounted to $1,320,000 and $1,573,000, respectively.

3.	SECURITIES

The amortized cost and estimated fair value of securities, with gross unrealized gains and losses, follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
December 31, 2005
Securities Available for Sale
Mutual funds	$6,483	$—	$(149)	$6,334

Securities Held to Maturity
Mortgage-backed securities	$2,292	$5	$(106)	$2,191

December 31, 2004
Securities Available for Sale
Mutual funds	$6,275	$—	$(80)	$6,195

Securities Held to Maturity
Mortgage-backed securities	$2,791	$14	$(61)	$2,744

NEWPORT FEDERAL SAVINGS BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

SECURITIES (concluded)

Mortgage-backed securities consist of participation certificates guaranteed by the Federal National Mortgage Association and the Government National Mortgage Association.

For the year ended December 31, 2004, proceeds from sales of securities available for sale amounted to $3,978,000 and gross realized losses amounted to $22,000. There were no sales of securities for the years ended December 31, 2005 and 2003.

Information pertaining to securities with gross unrealized losses aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	Less Than Twelve Months		Over Twelve Months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
	(In Thousands)
December 31, 2005
Securities Available for Sale
Mutual funds	$—	$—	$149	$6,334
Securities Held to Maturity
Mortgage-backed securities	—	—	106	2,089

Total temporarily impaired securities	$—	$—	$255	$8,423

December 31, 2004
Securities Available for Sale
Mutual funds	$31	$2,261	$49	$3,934
Securities Held to Maturity
Mortgage-backed securities	—	—	61	2,533

Total temporarily impaired securities	$31	$2,261	$110	$6,467

At December 31, 2005, three mutual funds and one mortgage-backed security had gross unrealized losses of 3.0% from the Bank’s total amortized cost, which is attributable to changes in market rates. The Bank has the ability to hold these securities for the foreseeable future, therefore the declines are not deemed to be other than temporary.

NEWPORT FEDERAL SAVINGS BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

4.	LOANS

A summary of the balances of loans follows:

	December 31,
	2005	2004
	(In Thousands)
Mortgage loans:
Residential	$152,385	$137,790
Commercial	54,468	52,215
Equity loans and lines of credit	23,538	19,714
Construction	3,151	7,712

	233,542	217,431
Personal installment	1,263	1,437

Total loans	234,805	218,868
Less: Allowance for loan losses	(1,853)	(1,655)
Net deferred loan fees	(626)	(602)

Loans, net	$232,326	$216,611

An analysis of the allowance for loan losses follows:

	Years Ended December 31,
	2005	2004	2003
	(In Thousands)
Balance at beginning of year	$1,655	$1,511	$1,482
Provision for loan losses	198	144	36
Charge-offs	—	—	(7)

Balance at end of year	$1,853	$1,655	$1,511

At December 31, 2004, loans in non-accrual status amounted to $78,000 and there were no impaired loans. For the year ended December 31, 2004, the average recorded investment in impaired loans amounted to $77,000. The Bank recognized $12,000 of interest income on impaired loans, during the period that they were impaired, on the cash basis. There were no non-accrual or impaired loans at or during the years ended December 31, 2005 and 2003.

NEWPORT FEDERAL SAVINGS BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

LOANS (concluded)

Loans sold and serviced for others amounted to $21,873,000 and $27,291,000 at December 31, 2005 and 2004, respectively, which includes $6,813,000 and $8,193,000 of loans sold with recourse provisions. At December 31, 2005, the maximum contingent liability associated with these loans is $61,000.

5.	BANKING PREMISES AND EQUIPMENT

A summary of the cost and accumulated depreciation and amortization of banking premises, leasehold improvements and equipment follows:

	December 31,
	2005	2004
	(In Thousands)
Land	$538	$538
Building and improvements	5,121	5,029
Leasehold improvements	1,263	1,259
Furniture, fixtures and equipment	3,389	3,145

	10,311	9,971
Less accumulated depreciation and amortization	(4,311)	(3,778)

	$6,000	$6,193

Depreciation and amortization expense for the years ended December 31, 2005, 2004 and 2003 amounted to $582,000, $592,000 and $547,000, respectively.

6.	DEPOSITS

A summary of deposit balances, by type, is as follows:

	December 31,
	2005	2004
	(In Thousands)
NOW and demand	$60,523	$65,920
Money market deposits	44,887	39,350
Regular	15,922	29,414

Total non-certificate accounts	121,332	134,684
Term deposit certificates	71,249	52,416

Total deposits	$192,581	$187,100

NEWPORT FEDERAL SAVINGS BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

DEPOSITS (concluded)

Deposit accounts with balances over $100,000 amounted to $52,374,000 and $56,012,000 at December 31, 2005 and 2004, respectively.

A summary of certificate accounts by maturity is as follows:

	December 31, 2005		December 31, 2004
	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Dollars in Thousands)
Due within 1 year	$57,413	3.28%	$32,834	1.96%
Over 1 year to 3 years	12,349	3.51	17,480	3.13
Over 3 years	1,487	4.17	2,102	3.48

	$71,249	0.34%	$52,416	2.41%

7.	SHORT-TERM BORROWINGS

Short-term borrowings include Federal Home Loan Bank (“FHLB”) advances of $5,000,000 and $1,250,000 maturing within one year at a weighted average rate of 4.42% and 2.23% at December 31, 2005 and 2004, respectively.

The Bank also has an available line of credit with the FHLB at an interest rate that adjusts daily. Borrowings under the line are limited to 2% of the Bank’s total assets. At December 31, 2005, this line of credit amounted to $3,000,000, of which $1,233,000 was outstanding. All FHLB borrowings are secured by a blanket lien on certain qualified collateral, defined principally as 75% of the carrying value of first mortgage loans on owner-occupied residential property.

NEWPORT FEDERAL SAVINGS BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

8.	LONG-TERM BORROWINGS

Long-term borrowings at December 31, 2005 and 2004 consist of the following FHLB advances:

	Amount		Weighted Average Rate
	2005	2004	2005	2004
	(In Thousands)
Fixed-rate advances maturing:
2005	$—	$4,550	—%	7.21%
2006	2,000	2,000	5.45	5.45
2007	2,736	3,139	4.41	4.24
2008	9,513	9,519	5.67	5.67
2009	4,649	5,307	4.48	4.57
Thereafter	24,992	24,207	5.45	5.50

	$43,890	$48,722	5.33%	5.51%

*	Includes advances callable within one year aggregating $5,500,000 with a weighted average rate of 5.60%.

9.	INCOME TAXES

Allocation of federal income taxes between current and deferred portions is as follows:

	Years Ended December 31,
	2005	2004	2003
	(In Thousands)
Current tax provision:
Federal	$733	$623	$735
State	218	111	214

	951	734	949

Deferred tax provision (benefit):
Federal	(138)	(46)	10
State	(48)	(33)	(1)

	(186)	(79)	9

	$765	$655	$958

NEWPORT FEDERAL SAVINGS BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

INCOME TAXES (continued)

The reasons for the differences between the statutory federal income tax rate and the effective tax rates are summarized as follows:

	Years Ended December 31,
	2005	2004	2003
Statutory rate	34.0%	34.0%	34.0%
Increase (decrease) resulting from:
State taxes, net of federal tax benefit	7.8	3.0	5.8
Non-deductible merger expenses	10.6	—	—
Other, net	0.8	(0.4)	(0.3)

Effective tax rates	53.2%	36.6%	39.5%

The components of the net deferred tax asset are as follows:

	December 31,
	2005	2004
	(In Thousands)
Deferred tax asset:
Federal	$850	$716
State	247	209

	1,097	925

Deferred tax liability:
Federal	(290)	(294)
State	(68)	(78)

	(358)	(372)

Net deferred tax asset	$739	$553

The effects of each type of income and expense that give rise to deferred taxes are as follows:

	December 31,
	2005	2004
	(In Thousands)
Allowance for loan losses	$586	$508
Deferred loan fees	232	181
Depreciation and amortization	(205)	(216)
Other	126	80

Net deferred tax asset	$739	$553

NEWPORT FEDERAL SAVINGS BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

INCOME TAXES (concluded)

The federal income tax reserve for loan losses at the Bank’s base year amounted to $1,032,000. If any portion of the reserve is used for purposes other than to absorb loan losses, approximately 150% of the amount actually used, limited to the amount of the reserve, would be subject to taxation in the year in which used. As the Bank intends to use the reserve only to absorb loan losses, a deferred income tax liability of $412,000 has not been provided.

10.	MINIMUM REGULATORY CAPITAL REQUIREMENTS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of Tier 1 and tangible capital (as defined) to adjusted total assets (as defined) and of total and Tier 1 capital to risk-weighted assets (as defined). Management believes, as of December 31, 2005 and 2004, that the Bank meets all capital adequacy requirements to which it is subject.

NEWPORT FEDERAL SAVINGS BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

MINIMUM REGULATORY CAPITAL REQUIREMENTS (concluded)

As of December 31, 2005, the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, Tier 1 leverage and tangible ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s category. The Bank’s actual capital amounts and ratios as of December 31, 2005 and 2004 are also presented in the table.

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
December 31, 2005
Total capital
(to risk weighted assets)	$19,837	11.2%	$14,155	8.0%	$17,693	10.0%
Tier 1 capital
(to risk weighted assets)	17,984	10.1	7,078	4.0	10,616	6.0
Tier 1 capital
(to adjusted total assets)	17,984	6.9	7,872	3.0	13,119	5.0
Tangible capital
(to adjusted total assets)	17,984	6.9	3,936	1.5	N/A	N/A

December 31, 2004
Total capital
(to risk weighted assets)	$19,034	10.8%	$14,133	8.0%	$17,666	10.0%
Tier 1 capital
(to risk weighted assets)	17,379	9.8	7,066	4.0	10,600	6.0
Tier 1 capital
(to adjusted total assets)	17,379	6.8	7,680	3.0	12,800	5.0
Tangible capital
(to adjusted total assets)	17,379	6.8	3,840	1.5	N/A	N/A

NEWPORT FEDERAL SAVINGS BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

11.	EMPLOYEE BENEFIT PLANS

Defined benefit plan

The Bank is a participant in the defined benefit plan of the Financial Institutions Retirement Fund. The Plan is a multi-employer plan whereas the contributions by each bank are not restricted to provide benefits to the employees of the contributing bank. Each employee reaching the age of 21 and having completed at least 1,000 hours of service in one consecutive twelve-month period, beginning with such employee’s date of employment, automatically becomes a participant in the Plan. Participants become vested after completion of five years of service measured from their date of hire. Pension expense under this Plan amounted to $466,000, $430,000 and $327,000 for the three years ended December 31, 2005, 2004 and 2003, respectively.

401(k) plans

The Bank offers a 401(k) plan for employees of Newport Federal Savings Bank (“Newport”) and a 401(k) plan for former employees of Westerly Savings Bank (“Westerly”). Both plans provide for voluntary contributions by participating employees up to fifty percent of their annual compensation subject to certain limits based on federal tax laws. Each Newport employee reaching the age of 21 and having completed at least 500 hours of service in one six-month period beginning with such employee’s date of employment, or anniversary thereof, becomes eligible to be a participant in the plan. For Newport employees, the Bank matches the employees’ voluntary contribution up to 3% of their compensation and will match one-half of the next 2%. Each Westerly employee reaching the age of 21 and having completed 1,000 hours of service in one twelve month period is eligible to participate in the plan. For Westerly employees, the Bank’s matching contribution equals fifty cents per dollar up to 6% of the participant’s annual compensation. Subsequent to January 1, 2006, the Bank intends to combine both plans into one plan for all employees.

The Bank’s total contribution for both plans for the years ended December 31, 2005, 2004 and 2003 amounted to $134,000, $129,000 and $124,000, respectively.

Supplemental executive and director retirement plans

The Bank adopted a Supplemental Executive Retirement Plan, which provides for certain executives of the Bank to receive monthly benefits upon retirement, subject to certain limitations as set forth in the Plan. The present value of these future benefits is accrued over the executive’s term of employment, and the expense for the years ended December 31, 2005, 2004 and 2003 amounted to $80,000, $74,000 and $53,000, respectively.

NEWPORT FEDERAL SAVINGS BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

EMPLOYEE BENEFIT PLANS (concluded)

Supplemental executive and director retirement plans (concluded)

In addition, the Bank adopted a Supplemental Director Retirement Plan, which provides for certain directors to receive annual benefits upon retirement, subject to certain limitations set forth in the Plan. The present value of these benefits is accrued over the directors’ term of service, and the expense for the years ended December 31, 2005, 2004 and 2003 amounted to $20,000, $19,000 and $13,000, respectively.

12.	COMMITMENTS AND CONTINGENCIES

In the normal course of business there are outstanding commitments and contingencies which are not reflected in the accompanying financial statements.

Loan commitments

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the accompanying balance sheets.

The Bank’s exposure to credit loss is represented by the contractual amount of these commitments. The Bank uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

At December 31, 2005 and 2004, the following financial instruments were outstanding whose contract amounts represent credit risk:

	2005	2004
	(In Thousands)
Commitments to grant loans	$300	$3,137
Unadvanced funds on equity lines of credit	15,148	14,337
Unadvanced funds on construction loans	2,428	4,018
Unadvanced funds on commercial lines of credit	2,000	1,321

NEWPORT FEDERAL SAVINGS BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

COMMITMENTS AND CONTINGENCIES (continued)

Loan commitments (concluded)

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s credit worthiness on a case-by-case basis and the commitments are collateralized by real estate.

Operating lease commitments

Pursuant to the terms of noncancelable lease agreements in effect pertaining to banking premises, future minimum rent commitments are as follows:

Year Ending December 31,	Amount
(In Thousands)
2006	$108
2007	102
2008	93
2009	96
2010	96
Thereafter	575

$1,070

The leases contain options to extend for periods from five to fifty years. The cost of such rentals is not included above. Total rent expense for the years ended December 31, 2005, 2004 and 2003 amounted to $85,000, $85,000, and $81,000, respectively.

Minimum future rental income

Pursuant to the terms of non-cancelable lease agreements, the Bank is committed to lease portions of its office space to unrelated third parties. Future minimum rental income is $38,000 and $9,000 for the years ending December 31, 2006 and 2007, respectively. Rental income for the years ended December 31, 2005, 2004 and 2003 amounted to $46,000, $53,000, and $49,000, respectively.

NEWPORT FEDERAL SAVINGS BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

COMMITMENTS AND CONTINGENCIES (concluded)

Banking premises commitment

On December 29, 2005, the Bank entered into an agreement to purchase property for a new branch in the amount of $2,250,000, of which $80,000 has been paid to date. The agreement is subject to the Bank receiving the necessary State approvals, among other conditions, to open the branch.

Employee agreements

The Bank entered into three-year employment agreements with its President and certain executive officers effective October 14, 2005. The agreements extend automatically for periods of one year commencing in December 2005 and in each December thereafter, unless the Bank or the executive provide notice of the election to not extend the term. The agreements provide for a specific salary and continuation of benefits in the event the executive is terminated without cause. However, such employment may be terminated for cause, as defined, without incurring any continuing obligations. The agreements also provide for a lump sum severance payment, subject to certain conditions, following a “change in control” as defined in the agreement. In addition, the Bank has entered into change in control agreements with certain employees which provide for a lump sum severance payment, subject to certain conditions.

Other contingencies

Various legal claims also arise from time to time in the normal course of business which, in the opinion of management, will have no material effect on the Bank’s financial position.

13.	RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Bank has granted loans to its directors and officers and affiliates. Activity is as follows:

	Years Ended December 31,
	2005	2004
	(In Thousands)
Beginning balance	$4,168	$3,962
Originations	439	833
Payments and change in status	(181)	(627)

Ending balance	$4,426	$4,168

NEWPORT FEDERAL SAVINGS BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

14.	FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards (“SFAS”) No. 107, “Disclosures about Fair Value of Financial Instruments,” requires disclosure of estimated fair values of all financial instruments where it is practicable to estimate such values. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Bank.

The following methods and assumptions were used by the Bank in estimating fair value disclosures for financial instruments:

Cash and cash equivalents: The carrying amounts of cash and cash equivalents approximate fair values.

Securities: Fair values are based on quoted market prices.

FHLB stock: The carrying value of FHLB stock approximates fair value based on the redemption provisions of the Federal Home Loan Bank of Boston.

Loans: For variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms, adjusted for credit risk.

Accrued interest: The carrying amounts of accrued interest approximate fair values.

Deposits: The fair values for non-certificate accounts are, by definition, equal to the amount payable on demand at the reporting date which is the carrying amount. Fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Borrowings: The fair value of borrowings are estimated using discounted cash flow analyses based on the Bank’s current incremental borrowing rates for similar types of borrowing arrangements.

NEWPORT FEDERAL SAVINGS BANK

NOTES TO FINANCIAL STATEMENTS (Continued)

FAIR VALUE OF FINANCIAL INSTRUMENTS (concluded)

Off-balance-sheet instruments: Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. The estimated fair values of off-balance-sheet instruments are immaterial.

The estimated fair values, and related carrying amounts, of the Bank’s financial instruments at December 31, 2005 and 2004 are as follows:

	2005		2004
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(In Thousands)
Financial assets:
Cash and cash equivalents	$4,914	$4,914	$11,952	$11,952
Securities available for sale	6,334	6,334	6,195	6,195
Securities held to maturity	2,292	2,191	2,791	2,744
FHLB stock	3,040	3,040	2,977	2,977
Loans, net	232,326	229,135	216,611	219,373
Accrued interest receivable	909	909	765	765
Financial liabilities:
Deposits	192,581	193,433	187,100	187,355
Borrowings	50,123	50,486	49,972	50,872
Accrued interest payable	402	402	322	322

15.	STOCK CONVERSION

On June 7, 2005, the Board of Directors of the Bank adopted a Plan of Conversion (the “Plan”) whereby the Bank will convert to a federally-chartered stock savings bank and operate as a wholly-owned subsidiary of a stock holding company (the “Holding Company”), and offer Holding Company stock on a priority basis to qualifying depositors, tax-qualified employee plans, and employees, officers, directors and trustees of the Bank and the Company, with any remaining shares to be offered to the public in a direct community offering and possibly in a syndicated community offering (the “Conversion”).

NEWPORT FEDERAL SAVINGS BANK

NOTES TO FINANCIAL STATEMENTS (Concluded)

STOCK CONVERSION (concluded)

As part of the Conversion, the Bank will establish a liquidation account in an amount equal to the net worth of the Bank as of the date of the latest consolidated balance sheet appearing in the final prospectus distributed in connection with the Conversion. The liquidation account will be maintained for the benefit of eligible account holders and supplemental eligible account holders who maintain their accounts at the Bank after the Conversion. The liquidation account will be reduced annually to the extent that such account holders have reduced their qualifying deposits as of each anniversary date. Subsequent increases will not restore an account holder’s interest in the liquidation account. In the event of a complete liquidation, each eligible account holder will be entitled to receive balances for accounts then held.

Subsequent to the Conversion, the Bank may not declare or pay dividends on, and may not repurchase, any of its shares of common stock if the effect thereof would cause stockholders’ equity to be reduced below applicable regulatory capital maintenance requirements or if such declaration, payment or repurchase would otherwise violate regulatory requirements.

Conversion costs will be deferred and reduce the proceeds from the shares sold in the Conversion. If the Conversion is not completed, all costs will be expensed. As of December 31, 2005, Conversion costs amounting to $192,000 have been incurred and are included in other assets in the accompanying balance sheet.

As part of the Conversion, the Bank intends to implement an employee stock ownership plan and other benefit and salary continuation plans for directors, officers and employees.

In addition, as part of the Conversion, the Bank intends to form a charitable foundation (the “Foundation”) by donating to the Foundation a number of shares of its authorized but unissued common stock in an amount up to 8% of the Holding Company common stock.

You should rely only on the information contained in this prospectus. Neither Newport Federal nor Newport Bancorp has authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this prospectus to any person or in any jurisdiction in which an offer or solicitation is not authorized or in which the person making an offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make an offer or solicitation in those jurisdictions. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

[LOGO]

(Holding Company for Newport Federal Savings Bank)

3,967,500 Shares

(Anticipated Maximum, Subject to Increase)

COMMON STOCK

Prospectus

Sandler O’Neill + Partners

[date]

Until                     , 2006, or 25 days after commencement of the syndicated community offering, if any, whichever is later, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus when acting as underwriters and with respect to their unsold allotments of subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

SEC filing fee (1)	$5,307
OTS filing fee	12,000
NASD filing fee (1)	5,459
Nasdaq Stock Market listing fee	100,000
Blue Sky fees and expenses	5,000
EDGAR, printing, postage and mailing	125,000
Legal fees and expenses	300,000
Accounting fees and expenses	166,000
Appraiser’s fees and expenses	40,000
Business Plan fees and expenses	40,000
Underwriting Expenses (including counsel fees)	50,000
Marketing firm expenses (including marketing firm’s counsel fees) (1) (2) (3)	427,994
Conversion agent fees and expenses	40,000
Transfer agent and registrar fees and expenses	20,000
Certificate printing	10,000
Miscellaneous	15,000

Total	$1,361,750

(1)	Estimated expenses based on the registration of 4,959,375 shares at $10.00 per share.

(2)	Assumes 8% ESOP purchase and purchases by insiders equal to 5.7% of the offering.

(3)	Sandler O’Neill & Partners, L.P. will receive a fee equal to 1.0% of the aggregate purchase price of shares sold in the subscription offering and the community offering, excluding shares purchased by the employee stock ownership plan, the foundation and by officers, directors and employees of Newport Federal Savings Bank and members of their immediate families. Assumes purchases by insiders equal to 5.7% of the offering.

Item 14.	Indemnification of Directors and Officers.

Article EIGHTH, Section K of the Registrant’s Articles of Incorporation provide:

To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no director or officer of this Corporation shall be personally liable to the Corporation or its stockholders for monetary damages. No amendment of the Articles of Incorporation of the Corporation or repeal of any of its provisions shall limit or eliminate the benefits provided to directors and officers under this provision with respect to any act or omission which occurred prior to such amendment or repeal.

In addition, Article TENTH of the Registrant’s Articles of Incorporation provide:

The Corporation shall indemnify (A) its directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the general laws of the State of Maryland now or hereafter in force, including the advances of expenses under the procedures required, and (B) other employees and agents to such extent as shall be authorized by the Board of Directors or the Corporation’s Bylaws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such Bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the Articles of Incorporation of the Corporation shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

Item 15.	Recent Sales of Unregistered Securities.

None.

Item 16.	Exhibits and Financial Statement Schedules.

The exhibits and financial statement schedules filed as a part of this registration statement are as follows:

(a) List of Exhibits (filed herewith unless otherwise noted)

1.1	Engagement Letter between Newport Federal Savings Bank and Sandler O’Neill & Partners, L.P.

1.2	Draft Agency Agreement*

2.1	Plan of Conversion, as Amended

3.1	Articles of Incorporation of Newport Bancorp, Inc.

3.2	Bylaws of Newport Bancorp, Inc.

4.1	Specimen Stock Certificate of Newport Bancorp, Inc.

5.1	Form of Opinion of Muldoon Murphy & Aguggia LLP re: Legality

8.1	Form of Opinion of Muldoon Murphy & Aguggia LLP re: Federal Tax Matters

8.2	Form of Opinion of Wolf & Company, P.C. re: State Tax Matters

10.1	Form of Newport Federal Savings Bank Employee Stock Ownership Plan

10.2	Form of Newport Federal Savings Bank Employee Stock Ownership Plan Trust Agreement

10.3	Form of Employee Stock Ownership Plan Loan Agreement, ESOP Loan Commitment Letter, Pledge Agreement and Promissory Note

10.4	Newport Federal Savings Bank Employees’ Savings & Profit Sharing Plan and Trust*

10.5	Newport Federal Savings Bank Change in Control Severance Compensation Plan and Proposed Amendment

10.6	Form of Newport Federal Savings Bank Supplemental Executive Retirement Agreement, as Amended

10.7	Form of Newport Federal Savings Bank Supplemental Director Retirement Agreement, as Amended

10.8	Employment Agreement between Newport Federal Savings Bank and Kevin M. McCarthy and Proposed Amendment

10.9	Employment Agreement between Newport Federal Savings Bank and Nino Moscardi and Proposed Amendment

10.10	Employment Agreement between Newport Federal Savings Bank and Ray Gilmore and Proposed Amendment

10.11	Form of Newport Bancorp, Inc. Three-Year Employment Agreement

10.12	Form of Newport Bancorp, Inc. Two-Year Employment Agreement

10.13	Form of Change in Control Agreement between Newport Federal Savings Bank and Bruce A. Walsh and Carol R. Silven and Certain Officers and Proposed Amendment

10.14	Form of Director Split Dollar Life Insurance Agreement

10.15	Form of Executive Split Dollar Life Insurance Agreement

10.16	Form of Supplemental Executive Retirement Plan

23.1	Consent of Muldoon Murphy & Aguggia LLP (included in Exhibits 5.1 and 8.1 filed herewith)

23.2	Consent of Wolf & Company, P.C.

23.3	Consent of RP Financial, LC.

24.1	Powers of Attorney

99.1	Appraisal Report of RP Financial, LC. (P)

99.2	Draft Marketing Materials*

99.3	Form of Subscription Order Form and Instructions*

99.4	Form of NewportFed Charitable Foundation Gift Instrument

(P)	The supporting financial schedules are filed in paper pursuant to Rule 202 of Regulation S-T.

*	To be filed by amendment.

(b) Financial Statement Schedules

All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(5)	That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport, State of Rhode Island on March 17, 2006.

Newport Bancorp, Inc.

By:	/s/ Kevin M. McCarthy
Kevin M. McCarthy
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Kevin M. McCarthy	President, Chief Executive Officer and Director (principal executive officer)	March 17, 2006
Kevin M. McCarthy

/s/ Nino Moscardi	Executive Vice President, Chief Operating Officer and Director	March 17, 2006
Nino Moscardi

/s/ Bruce A. Walsh	Senior Vice President and Chief Financial Officer (principal accounting and financial officer)	March 17, 2006
Bruce A. Walsh

/s/ Peter W. Rector	Chairman of the Board	March 17, 2006
Peter W. Rector

	Director	March , 2006
John N. Conti

/s/ Peter T. Crowley	Director	March 17, 2006
Peter T. Crowley

/s/ William R. Harvey	Director	March 17, 2006
William R. Harvey

/s/ Michael J. Hayes	Director	March 17, 2006
Michael J. Hayes

/s/ Donald N. Kaull	Director	March 17, 2006
Donald N. Kaull

/s/ Arthur H. Lathrop	Director	March 17, 2006
Arthur H. Lathrop

/s/ Robert S. Lazar	Director	March 17, 2006
Robert S. Lazar

/s/ Arthur P. Macauley	Director	March 17, 2006
Arthur P. Macauley

/s/ Kathleen A. Nealon	Director	March 17, 2006
Kathleen A. Nealon

/s/ Michael S. Pinto	Director	March 17, 2006
Michael S. Pinto

/s/ Alicia S. Quirk	Director	March 17, 2006
Alicia S. Quirk

/s/ Barbara Saccucci Radebach	Director	March 17, 2006
Barbara Saccucci Radebach